Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

COMBINATORX, INCORPORATED,

PAWSOX, INC.,

NEUROMED PHARMACEUTICALS INC.,

NEUROMED PHARMACEUTICALS LTD.

AND

STOCKHOLDER REPRESENTATIVE

Dated as of June 30, 2009

This Agreement and Plan of Merger (the “Merger Agreement”) contains representations and warranties that CombinatoRx, Incorporated (“CombinatoRx”), PawSox, Inc. (“Merger Sub”), Neuromed Pharmaceuticals Inc. (“Neuromed”) and Neuromed Pharmaceuticals Ltd. (“Neuromed Canada”) made to each other. These representations and warranties were made only for the purposes of the Merger Agreement and solely for the benefit of CombinatoRx, Merger Sub, Neuromed and Neuromed Canada as of specific dates, may be subject to important limitations and qualifications agreed to by the parties thereto and included in confidential disclosure schedules provided by Neuromed and CombinatoRx to each other in connection with the signing of the Merger Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between CombinatoRx, Merger Sub, Neuromed and Neuromed Canada instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Merger Agreement by CombinatoRx with the Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Merger Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, the parties thereto.

3.7	Absence of Certain Changes or Events	18
3.8	Legal Proceedings	19
3.9	Absence of Undisclosed Liabilities	19
3.10	Compliance with Laws	19
3.11	Regulatory Compliance	20
3.12	Taxes and Tax Returns	22
3.13	Employee Benefit Programs	24
3.14	Labor and Employment Matters	28
3.15	Material Contracts	30
3.16	Properties	31
3.17	Environmental Liability	33
3.18	State Takeover Laws	33
3.19	Intellectual Property	33
3.20	Books and Records	36
3.21	Related Party Transactions	36
3.22	Disclosure Documents; Neuromed Information	36
3.23	Banking Information	36
3.24	Government Programs	37
3.25	Definition of Neuromed’s Knowledge	37

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF COMBINATORX AND MERGER SUB		37
4.1	Corporate Organization	37
4.2	Capitalization	38
4.3	Authority	40
4.4	No Violation; Required Filings, Consents and Approvals	41
4.5	Broker’s Fees	41
4.6	CombinatoRx Reports; Financial Statements; Sarbanes-Oxley Act	42
4.7	Absence of Certain Changes or Events	44
4.8	Legal Proceedings	45
4.9	Absence of Undisclosed Liabilities	45
4.10	Compliance with Laws	45
4.11	Regulatory Compliance	45
4.12	Taxes and Tax Returns	48
4.13	Employee Benefit Programs	50
4.14	Labor and Employment Matters	52
4.15	Material Contracts	53
4.16	Properties	55
4.17	Environmental Liability	56
4.18	State Takeover Laws	57
4.19	Intellectual Property	57
4.20	Books and Records	59
4.21	Opinion of Financial Advisor	59
4.22	Disclosure Documents; CombinatoRx Information	60
4.23	Government Programs	60
4.24	Definition of CombinatoRx’s Knowledge	60

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS		60
5.1	Conduct of Neuromed Business Pending the Effective Time	60
5.2	Conduct of CombinatoRx’s Business Pending the Effective Time	63

ARTICLE VI - ADDITIONAL AGREEMENTS		66
6.1	Disclosure Documents	66
6.2	Stockholder Meetings	68
6.3	Third Party Consents and Regulatory Approvals	69
6.4	Mutual Non-Solicitation	71
6.5	Access to Information	78
6.6	Employment and Benefit Matters	78
6.7	Directors’ and Officers’ Indemnification and Insurance	79
6.8	Additional Agreements	80
6.9	Publicity	81
6.10	Notification of Certain Events	81
6.11	Shares Listed	82
6.12	Takeover Statutes	82
6.13	Section 16 Matters	82
6.14	Other Actions by the Parties	82
6.15	Reorganization	83
6.16	Tax Due Diligence	83
6.17	FIRPTA Certificate	83
6.18	Directors and Officers	83
6.19	Securityholder List	85
6.20	Employee Communications	85
6.21	Reverse Stock Split; Increase in Authorized CombinatoRx Common Stock	85
6.22	Blue Sky Compliance	85
6.23	Stockholder Litigation	85
6.24	CombinatoRx Stock Option Plan Matters	85
6.25	Headquarters	86
6.26	Approval of Neuromed Canada F Exchangeable Shares	86

ARTICLE VII - CONDITIONS PRECEDENT		86
7.1	Conditions to Each Party’s Obligations To Effect the Merger	86
7.2	Conditions to the Obligations of CombinatoRx and Merger Sub	87
7.3	Conditions to the Obligations of Neuromed and Neuromed Canada	88

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER		89
8.1	Termination	89
8.2	Effect of Termination and Abandonment	90
8.3	Amendment	92
8.4	Extension; Waiver	92

ARTICLE IX - MISCELLANEOUS		92
9.1	Stockholder Representative.	92
9.2	Survival	94
9.3	Expenses	95

9.4	Notices	95
9.5	Interpretation	96
9.6	Rules of Construction	97
9.7	Counterparts	97
9.8	Entire Agreement	97
9.9	Governing Law; Jurisdiction and Venue	97
9.10	Severability	97
9.11	Assignment; Reliance of Other Parties	98
9.12	Specific Performance	98
9.13	WAIVER OF JURY TRIAL	98
9.14	Definitions	98

Exhibits and Schedules

Exhibit A	Forms of Voting Agreements
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	CombinatoRx Board of Directors’ Committees and Classes

Schedule I	Allocation of Merger Consideration
Schedule II	Option Plan Amendments
Schedule III	Option Exchange Program
Schedule IV	Wire Instructions

Neuromed Disclosure Schedule

CombinatoRx Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of June 30, 2009, by and among CombinatoRx, Incorporated, a Delaware corporation (“CombinatoRx”), PawSox, Inc., a Delaware corporation and a wholly-owned subsidiary of CombinatoRx (“Merger Sub”), Neuromed Pharmaceuticals Inc., a Delaware corporation (“Neuromed”), Neuromed Pharmaceuticals Ltd., a corporation existing under the laws of the Province of British Columbia, Canada (“Neuromed Canada”), and Kurt C. Wheeler, as representative of the Neuromed Stockholders (the “Stockholder Representative”).

WHEREAS, CombinatoRx, Merger Sub and Neuromed intend to effect a merger (the “Merger”) of Merger Sub with and into Neuromed in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with Neuromed to be the surviving corporation of the Merger and becoming a wholly-owned subsidiary of CombinatoRx.

WHEREAS, the respective Boards of Directors of CombinatoRx, Merger Sub, Neuromed and Neuromed Canada have declared that it is advisable and in the best respective interests of CombinatoRx, Merger Sub, Neuromed and Neuromed Canada and their respective stockholders to enter into a business combination upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to CombinatoRx, Merger Sub, Neuromed and Neuromed Canada to enter into this Agreement, certain stockholders of CombinatoRx, Neuromed and Neuromed Canada have entered into voting agreements, dated as of the date hereof, in the forms attached hereto as Exhibit A (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which such stockholders have agreed, subject to the terms thereof, to vote or cause to be voted all of the shares of capital stock of CombinatoRx or the Neuromed Entities, as the case may be, held of record or beneficially owned by such stockholder in favor of the adoption and approval of this Agreement in the case of stockholders of Neuromed, and in favor of the approval of the CombinatoRx Stockholder Proposals in the case of stockholders of CombinatoRx.

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to CombinatoRx, Merger Sub, Neuromed and Neuromed Canada to enter into this Agreement, certain stockholders of CombinatoRx, Neuromed and Neuromed Canada have entered into a registration rights agreement with CombinatoRx, dated as of the date hereof, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which CombinatoRx has agreed to provide certain registration rights under the Securities Act and the rules and regulations thereunder, or any similar successor statute, and applicable state securities laws.

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to CombinatoRx, Merger Sub, Neuromed and Neuromed Canada to enter into this Agreement, CombinatoRx, the Stockholder Representative and the Escrow Agent have entered into an escrow agreement, in the form attached hereto as Exhibit C (the “Escrow Agreement”).

WHEREAS, CombinatoRx, Merger Sub, Neuromed and Neuromed Canada intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the

Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code.

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - THE MERGER

1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into Neuromed. Neuromed shall continue as the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of CombinatoRx. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, which shall be filed with the Secretary of State of the State of Delaware on or before the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the “Closing Date”) specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver (subject to applicable Laws) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction of such conditions at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of Neuromed and Merger Sub, as provided under Section 259 of the DGCL.

1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Neuromed Charter, as in effect immediately prior to the Effective Time, shall be amended to be identical to the certificate of incorporation of Merger Sub (the “Merger Sub Charter”), as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.7 hereof), except the provisions of the Merger Sub Charter relating to the incorporator of the Merger Sub shall be omitted, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided and in accordance with applicable Laws (the “Surviving Corporation Charter”). From and after the Effective Time, the Neuromed Bylaws, as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the bylaws of Merger Sub (the “Merger Sub Bylaws”) as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.7 hereof), and as so amended shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Laws (the “Surviving Corporation Bylaws”).

1.6 Directors and Officers. From and after the Effective Time:

(a) the directors of Merger Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws; and

(b) the officers of Neuromed at the Effective Time shall be the initial officers of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

ARTICLE II - EFFECT OF THE MERGER ON NEUROMED SECURITIES; EXCHANGE OF SECURITIES

2.1 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holder of any Neuromed Securities or any shares of the capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of the common stock of Merger Sub, par value $0.01 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, and all such shares as so converted shall thereafter constitute all of the issued and outstanding shares of the Surviving Corporation.

(b) Cancellation of Certain Stock.

(i) All shares of capital stock of Neuromed that are owned by any Neuromed Entity and any shares of capital stock of Neuromed owned by CombinatoRx, Merger Sub or any other wholly-owned Subsidiary of CombinatoRx immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(ii) All shares of Neuromed Special Series Voting Stock, Neuromed Special E, Neuromed Series E and Neuromed Special Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Neuromed Securities. Subject to the escrow arrangement described in Section 2.5 and the terms of the Escrow Agreement, Neuromed Stockholders, taken together, shall have the right to receive, in respect of the Neuromed Series Preferred and Neuromed Common Stock held by them, in the aggregate:

(i) that number of validly issued, fully paid and nonassessable shares of CombinatoRx Common Stock equal to the amount by which (i) the CombinatoRx Deemed Outstanding Shares exceeds (ii) the total number of Neuromed Management Incentive Shares, which aggregate number of shares shall be divided amongst the Neuromed Stockholders in respect of the Neuromed Securities held by them in the manner set forth in Schedule I hereof. The shares issued to Neuromed Stockholders pursuant to this Section 2.1(c)(i) are referred to collectively as the “Initial Merger Consideration”; and

(ii) that additional number of validly issued, fully paid and nonassessable shares of CombinatoRx Common Stock equal to the amount by which (i) the product of (A) the quotient of 7 divided by 3 and (B) the CombinatoRx Deemed Outstanding Shares exceeds (ii) the sum of (A) the total number of Neuromed Management Incentive Shares and (B) the Initial Merger Consideration (for so long as such additional shares are held in escrow, the “Milestone Shares”, and together with the Initial Merger Consideration, the “Merger Consideration”), to be divided amongst Neuromed Stockholders in respect of the Neuromed Securities held by them in the manner set forth in Schedule I hereof.

(d) As of the Effective Time, all outstanding shares of capital stock of Neuromed shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate” and collectively, the “Certificates”) representing shares of capital stock of Neuromed shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of CombinatoRx Common Stock as provided under this Article II upon surrender of such Certificate in accordance with Section 2.2, without interest or dividends.

(e) Neuromed Stock Options and Related Matters.

(i) As soon as practicable following the date of this Agreement, the Board of Directors of Neuromed and Neuromed Canada (or, if appropriate, any committee thereof administering the Neuromed Stock Option Plans) shall adopt such resolutions or take such other actions as are required:

(A) to cause the vesting of Neuromed Stock Options granted under any of the Neuromed Stock Option Plans and outstanding immediately prior to the Effective Time to be accelerated in full effective immediately prior to the Effective Time;

(B) to cause, pursuant to the Neuromed Stock Option Plans, each Neuromed Stock Option outstanding and unexercised immediately prior to the Effective Time to be cancelled and to no longer represent the right to purchase Neuromed Common Stock or any other equity security of the Neuromed Entities, CombinatoRx, the Surviving Corporation or any other Person or any other consideration effective as of the Effective Time; and

(C) to terminate as of or immediately prior to the Effective Time, all Neuromed Stock Option Plans and any and all agreements relating to such plans or awards thereunder.

(ii) After the execution of this Agreement, but in any event, no later than fifteen (15) days prior to the Closing Date, Neuromed shall provide notice of the proposed Merger to each Person who is a holder of Neuromed Stock Options, which notice shall describe the treatment of and payment for such Neuromed Stock Options pursuant to this Section 2.1(e).

2.2 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of CombinatoRx Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, CombinatoRx shall pay to each holder of a fractional share of CombinatoRx Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the last sale prices of CombinatoRx Common Stock, as reported on NASDAQ, for the five (5) trading days immediately preceding the Closing Date, rounded to the nearest whole cent.

2.3 Exchange Procedures.

(a) Exchange Fund. Subject to Section 2.5, at or before the Effective Time, for the benefit of Neuromed Stockholders, (i) CombinatoRx shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of CombinatoRx Common Stock issuable pursuant to Section 2.1(c)(i) (“New Certificates”), and (ii) CombinatoRx shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of CombinatoRx Common Stock) (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make all such payments, CombinatoRx shall promptly deliver, or cause to be delivered, additional funds to the Exchange Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Exchange Agent shall make payments of the aggregate Initial Merger Consideration (less any Escrow Shares) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable and in any event not later than two (2) Business Days following the Effective Time, and provided that Neuromed has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Initial Merger Consideration, subject to Section 2.5, and the right to receive Milestone Shares, if any, pursuant to the terms of the Escrow Agreement into which the shares of Neuromed Securities represented by such Certificate or Certificates shall have been converted pursuant to Section 2.1 of this Agreement and Schedule I hereto. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefore, as applicable, (i) a New Certificate representing that number of shares of CombinatoRx Common Stock (if any) to which such former Neuromed Stockholder shall have become entitled pursuant to this Agreement and Schedule I hereto, subject to Section 2.5, (ii) a check representing the amount of cash (if any) payable in lieu of a fractional share of CombinatoRx Common Stock to which such former Neuromed Stockholder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and (iii) subject to Section 2.5, the right to receive Milestone Shares, if any, pursuant to the terms of the Escrow Agreement and Schedule I hereto, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.3(b), each Certificate (other than Certificates representing shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Initial Merger Consideration provided in Section 2.1(c), subject to Section 2.5, any cash in lieu of fractional shares pursuant to Section 2.2, any unpaid dividends or distributions thereon as provided in paragraph (c) of this Section 2.3, and Milestone Shares, if any, pursuant to the terms of the Escrow Agreement and Schedule I hereto. No interest shall be paid or accrued on any cash constituting Initial Merger Consideration (including any cash in lieu of fractional shares) or any such unpaid dividends and distributions payable to holders of Certificates.

(c) Dividends or Other Distributions. No dividends or other distributions with a record date after the Effective Time with respect to CombinatoRx Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.3. After the surrender of a Certificate in accordance with this Section 2.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of CombinatoRx Common Stock (other than any Escrow Shares, which shall be governed by the terms of the Escrow Agreement) represented by such Certificate.

(d) Lost Certificates. The Exchange Agent and CombinatoRx, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of CombinatoRx Common Stock to which a holder of Neuromed Securities would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing shares of Neuromed Securities for exchange as provided in this

Section 2.3, or, an appropriate affidavit of loss and, if required by CombinatoRx, an indemnity agreement and/or a bond in an amount as may be reasonably required by CombinatoRx. If any New Certificates evidencing shares of CombinatoRx Common Stock are to be issued in a name other than that in which the surrendered Certificate is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of CombinatoRx Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) No Further Rights. The Merger Consideration (including any payments paid pursuant to Section 2.2 and the right to receive any Milestone Shares) delivered upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof) in accordance with the terms hereof and the right to receive Escrow Shares under the Escrow Agreement shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such shares of Neuromed Securities, and from and after the Effective Time the stock transfer books of Neuromed shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Neuromed Securities that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to CombinatoRx, the Surviving Corporation or the Exchange Agent, for any reason, such Certificates shall be cancelled, subject to applicable Laws in the case of Dissenting Shares.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates twelve (12) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to CombinatoRx, upon demand, and any holder of a Certificate who has not previously complied with this Article II prior to the end of such twelve (12) month period shall thereafter look only to CombinatoRx for payment of its claim for the Initial Merger Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such shares of CombinatoRx Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Laws, become the property of CombinatoRx (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Neuromed Securities for any consideration paid to a public official pursuant to applicable abandoned property, escheat, or similar laws. CombinatoRx and the Exchange Agent shall be entitled to rely upon the books and records of Neuromed to establish the identity of those Persons entitled to receive the Initial Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Neuromed Securities represented by any Certificate, CombinatoRx and the Exchange Agent shall be entitled to deposit any Initial Merger Consideration represented thereby in escrow with an independent third party that is a financial institution and thereafter be relieved with respect to any claims thereto. For greater certainty, this Section 2.3(f) shall not apply to the Escrow Shares.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CombinatoRx; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America or in certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund and be payable to CombinatoRx.

(h) Withholding Rights. Each of CombinatoRx, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or otherwise to any holder of a Certificate, as the case may be, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable provision of Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by CombinatoRx, the Surviving Corporation, or the Exchange Agent, as the case may be, such deducted, withheld and paid over amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, as applicable, in respect of which such deduction and withholding was made by CombinatoRx, the Surviving Corporation, or the Exchange Agent, as the case may be. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by CombinatoRx, the Surviving Corporation or the Exchange Agent, as the case may be, shall deliver a notice to the holder of the Certificate, as applicable, of such amount so deducted, withheld or paid over if and to the extent required by applicable Law.

2.4 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares (the “Dissenting Shares”) of the capital stock of Neuromed that are issued and outstanding immediately prior to the Effective Time and that are held by Neuromed Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”), (i) have not voted in favor of adopting this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost, or failed to perfect their rights to appraisal (the “Dissenting Stockholders”), will not be converted into Merger Consideration pursuant to Section 2.1(c), but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of the capital stock of Neuromed held by Neuromed Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive, without any interest thereon, the Merger Consideration pursuant to Section 2.1(c).

(b) Neuromed shall give CombinatoRx prompt notice of any demands received by Neuromed for the exercise of appraisal rights with respect to shares of the capital stock of Neuromed and CombinatoRx shall have the right to participate in all negotiations and proceedings with respect to such demands. Neuromed shall not, except with the prior written consent of CombinatoRx, which consent shall not be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands.

2.5 Escrow Arrangement.

(a) At the Effective Time, if, and only if, the FDA Approval Date (as defined in the Escrow Agreement) is not on or prior to the Closing Date, CombinatoRx shall deduct from the Initial Merger Consideration (as set forth in Section 2.1(c)(i)), an aggregate number of shares of CombinatoRx Common Stock equal to the amount by which (i) the CombinatoRx Deemed Outstanding Shares exceeds (ii) the sum of (A) the Firm Shares and (B) the total number of Neuromed Management Incentive Shares, which shares (for so long as such shares are held in escrow, the “Holdback Shares”) shall, without any act or formality on the part of Neuromed Stockholder, be deposited by CombinatoRx with Computershare Trust Company, N.A. (the “Escrow Agent”). The allocation of such Holdback Shares among the Neuromed Stockholders shall be calculated in the manner set forth in Schedule I hereto.

(b) At the Effective Time, if, and only if, the FDA Approval Date (as defined in the Escrow Agreement) is not on or prior to the Closing Date, CombinatoRx shall deposit the Milestone Shares with the Escrow Agent in order to satisfy its obligation to release additional shares of CombinatoRx Common Stock to Neuromed Stockholders pursuant to the terms of the Escrow Agreement. The allocation of such Milestone Shares among the Neuromed Stockholders shall be calculated in the manner set forth in Schedule I hereto.

(c) At the Effective Time, if, and only if, the FDA Approval Date (as defined in the Escrow Agreement), is on or prior to the Closing Date, CombinatoRx shall not deposit the Holdback Shares or the Milestone Shares with the Escrow Agent and instead shall deposit such shares with the Exchange Agent for distribution together with the Firm Shares to the holders of Neuromed Securities in accordance with Section 2.1(c) and Schedule I hereto as if such distribution was made after the Effective Time pursuant to the terms of the Escrow Agreement, including, for the avoidance of doubt, with respect to the respective share amounts to be released upon the FDA Approval Date.

(d) All shares of CombinatoRx Common Stock deposited with the Escrow Agent pursuant to this Section 2.5, are referred to herein as “Escrow Shares” and shall be governed by the terms of the Escrow Agreement. The Escrow Shares shall be released in accordance with the terms and conditions of the Escrow Agreement.

2.6 Neuromed Warrants. CombinatoRx hereby assumes, effective as of the Effective Time, the obligations of the Warrant to purchase Neuromed Securities issued to Comerica Bank on October 22, 2004 such that, in the event that such warrant is outstanding as of the Effective Time, from and after the Effective Time such warrant will be exercisable or convertible so as to allow the holder to acquire on the exercise thereof the same securities, cash and property as would be issuable or payable in consideration for the Option Securities (as defined therein) issuable upon exercise of the unexercised portion of such warrant as if such Option Securities were outstanding as of immediately prior to the Effective Time.

2.7 Neuromed Management Incentive Shares. Prior to the Effective Time, Neuromed may adopt an equity incentive plan providing for the grants of restricted stock units to employees and directors as set forth in Section 5.1 of the Neuromed Disclosure Schedule. If awards under such an equity incentive plan are granted, CombinatoRx hereby agrees to assume, effective as of the Effective Time, such awards.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF NEUROMED AND NEUROMED CANADA

Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to CombinatoRx and Merger Sub (the “Neuromed Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided, however, that any information set forth in one section of such Neuromed Disclosure Schedule also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), Neuromed and Neuromed Canada hereby jointly and severally represent and warrant to CombinatoRx and Merger Sub as follows:

3.1 Corporate Organization.

(a) Neuromed is a corporation, duly organized, validly existing and in good corporate standing under the laws of the State of Delaware. Neuromed has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Neuromed is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Neuromed Material Adverse Effect. The certificate of incorporation of Neuromed (the “Neuromed Charter”) and the bylaws of Neuromed (the “Neuromed Bylaws”), copies of which have previously been made available to CombinatoRx, are true, correct and complete copies of such documents as currently in effect and Neuromed is not in violation of any provision thereof. Other than the Neuromed Charter and Neuromed Bylaws, Neuromed is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of Neuromed or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

(b) Neuromed Canada is a corporation duly continued, validly existing and in good corporate standing under the laws of the Province of British Columbia, Canada. Neuromed Canada has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Neuromed Canada is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Neuromed Material Adverse Effect. All of the organizational documents of Neuromed Canada, copies of which have previously been made available to CombinatoRx, are true, correct and complete copies of such documents as currently in effect and Neuromed Canada is not in violation of any provision thereof. Other than such organizational documents, Neuromed Canada is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of Neuromed Canada or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

(c) As of the date hereof, Neuromed has no Subsidiaries. Each of the Subsidiaries of Neuromed Canada is a corporation or legal entity, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization. Each of the Subsidiaries of Neuromed Canada has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Subsidiaries of Neuromed Canada is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Neuromed Material Adverse Effect. The notice of articles and articles or equivalent organizational documents of each of the Subsidiaries of Neuromed Canada, copies of which have previously been made available to CombinatoRx, are true, correct and complete copies of such documents as currently in effect.

3.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Neuromed consists of 157,528,103 shares of Neuromed Common Stock and 297,657,128 shares of Neuromed Preferred Stock, issuable in series, of which 1,045,149 shares of Neuromed Series A-1, 786,797 shares of Neuromed Series A-2, 3,297,178 shares of Neuromed Series B-1, 2,409,440 shares of Neuromed Series B-2, 22,000,000 shares of Neuromed Series C-1, 18,000,000 shares of Neuromed Series C-2, 34,000,000 shares of Neuromed Series D-1, 39,000,000 shares of Neuromed Series D-2, 60,000 shares of Neuromed Series E, 10,000 shares of Neuromed Series F, 32,500,000 shares of Neuromed Special Common Stock, 1,045,149 shares of Neuromed Special A-1, 786,797 shares of Neuromed Special A-2, 3,297,178 shares of Neuromed Special B-1, 2,409,440 shares of Neuromed Special B-2, 11,000,000 shares of Neuromed Special C-1, 14,000,000 shares of Neuromed Special C-2, 34,000,000 shares of Neuromed Special D-1, 39,000,000 shares of Neuromed Special D-2, 39,000,000 shares of Neuromed Special E and 10,000 shares of Neuromed Special F have been authorized.

(b) As of the date hereof, there are 2,547,938 shares of Neuromed Common Stock issued and outstanding. As of the date hereof, there are no shares of Neuromed Series A-1, no shares of Neuromed Series A-2, no shares of Neuromed Series B-1, no shares of Neuromed Series B-2, 8,375,000 shares of Neuromed Series C-1, 7,282,608 shares of Neuromed Series C-2, 10,832,994 shares of Neuromed Series D-1, 9,815,000 shares of Neuromed Series D-2, no shares of Neuromed Series E and no shares of Neuromed Series F issued and outstanding.

(c) As of the date hereof, there are 1,649,801 shares of Neuromed Special Common Stock, 1,045,149 shares of Neuromed Special A-1, 786,797 shares of Neuromed Special A-2, 3,297,178 shares of Neuromed Special B-1, 2,409,440 shares of Neuromed Special B-2, 7,660,570 shares of Neuromed Special C-1, 6,661,367 shares of Neuromed Special C-2, 7,238,435 shares of Neuromed Special D-1, 24,900,200 shares of Neuromed Special D-2, no shares of Neuromed Special E and no shares of Neuromed Special F issued and outstanding. All required actions have been taken by the Series A-E Holders so that, immediately prior to the Effective Time, there will be no shares of Neuromed Special Common Stock and no shares of Neuromed Special Series Voting Stock issued or outstanding.

(d) As of the date hereof, there are 1,649,801 shares of Neuromed Canada Common Exchangeable Shares, 1,045,149 shares of Neuromed Canada A-1 Exchangeable Shares, 786,797 shares of Neuromed Canada A-2 Exchangeable Shares, 3,297,178 shares of Neuromed Canada B-1 Exchangeable Shares, 2,409,440 shares of Neuromed Canada B-2 Exchangeable Shares, 7,660,570 shares of Neuromed Canada C-1 Exchangeable Shares, 6,661,367 shares of Neuromed Canada C-2 Exchangeable Shares, 7,238,435 shares of Neuromed Canada D-1 Exchangeable Shares, 24,900,200 shares of Neuromed Canada D-2 Exchangeable Shares, no shares of Neuromed Canada E Exchangeable Shares and no shares of Neuromed Canada F Exchangeable Shares issued and outstanding. All required actions have been taken by the stockholders of Neuromed and Neuromed Canada so that, prior to the Effective Time, the foregoing shares of Neuromed Canada Exchangeable Shares will be exchanged for 1,649,801 shares of Neuromed Common Stock, 1,045,149 shares of Neuromed Series A-1, 786,797 shares of Neuromed Series A-2, 3,297,178 shares of Neuromed Series B-1, 2,409,440 shares of Neuromed Series B-2, 7,660,570 shares of Neuromed Series C-1, 6,661,367 shares of Neuromed Series C-2, 7,238,435 shares of Neuromed Series D-1, 24,900,200 shares of Neuromed Series D-2, no shares of Neuromed Series E and no shares of Neuromed Series F. All required actions have been taken by the stockholders of Neuromed and Neuromed Canada so that, immediately prior to the Effective Time, there will be no shares of Neuromed Canada Exchangeable Shares or Neuromed Canada E Exchangeable Shares issued or outstanding.

(e) As of the date hereof, there are 94,502,477 shares of Neuromed Canada Special Voting Shares issued and outstanding. All required actions have been taken by the stockholders of Neuromed and Neuromed Canada so that, immediately prior to the Effective Time, there will be no shares of Neuromed Canada Special Voting Shares issued or outstanding.

(f) As of the date hereof, there is one share of Neuromed Canada New Common Shares and 480 shares of Neuromed Canada Non-Voting Preferred Shares issued and outstanding, all of which are owned by Neuromed.

(g) As of the date hereof, there are Neuromed U.S. Notes having an aggregate principal amount of $2,821,277 outstanding. The outstanding interest accrued through June 29, 2009 on all Neuromed U.S. Notes is $78,996. All required actions have been taken by the holders of Neuromed U.S. Notes, the stockholders of Neuromed and Neuromed Canada, Neuromed and Neuromed Canada so that, not later than the Effective Time, each outstanding

Neuromed U.S. Note will be converted into or exchanged for shares of Neuromed Series F (and thereafter each outstanding Neuromed U.S. Note will be cancelled with no further action by any Person) which in turn at the Effective Time will be converted into the right to receive a portion of the Merger Consideration.

(h) As of the date hereof, there are Neuromed Canada Notes having an aggregate principal amount of $6,290,000 outstanding. The outstanding interest accrued through June 29, 2009 on all Neuromed Canada Notes is $176,120. All required actions have been taken by the holders of Neuromed Canada Notes, the stockholders of Neuromed and Neuromed Canada, Neuromed and Neuromed Canada so that, not later than the Effective Time, each outstanding Neuromed Canada Note will be converted into or exchanged for shares of Neuromed Canada F Exchangeable Shares (and thereafter each outstanding Neuromed Canada Note will be cancelled with no further action by any Person) which immediately prior to the Effective Time will be exchanged for shares of Neuromed Series F which in turn at the Effective Time will be converted into the right to receive a portion of the Merger Consideration.

(i) As of the date hereof, there are no shares of Neuromed Common Stock and no shares of Neuromed Preferred Stock held in the treasury of Neuromed.

(j) Section 3.2(j) of the Neuromed Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all issued and outstanding shares of Neuromed Common Stock, shares of Neuromed Preferred Stock, shares of Neuromed Canada Exchangeable Shares, shares of Neuromed Canada E Exchangeable Shares, shares of Neuromed Canada Special Voting Shares, any other equity security of Neuromed or Neuromed Canada (other than Neuromed Stock Options or Neuromed Warrants) and Neuromed Notes, on a holder-by-holder basis.

(k) As of the date hereof, there are units that include an aggregate of 4,039,051 shares of Neuromed Common Stock issuable upon exercise of all outstanding Neuromed U.S. Stock Options, subject to adjustment on the terms set forth in the Neuromed Stock Option Plan (U.S.). As of the date hereof, there are 3,639,857 shares of Neuromed Common Stock issuable upon conversion of all shares of Neuromed Canada Common Exchangeable Shares issuable upon the exercise of all outstanding Neuromed Canada Stock Options, subject to adjustment on the terms set forth in the Neuromed Stock Option Plan (Canada). Section 3.2(k) of the Neuromed Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Neuromed Stock Option, (ii) the date each Neuromed Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Neuromed Stock Option, (iv) the expiration date of each such Neuromed Stock Option, (v) the vesting schedule of each such Neuromed Stock Option, (vi) the price at which each such Neuromed Stock Option (or each component thereof, if applicable) may be exercised and (vii) the number of shares of Neuromed Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Neuromed Stock Options. Each Neuromed Stock Option will be accelerated after the date hereof and terminate immediately prior to the Effective Time, all in accordance with the terms of the Neuromed Stock Option Plan under which such Neuromed Stock Option was granted.

(l) As of the date hereof, there are no outstanding restricted stock awards of either Neuromed or Neuromed Canada.

(m) As of the date hereof, there are 20,000 shares of Neuromed Common Stock and 1,952,420 shares of Neuromed Series D-1 issuable upon the conversion of all securities issuable upon the exercise of all outstanding Neuromed Warrants. Section 3.2(m) of the Neuromed Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Neuromed Warrant, (ii) the date each Neuromed Warrant was issued, (iii) the number, issuer and type of securities subject to each such Neuromed Warrant, (iv) the price at which each such Neuromed Warrant (or each component thereof, if applicable) may be exercised and (v) whether and to what extent any holders of Neuromed Warrants shall be required to exercise such Neuromed Warrants prior to the Effective Time. If all required actions are taken by the holders of Neuromed Bridge Warrants, the stockholders of Neuromed and Neuromed Canada, Neuromed and Neuromed Canada, Neuromed Bridge Warrants will be exercised pursuant to Section 2 thereof for units of capital stock of Neuromed and Neuromed Canada which will, immediately prior to the Effective Time, be or be exchanged for an aggregate of 1,952,420 shares of Neuromed Series D-1.

(n) All issued and outstanding shares of Neuromed Common Stock and Neuromed Preferred Stock have been duly authorized, validly issued and are fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon Neuromed at the time at which they were issued and were issued in compliance with the Neuromed Charter and Neuromed Bylaws and all applicable Laws. All issued and outstanding securities of Neuromed Canada have been duly authorized, validly issued and are fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon Neuromed Canada at the time at which they were issued and were issued in compliance with the Neuromed Canada Charter and all applicable Laws. Other than the Neuromed Stock Options and Neuromed Warrants or as set forth in the Further Amended Share Exchange Agreement dated May 7, 2007 by and among Neuromed, Neuromed Canada and the holders of shares in the capital of Neuromed or Neuromed Canada, neither Neuromed nor Neuromed Canada has and neither is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Neuromed or Neuromed Canada to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Neuromed Common Stock or any other equity security of Neuromed or Neuromed Canada or any Subsidiary of Neuromed or Neuromed Canada or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Neuromed Common Stock or any other equity security of Neuromed or Neuromed Canada or any Subsidiary of Neuromed or Neuromed Canada or obligating Neuromed or Neuromed Canada or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of Neuromed or Neuromed Canada.

(o) Section 3.2(o) of the Neuromed Disclosure Schedule lists each Subsidiary of Neuromed and Neuromed Canada as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Neuromed and Neuromed Canada and (ii) the jurisdiction of incorporation or organization. Immediately prior to the Effective Time, Neuromed will own all of the outstanding securities of Neuromed Canada, and Neuromed Canada will own all of the outstanding securities of each Subsidiary listed on Section 3.2(o) of the Neuromed Disclosure Schedule. No Subsidiary of Neuromed or Neuromed Canada has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Neuromed or Neuromed Canada to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Neuromed or Neuromed Canada (i) are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (ii) are owned by Neuromed or Neuromed Canada free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (iii) were not issued in violation of the material terms of any agreement or understanding binding upon Neuromed, Neuromed Canada or either of their Subsidiaries at the time at which they were issued, and (iv) were issued in compliance with the applicable governing documents and all applicable Laws.

3.3 Authority. Each of Neuromed and Neuromed Canada has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its respective obligations hereunder, subject only to obtaining Neuromed Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Board of Directors of Neuromed Canada. No approval of the holders of the outstanding securities of Neuromed Canada is required in order for Neuromed Canada to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Board of Directors of Neuromed. As of the date hereof, Neuromed has received Series A-E Approval to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, and no other approval or consent of, or action by, the holders of the outstanding securities of Neuromed, other than Neuromed Stockholder Approval, is required in order for Neuromed to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The Board of Directors of Neuromed has recommended that Neuromed Stockholders adopt and approve this Agreement at the Neuromed Stockholder Meeting. Except for Neuromed Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of any Neuromed Entity is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Neuromed and Neuromed Canada and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligations of Neuromed and Neuromed Canada, enforceable against Neuromed and Neuromed Canada in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity. All other documents required to be executed by Neuromed and Neuromed Canada on or prior to the date hereof in connection with the transactions contemplated herein have been duly and validly executed and delivered by Neuromed and Neuromed Canada and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of Neuromed and Neuromed Canada, respectively, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

3.4 No Violation; Required Filings, Consents and Approvals.

(a) Assuming Neuromed Stockholder Approval is obtained, none of the execution, delivery, or performance of this Agreement by Neuromed and Neuromed Canada, the consummation by Neuromed and Neuromed Canada of the transactions contemplated hereby, or compliance by Neuromed and Neuromed Canada with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Neuromed or Neuromed Canada or any resolution of its respective board of directors (or any committee thereof), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which any Neuromed Entity is a party or by which it or any of its properties or assets may be bound, including without limitation any stockholder agreement or other agreement or understanding with any party holding an ownership interest in Neuromed or Neuromed Canada, or (iii) subject to compliance with the requirements specified in Section 3.4(b)(ii), violate any Law or Order applicable to any Neuromed Entity or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) such violations, breaches or defaults that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Neuromed of its material obligations under this Agreement, or (C) have a Neuromed Material Adverse Effect.

(b) No consent, approval, license, permit, notice, registration, waiver, qualification, order or authorization, or registration, declaration or filing, with or of, as appropriate of (i) any Person or (ii) any Governmental Authority is required by or with respect to any Neuromed Entity in connection with the execution and delivery of this Agreement or any related agreements required to be executed by this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (A) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (B) the filing of the Proxy Statement and related proxy materials with the SEC in accordance with the Exchange Act, and such other filings as are required to be made with the SEC under the Exchange Act or the Securities Act in connection with the transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) such approvals as may be required under applicable federal and state securities Laws and the Laws of any foreign country including, without limitation, the Competition Act (Canada), (E) such filings and approvals as may be required under any Antitrust Laws and (F) such other approvals which, if not obtained or made, would not, individually or in the aggregate, (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Neuromed or Neuromed Canada of its material obligations under this Agreement, or (3) have a Neuromed Material Adverse Effect.

(c) A fully executed copy of each of the Neuromed Canada Voting Agreements has been delivered to CombinatoRx prior to the execution of this Agreement. The Neuromed Canada Voting Agreements have been executed and delivered by shareholders of Neuromed Canada representing sufficient shares of each class and series of capital stock of Neuromed Canada to pass with a sufficient majority all resolutions necessary to approve the Neuromed Canada Amended Charter under the Neuromed Canada Charter and under all applicable Laws. The Board of Directors of Neuromed Canada has taken all necessary corporate action, subject to receipt of approval and effectiveness of the Neuromed Canada Amended Charter, to (i) reserve sufficient shares of Neuromed Canada F Exchangeable Shares to permit the conversion of all of the Neuromed Canada Notes pursuant to the terms of the Neuromed Notes Amendment Agreement and (ii) reserve sufficient shares of Neuromed Canada Special Voting Shares to permit the conversion of the Neuromed U.S. Notes pursuant to the terms of the Neuromed Notes Amendment Agreement.

3.5 Broker’s Fees. None of the Neuromed Entities or any of their respective officers, directors, employees, or agents has employed any broker, finder, or financial advisor to act for any of the Neuromed Entities or incurred any liability for any fees or commissions payable by any of the Neuromed Entities in connection with any of the transactions contemplated by this Agreement (including the Merger), except for fees and commissions incurred in connection with the engagement of JMP Securities Inc. and Evans & Evans, Inc., and for legal, accounting and other professional fees payable in connection with the Merger, all of which will be payable by Neuromed or Neuromed Canada.

3.6 Neuromed Financial Statements.

(a) Attached as Section 3.6 of the Neuromed Disclosure Schedule are true, correct and complete copies of the audited consolidated balance sheet as of September 30, 2007 and September 30, 2008 and the related consolidated audited statements of operations and cash flows for the twelve months ended September 30, 2007 and September 30, 2008 of the Neuromed Entities (collectively, the “Neuromed Financial Statements”). The Neuromed Financial Statements (x) complied, or will comply as to form in all material respects prior to the filing of the Registration Statement, with the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with GAAP or Canadian GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (z) fairly presented, in all material respects, the financial position of the Neuromed Entities as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated. The balance sheet of the Neuromed Entities as of September 30, 2008 is hereinafter referred to as the “Neuromed Balance Sheet”.

(b) The Neuromed Entities, collectively, maintain adequate disclosure controls and procedures designed to ensure that material information relating to the Neuromed Entities is made known to the Chief Executive Officer or President and the Chief Financial Officer of Neuromed by others within those entities.

(c) None of the Neuromed Entities nor, to the knowledge of Neuromed, any director, officer, employee, or internal or external auditor of any Neuromed Entity has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that any of the Neuromed Entities has engaged in questionable accounting or auditing practices.

(d) During the periods covered by the Neuromed Financial Statements, there have been no: (A) changes in the internal control over financial reporting of the Neuromed Entities that have materially affected, or are reasonably likely to materially affect, the Neuromed Entities’ internal control over financial reporting; (B) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting reported to the Board of Directors of Neuromed and the Neuromed Entities’ external auditors; or (C) instances of fraud, whether or not material, involving the management of any Neuromed Entity or other employees of any Neuromed Entity who have a significant role in the Neuromed Entities’ internal control over financial reporting.

3.7 Absence of Certain Changes or Events. Since September 30, 2008, the Neuromed Entities have conducted their respective businesses in all material respects in the ordinary course consistent with their past practices and:

(a) there has not been any change, event, circumstance or condition to the knowledge of Neuromed that, individually or in the aggregate, has had, or would reasonably be expected to have, a Neuromed Material Adverse Effect;

(b) there has been no split, combination or reclassification of any of the outstanding shares of the capital stock of Neuromed or Neuromed Canada, and neither Neuromed nor Neuromed Canada has declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of the capital stock of Neuromed or Neuromed Canada, respectively;

(c) none of the Neuromed Entities have allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(d) except as required as a result of a change in applicable Laws, GAAP or Canadian GAAP, there has not been any material change in any method of accounting or accounting practice by the Neuromed Entities;

(e) none of the Neuromed Entities have (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $100,000, in the aggregate;

(f) there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any of the Neuromed Intellectual Property Assets;

(g) there has been no notice delivered to any of the Neuromed Entities of any claim of ownership by a third party of any of the Neuromed Intellectual Property Assets owned or developed by any of the Neuromed Entities, or of infringement by any of the Neuromed Entities of any Third Party IP Assets;

(h) there has not been any: (i) grant of any severance or termination pay to any employee of any Neuromed Entity; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of any Neuromed Entity; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except as required by any pre-existing plan or arrangement set forth in Section 3.7(h) of the Neuromed Disclosure Schedule; or (iv) termination of any of the officers or key employees of any Neuromed Entity; and

(i) there has not been any agreement to do any of the foregoing.

3.8 Legal Proceedings. Section 3.8 of the Neuromed Disclosure Schedule includes a description of all material Actions and, to the knowledge of Neuromed, investigations of a Governmental Authority involving any of the Neuromed Entities’ respective officers or directors in connection with the Neuromed Business occurring, arising or existing since January 1, 2007. None of the items set forth in Section 3.8 of the Neuromed Disclosure Schedule would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger, (ii) otherwise prevent or materially delay performance by any Neuromed Entity of any of their respective material obligations under this Agreement, or (iii) have a Neuromed Material Adverse Effect.

3.9 Absence of Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the Neuromed Financial Statements or incurred in the ordinary course consistent with their past practices, none of the Neuromed Entities have incurred any obligation, Indebtedness, claim, deficiency, expense, guaranty or other liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, either individually or in the aggregate, has had, or would reasonably be expected to have, a Neuromed Material Adverse Effect.

3.10 Compliance with Laws. Each of the Neuromed Entities is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Neuromed Material Adverse Effect. No investigation or review by any Governmental Authority with respect to any Neuromed Entity is pending or, to the knowledge of Neuromed, threatened, nor has any Governmental Authority indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on any Neuromed Entity. To the knowledge of Neuromed, each of the Neuromed Entities is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder.

3.11 Regulatory Compliance.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Neuromed Material Adverse Effect, each of the Neuromed Entities and their employees and agents hold all permits, licenses, variances, registrations, exemptions, Orders, consents and approvals from the U.S. Food and Drug Administration (the “FDA”) and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Neuromed Products (any such Governmental Authority, a “Neuromed Regulatory Agency”) necessary for the lawful operating of the businesses of each of the Neuromed Entities as currently conducted (the “Neuromed Permits”), including all authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and the regulations of the FDA promulgated thereunder, and the Public Health Service Act of 1944, as amended (the “PHSA”). Notwithstanding the foregoing, it is acknowledged that no Neuromed Product is a marketed product or has received marketing approval and, therefore, that further permits, licenses, variances, registrations, exemptions, Orders, consents and/or approvals will be required before any Neuromed Product may be marketed. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Neuromed Material Adverse Effect, all such Neuromed Permits are valid, and in full force and effect. Since January 1, 2007, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Neuromed Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Neuromed Material Adverse Effect. Each of the Neuromed Entities is in compliance in all material respects with the terms of all Neuromed Permits, and no event has occurred that, to the knowledge of Neuromed, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Neuromed Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Neuromed Material Adverse Effect.

(b) None of the Neuromed Entities nor, to the knowledge of Neuromed, any director, officer, employee, agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Neuromed Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. None of the Neuromed Entities nor, to the knowledge of Neuromed, any director, officer, employee, agent or Representative thereof, has engaged in any activity prohibited under U.S. federal or state criminal or civil health care laws (including without limitation the U.S. federal Anti-Kickback Statute, Stark Law, False Claims Act, Health Insurance Portability and Accountability Act, and any comparable state laws), or the regulations promulgated pursuant to such laws (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the knowledge of Neuromed, threatened against any of the Neuromed Entities that relates to an alleged violation of any Health Care Law. None of the Neuromed Entities nor, to the knowledge of Neuromed, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which any Neuromed Entity or, to the knowledge of Neuromed, any director, officer, employee, agent or Representative thereof, are bound or which relate to Neuromed Products.

(c) Each of the Neuromed Entities is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Neuromed Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Neuromed Products. All required pre-clinical toxicology studies conducted by or on behalf of any Neuromed Entity and Neuromed-sponsored clinical trials (or clinical trials sponsored by any other Neuromed Entity) conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDA’s current Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to CombinatoRx. Each clinical trial conducted by or on behalf of a Neuromed Entity with respect to Neuromed Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including Good Clinical Practices, Informed Consent and all other applicable requirements contained in 21 CFR Parts 312, 50, 54, 56 and 11. Each of the Neuromed Entities has filed all required notices (and made available to CombinatoRx copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials conducted by or on behalf of a Neuromed Entity with respect to such Neuromed Products.

(d) All applications, submissions, information and data utilized by any Neuromed Entity as the basis for, or submitted by or on behalf of any of the Neuromed Entities in connection with any and all requests for a Neuromed Permit relating to any of the Neuromed Entities, when submitted to the FDA or other Neuromed Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Neuromed Regulatory Agency.

(e) None of the Neuromed Entities nor, to the knowledge of Neuromed, any of the Neuromed Entities’ Representatives, licensors, licensees, assignors or assignees has received any notice that the FDA or any other Neuromed Regulatory Agency has initiated, or threatened to initiate, any Action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by any of the Neuromed Entities or otherwise restrict the pre-clinical research or clinical study of any Neuromed Product or any drug product being developed by any licensee or assignee of the Neuromed Intellectual Property Assets based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Neuromed Product. None of the Neuromed Entities is in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Neuromed Products. To the knowledge of Neuromed, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(f) The Neuromed Entities have made available to CombinatoRx true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other Neuromed Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or other Neuromed Regulatory Agency. The Neuromed Entities have made available to CombinatoRx for review all correspondence to or from the FDA or other Neuromed Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other Neuromed Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other Neuromed Regulatory Agency, or prepared by the FDA or other Neuromed Regulatory Agency or which bear in any way on the Neuromed Entities’ compliance with regulatory requirements of the FDA or any other Neuromed Regulatory Agency, or on the likelihood or timing of approval of any Neuromed Products.

3.12 Taxes and Tax Returns.

(a) Each material Tax Return required to be filed by, or on behalf of, the Neuromed Entities, and each material Tax Return in which the Neuromed Entities were required to be included, has been timely filed. Each such Tax Return was true, correct and complete in all material respects.

(b) Each of the Neuromed Entities (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) The unpaid Taxes of the Neuromed Entities (A) did not, as of September 30, 2008, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Neuromed Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Neuromed Entities in filing their Tax Returns.

(d) Section 3.12(d) of the Neuromed Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed with respect to the Neuromed Entities for taxable periods ended on or after September 30, 2005, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Neuromed Entities have delivered to CombinatoRx correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Neuromed Entities since September 30, 2005.

(e) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Neuromed Entities.

(f) None of the Neuromed Entities is currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(g) None of the Neuromed Entities has waived any statute of limitations with respect to any material Taxes.

(h) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of the Neuromed Entities.

(i) None of the Neuromed Entities has received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j) None of the Neuromed Entities has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) None of the Neuromed Entities is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement.

(l) None of the Neuromed Entities (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was Neuromed or (B) has any liability for the Taxes of any person (other than the Neuromed Entities) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m) The taxable year of the Neuromed Entities for all income Tax purposes is the fiscal year ended September 30th, and each of the Neuromed Entities uses the accrual method of accounting in keeping its books and in computing its taxable income.

(n) None of the Neuromed Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) No Subsidiary of Neuromed or Neuromed Canada which is a foreign corporation (i) shall have recognized a material amount of “subpart F income” as defined in Section 952 of the Code during a taxable year of such Subsidiary that includes but does not end on the Closing Date, (ii) is a resident of any jurisdiction other than that of its incorporation, or (iii) is engaged in a U.S. trade or business.

(p) The Neuromed Entities have complied with all record keeping and reporting obligations under Section 6038A with respect to its ownership of and transactions with its foreign affiliates.

(q) The Neuromed Entities have disclosed on its federal income Tax return all positions taken therein that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code.

(r) None of the Neuromed Entities has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(s) None of the Neuromed Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or

(vii) any similar election, action, or agreement that would have the effect of deferring any Liability for Taxes of the Neuromed Entities from any period ending on or before the Closing Date to any period ending after such period.

(t) No written claim has been made by any Taxing Authority that the Neuromed Entities is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Neuromed Material Adverse Effect.

3.13 Employee Benefit Programs.

(a) Section 3.13(a) of the Neuromed Disclosure Schedule sets forth a list of every Employee Program maintained by Neuromed or an ERISA Affiliate of Neuromed (the “Neuromed Employee Programs”).

(b) Each Neuromed Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such. No event or omission has occurred that would reasonably be expected to cause any Neuromed Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) Neither Neuromed nor any ERISA Affiliate of Neuromed knows, nor should any of them reasonably know, of any material failure of any party to comply with any laws applicable with respect to the Employee Programs maintained by Neuromed or any ERISA Affiliate of Neuromed. Except as would not, individually or in the aggregate, have a Neuromed Material Adverse Effect, with respect to any Employee Program ever maintained by Neuromed or any ERISA Affiliate of Neuromed, there has been no (i) “prohibited transaction”, as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Neuromed, threatened with respect to any such Neuromed Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Employee Programs ever maintained by Neuromed or any ERISA Affiliate of Neuromed, for all periods prior to the Closing Date, either have been made or have been accrued.

(d) Neither Neuromed nor any ERISA Affiliate of Neuromed has maintained an Employee Program subject to Title IV of ERISA, including a Multiemployer Plan. None of the Neuromed Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation laws) or has ever promised to provide such post-termination benefits.

(e) Each Employee Program required to be listed on Section 3.13(a) or Section 3.13(h) of the Neuromed Disclosure Schedule may be amended, terminated, or otherwise discontinued by CombinatoRx after the Effective Time in accordance with its terms without material liability to Neuromed, Neuromed Canada, CombinatoRx or any of their respective Subsidiaries.

(f) None of the Neuromed Entities is a party to any written (i) agreement with any stockholders, director, or employee of any of the Neuromed Entities (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving any of the Neuromed Entities of the nature of any of the transactions contemplated by this Agreement, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding any of the Neuromed Entities, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Neuromed made any such payment, and the consummation of the transactions contemplated herein shall not obligate Neuromed or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g) Each Neuromed Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code, based upon a good faith, reasonable interpretation of Section 409A of the Code, the regulations and other guidance issued thereunder. No stock option granted under any Neuromed Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(h) Section 3.13(h) of the Neuromed Disclosure Schedule contains a complete and accurate list of all Neuromed Canada Employee Programs. No Neuromed Canada Employee Program has been terminated or partially terminated and all Neuromed Canada Employee Programs are still in full force and effect.

(i) All Neuromed Canada Employee Programs are registered where required by the applicable Laws and no events have occurred which would affect the registered status of such Neuromed Canada Employee Programs.

(j) All Neuromed Canada Employee Programs are in good standing under applicable Laws and Neuromed Canada has made all filings required by the Governmental Authorities and applicable Laws. The Neuromed Canada Employee Programs and all investments held by such Plans comply in all respects with all applicable Laws and the Neuromed Canada Employee Programs have been established, funded, invested, amended, maintained and administered in compliance with all of the terms and conditions of the Neuromed Canada Employee Programs and all applicable Laws.

(k) All employee data necessary to administer the Neuromed Canada Employee Programs is in the possession of Neuromed Canada.

(l) All required contributions or premiums to be paid under the Neuromed Canada Employee Programs have been fully paid to the date hereof in a timely fashion in accordance with applicable Laws and there are no liabilities, contingent or otherwise, in respect of any pension, benefit or compensation plan that has been discontinued.

(m) There have been no withdrawals or transfers of assets from the Neuromed Canada Employee Programs except to a member or a beneficiary except in accordance with the terms of such Neuromed Canada Employee Programs or in accordance with approval granted by a Governmental Authority. No actuarial surplus has ever been removed from any of the Neuromed Canada Employee Programs. In respect of each Neuromed Canada Employee Program that is funded, in whole or in part, no Person has taken any contribution holidays in respect of such Neuromed Canada Employee Program, paid any administration expenses from the fund of such Neuromed Canada Employee Program or received a transfer from or been merged with another plan, in each case except in accordance with the terms of such Neuromed Canada Employee Program, the trusts and other funding criteria which govern such Neuromed Canada Employee Program and applicable Laws.

(n) There are no outstanding liabilities under the Income Tax Act (Canada) or other Tax liabilities with respect to the Neuromed Canada Employee Programs.

(o) No unfunded liability, solvency deficiency, unpaid special payment or experience deficiency, whether due or not, exists with respect to the Neuromed Canada Employee Programs. There has been no material change in the value of any Neuromed Canada Employee Program since the last valuation which would affect the actuarial report or financial statements and the actuarial methods and assumptions used have not changed since the last valuation.

(p) No improvements to the Neuromed Canada Employee Programs have been promised and no improvements will be made or promised prior to the Effective Time except as may be required by applicable Laws.

(q) None of the Neuromed Canada Employee Programs requires or permits a retroactive increase in premiums or payments, or require additional payments or premiums on the termination of any Neuromed Canada Employee Programs or insurance contract in respect thereof, and the level of insurance reserves, if any, under any insured Neuromed Canada Employee Program is reasonable and sufficient to provide for all incurred but unreported claims.

(r) None of the execution and delivery of this Agreement, the performance of the obligations of the Neuromed Entities under this Agreement or the consummation of any of the transactions contemplated in this Agreement will:

(i) result in any payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming payable under any Neuromed Canada Employee Program;

(ii) increase any benefits otherwise payable under any Neuromed Canada Employee Programs;

(iii) entitle any employee of Neuromed Canada to any job security or similar benefit or any enhanced benefits; or

(iv) result in the acceleration of the time of payment or vesting of any benefits otherwise payable under any Neuromed Canada Employee Programs, or result in any such plan becoming terminable other than at the sole and unfettered discretion of Neuromed Canada.

(s) None of the Neuromed Canada Employee Programs provides benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees.

(t) There are no outstanding actions or claims with respect to the Neuromed Canada Employee Programs, other than claims for benefits submitted by members or beneficiaries in the ordinary course; there are no requests for documents and there is no litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or threatened against or affecting any Neuromed Canada Employee Programs which could have a material adverse effect on Neuromed Canada or on any Neuromed Canada Employee Program as of the Effective Time.

(u) Neither Neuromed Canada nor any administrator or fiduciary of the Neuromed Canada Employee Programs (or agent of any of the foregoing) has been in breach of any fiduciary obligation with respect to the administration of the Neuromed Canada Employee Programs. Neither Neuromed Canada, nor any administrator of any fiduciary of the Neuromed Canada Employee Programs (or agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which could subject Neuromed Canada to any liability for a breach of fiduciary duty.

(v) No Neuromed Canada Employee Program is a multi-employer pension plan as defined under the provisions of applicable federal or provincial pension standards legislation in Canada.

(w) No condition exists that would prevent Neuromed Canada from amending or terminating any Neuromed Canada Employee Program other than any limitations imposed by applicable Laws.

(x) For purposes of this Section 3.13:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of Neuromed if it would have ever been considered a single employer with Neuromed under ERISA Section 4001(b) or part of the same “controlled group” as Neuromed for purposes of ERISA Section 302(d)(8)(C).

3.14 Labor and Employment Matters.

(a) None of the Neuromed Entities is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the knowledge of Neuromed, none of the Neuromed Entities is subject to any charge, demand, petition, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving the Neuromed Entities.

(b) Except as would not, individually or in the aggregate, have a Neuromed Material Adverse Effect, (i) the Neuromed Entities are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) none of the Neuromed Entities is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of the Neuromed Entities and classified by the Neuromed Entities as other than an employee or compensated other than through wages paid by the Neuromed Entities through its respective payroll department (“Neuromed Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Neuromed Contingent Workers; (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the knowledge of Neuromed, threatened against the Neuromed Entities in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iv) none of the employment policies or practices of the Neuromed Entities is currently being audited or investigated, or to the knowledge of Neuromed, subject to imminent audit or investigation by any Governmental Authority; (v) none of the Neuromed Entities is, or within the last three (3) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) each of the Neuromed Entities is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and similar Law regarding employment of workers who are not citizens of the country in which services are performed; (vii) all employees of the Neuromed Entities are employed at-will and no such employees are subject to any contract with the Neuromed Entities or any policy or practice of the Neuromed Entities providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by the Neuromed Entities; (viii) to the extent that any Neuromed Contingent Workers are employed, each of the Neuromed Entities has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; and (ix) none of the Neuromed Entities has experienced a “plant closing”, “business closing”, or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law affecting any site of employment of the Neuromed Entities or one or more facilities or operating units within any site of employment or facility of the Neuromed Entities, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Neuromed Entities.

(c) No employees of Neuromed Canada have a location of employment outside of the Province of British Columbia. Neuromed Canada will not have terminated, laid-off or dismissed (whether such dismissal is actual or constructive) in the four weeks preceding the Effective Time any employees. All liabilities due and payable in respect of employees of

Neuromed Canada have been paid to date, including premium contributions, remittance and assessments for employment insurance, employer health tax, Canada Pension Plan, income tax, workers’ compensation and any other employment related legislation, accrued wages, Taxes, salaries, commissions and employee benefit plan payments. There are no outstanding or, to the knowledge of Neuromed, pending or threatened assessments, actions, causes of action, claims, complaints, demands, orders, prosecutions or suits against Neuromed Canada, its directors, officers or agents pursuant to or under any applicable Laws, including, but not limited to Canada Pension Plan, employment insurance, income tax, employer health tax, employment standards, labor relations, occupational health and safety, human rights, workers’ compensation and pay equity. Neuromed Canada has no obligation to re-instate any former employees of Neuromed Canada. Except for remuneration paid to employees and independent contractors in the usual and ordinary course of business and made at current rates of remuneration, no payments have been made or authorized by Neuromed Canada to officers, directors, employees or independent contractors of Neuromed Canada. No current or former director, officer, shareholder, employee or independent contractor of Neuromed Canada or any person not dealing at arm’s length within the meaning of the Income Tax Act (Canada) with any such person is indebted to Neuromed Canada. All vacation pay, bonuses, commissions and other emoluments relating to the employees of Neuromed Canada are accurately reflected in all respects and have been accrued in the records of Neuromed Canada.

3.15 Material Contracts. Section 3.15 of the Neuromed Disclosure Schedule is a correct and complete list of each currently effective contract, agreement or other instrument or obligation (written or oral) to which any of the Neuromed Entities is a party as of the date hereof (collectively, the “Neuromed Contracts”):

(a) relating to the lease of real property by the Neuromed Entities;

(b) for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by the Neuromed Entities of, or pursuant to which in the last year the Neuromed Entities paid, in the aggregate, $100,000 or more;

(c) for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to the Neuromed Entities of, or pursuant to which in the last year the Neuromed Entities received, in the aggregate, $100,000 or more;

(d) that relates to any partnership, joint venture, strategic alliance or other similar contract;

(e) relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f) severance or change-in-control agreement;

(g) which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of the Neuromed Entities or, following the consummation of the transactions contemplated by this Agreement, the business and operations of Surviving Corporation, CombinatoRx or any Affiliate of CombinatoRx, is or would be conducted, or (ii) the scope of the Neuromed Business and operations of the Neuromed Entities, taken as a whole;

(h) Neuromed Licenses-In or Neuromed Licenses-Out in respect of any Neuromed Intellectual Property Assets that provide for annual payments of, or pursuant to which in the last year the Neuromed Entities paid or received, in the aggregate, $100,000 or more;

(i) containing any royalty, dividend or similar arrangement based on the revenues or profits of the Neuromed Entities;

(j) with any Governmental Authority;

(k) any contract with (a) an executive officer or director of the Neuromed Entities or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of Neuromed (assuming the exchange of all shares of capital stock of Neuromed Canada for shares of capital stock of Neuromed) or (c) to the knowledge of Neuromed, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Neuromed Entities);

(l) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other transactions contemplated hereby;

(m) relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of any of the Neuromed Entities or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the ordinary course of business consistent with past practice; or

(n) any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from any of the Neuromed Entities in excess of $100,000.

Each Neuromed Contract is in full force and effect and will not terminate as a result of the consummation of the transactions contemplated hereby. None of the Neuromed Entities or, to the knowledge of Neuromed, any other party thereto is in default or breach under the terms of any such Neuromed Contract. Each Neuromed Contract is a valid and binding obligation of the Neuromed Entities party thereto and, to the knowledge of Neuromed, each of the other parties, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

3.16 Properties.

(a) Section 3.16(a) of the Neuromed Disclosure Schedule identifies (i) the street address of each parcel of Neuromed Leased Real Property, (ii) the identification of the Neuromed Lease and the Neuromed Ancillary Lease Documents and (iii) the identity of the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Neuromed

Leased Real Property. With respect to each Neuromed Lease, except as would not, individually or in the aggregate, have a Neuromed Material Adverse Effect:

(i) the Neuromed Leases and the Neuromed Ancillary Lease Documents are valid, binding and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended, and a Neuromed Entity holds a valid and existing leasehold interest under such Neuromed Leases free and clear of any Encumbrances except Permitted Encumbrances. The Neuromed Entities have delivered to CombinatoRx full, complete and accurate copies of each of the Neuromed Leases and all Neuromed Ancillary Lease Documents described in Section 3.16(a) of the Neuromed Disclosure Schedule;

(ii) none of the Neuromed Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii) the Neuromed Leases and all Neuromed Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv) with respect to each of the Neuromed Leases, none of the Neuromed Entities has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Neuromed Lease or Neuromed Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(v) none of the Neuromed Entities, nor, to the knowledge of Neuromed, any other party to any Neuromed Leases or Neuromed Ancillary Lease Documents is in breach or default, and, to the knowledge of Neuromed, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Neuromed Leases or any Neuromed Ancillary Lease Documents;

(vi) no party to the Neuromed Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Neuromed Leases; and

(vii) none of the Neuromed Entities has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Neuromed Leases or any Neuromed Ancillary Lease Documents.

(b) The Neuromed Entities own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Neuromed Intellectual Property Assets, necessary to conduct the Neuromed Business as currently conducted, except for Permitted Encumbrances. The Neuromed Entities, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by the Neuromed Entities as now used, possessed and controlled by the Neuromed Entities, as applicable.

(c) The Neuromed Leased Real Property constitutes all of the real property used or occupied by the Neuromed Entities in connection with the conduct of the Neuromed Business.

(d) None of the Neuromed Entities has any Neuromed Owned Real Property, nor is any of the Neuromed Entities a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

3.17 Environmental Liability. Except as would not, individually or in the aggregate, have a Neuromed Material Adverse Effect:

(a) the Neuromed Entities are in material compliance with all Environmental Laws applicable to their operations and use of the Neuromed Leased Real Property;

(b) none of the Neuromed Entities has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by any of the Neuromed Entities at or on the Neuromed Leased Real Property that requires reporting, investigation or remediation by the Neuromed Entities pursuant to any Environmental Law;

(c) none of the Neuromed Entities has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the knowledge of Neuromed, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to the knowledge of Neuromed, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Neuromed Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Neuromed Entities pursuant to any Environmental Law.

3.18 State Takeover Laws. The board of directors of each of Neuromed and Neuromed Canada has approved this Agreement and taken all other requisite action such that the provisions of any antitakeover laws and regulations of any Governmental Authority will not apply to this Agreement or any of the transactions contemplated hereby.

3.19 Intellectual Property.

(a) Section 3.19(a) of the Neuromed Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by any of the Neuromed Entities or used or held for use by any of the Neuromed Entities in the Neuromed Business (“Neuromed Patents”), registered and material unregistered Marks owned by any of the Neuromed Entities or used or held for use by any of the Neuromed Entities in the Neuromed Business (“Neuromed Marks”) and registered and material unregistered Copyrights owned by any of the Neuromed Entities or used or held for use by any of the Neuromed Entities in the Neuromed Business (“Neuromed Copyrights”), (ii) licenses, sublicenses or other agreements under which a Neuromed Entity is granted rights by others in the Neuromed Intellectual Property Assets (“Neuromed Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which a Neuromed Entity has granted rights to others in the Neuromed Intellectual Property Assets (“Neuromed Licenses-Out”).

(b) With respect to the Neuromed Intellectual Property Assets (i) purported to be owned by a Neuromed Entity, a Neuromed Entity exclusively owns such Neuromed Intellectual Property Assets and (ii) licensed to a Neuromed Entity by a third party (other than commercial off the shelf software or materials transfer agreements), such Neuromed Intellectual Property Assets are the subject of a written license or other agreement; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Neuromed License-In or Neuromed License-Out or Permitted Encumbrances granted by a Neuromed Entity.

(c) All Neuromed Intellectual Property Assets owned by, and, to the knowledge of Neuromed, all Neuromed Intellectual Property Assets exclusively licensed to a Neuromed Entity that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the knowledge of Neuromed, all Neuromed Patents, Neuromed Marks and Neuromed Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing, that are owned by or exclusively licensed to a Neuromed Entity are valid and enforceable.

(d) To the knowledge of Neuromed, each Neuromed Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e) No Neuromed Patent is now involved in any interference, reissue, re examination or opposition proceeding; to the knowledge of Neuromed, there is no patent or patent application of any third party that potentially interferes with a Neuromed Patent; all products made, used or sold under the Neuromed Patents have been marked with the proper patent notice.

(f) There are no pending or, to the knowledge of Neuromed, threatened claims against a Neuromed Entity or any of its employees alleging that any of the operation of the Neuromed Business or any activity by a Neuromed Entity, or the manufacture, sale, offer for sale, importation, and/or use of any Neuromed Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Assets of any person or entity or that any Neuromed Intellectual Property Assets is invalid or unenforceable.

(g) To the knowledge of Neuromed, neither the operation of the Neuromed Business, nor any activity by a Neuromed Entity, nor manufacture, use, importation, offer for sale and/or sale of any Neuromed Product infringes or violates (or in the past infringed or violated) any Third Party IP Assets or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Assets.

(h) None of the Neuromed Entities has any obligation to compensate any person for the use of any Intellectual Property Assets; none of the Neuromed Entities has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property Assets; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of a Neuromed Entity to use any Intellectual Property Assets, (ii) restrict the Neuromed Business, in order to accommodate a third party’s Intellectual Property Assets, or (iii) permit third parties to use any Neuromed Intellectual Property Assets.

(i) All former and current employees, consultants and contractors of a Neuromed Entity have executed written instruments that assign to Neuromed or Neuromed Canada, all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Neuromed Business or any of the products or services being researched, developed, manufactured or sold by the Neuromed Entities or that may be used with any such products or services and (ii) Intellectual Property Assets relating thereto; in each case where a Neuromed Patent is held by a Neuromed Entity by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(j) To the knowledge of Neuromed, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Neuromed Intellectual Property Assets or the rights of the Neuromed Entities therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Neuromed Intellectual Property Assets or the subject matter thereof.

(k) The Neuromed Entities have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Neuromed Entities or used or held for use by the Neuromed Entities in the Neuromed Business (the “Neuromed Trade Secrets”), including, without limitation, requiring each employee and consultant of a Neuromed Entity and any other person with access to Neuromed Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to CombinatoRx and, to the knowledge of Neuromed, there has not been any breach by any party to such confidentiality agreements.

(l) Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Neuromed Intellectual Property Assets as the Neuromed Entities had in the Neuromed Intellectual Property Assets immediately prior to the Effective Time.

3.20 Books and Records. Each of the minute and record books of Neuromed and Neuromed Canada contain complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of Neuromed and Neuromed Canada, respectively, since its formation and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of Neuromed and Neuromed Canada comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

3.21 Related Party Transactions. Section 3.21 of the Neuromed Disclosure Schedule describes any material transactions or relationships, since January 1, 2007, between the Neuromed Entities and any (a) executive officer or director of the Neuromed Entities or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of Neuromed or Neuromed Canada or (c) to the knowledge of Neuromed, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Neuromed Entities) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a “Related Party Transaction”).

3.22 Disclosure Documents; Neuromed Information. The information relating to the Neuromed Entities to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information in the Proxy Statement relating to the Neuromed Entities will not, on the date the Proxy Statement is first mailed to Neuromed Stockholders and CombinatoRx Stockholders or at the time of the Neuromed Stockholder Meeting and CombinatoRx Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Neuromed or Neuromed Canada with respect to the information that has been or will be supplied by CombinatoRx and Merger Sub or any of their Representatives for inclusion in the Registration Statement or Proxy Statement.

3.23 Banking Information. Section 3.23 of the Neuromed Disclosure Schedule sets forth (i) the name and location of each bank, trust company or other institution in which any of the Neuromed Entities has an account, money on deposit or safety deposit box, (ii) the name of each Person authorized to draw thereon or have access thereto, and (iii) the name of each Person holding general or special power of attorney from any of the Neuromed Entities.

3.24 Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of any of the Neuromed Entities from any Governmental Authority, and, to the knowledge of Neuromed, no basis exists for any Governmental Authority to seek payment or repayment from any of the Neuromed Entities of any amount or benefit received, or to seek performance of any obligation of any of the Neuromed Entities, under any such program.

3.25 Definition of Neuromed’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Neuromed” or any similar phrase means the actual knowledge of Christopher Gallen, Gene Wright, John Proffet and Stacey Murton, after due inquiry by each such individual of each such individual’s direct reports.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

OF COMBINATORX AND MERGER SUB

Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Neuromed and Neuromed Canada (the “CombinatoRx Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided, however, that any information set forth in one section of such CombinatoRx Disclosure Schedule also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), CombinatoRx and Merger Sub hereby jointly and severally represent and warrant to Neuromed and Neuromed Canada as follows:

4.1 Corporate Organization.

(a) CombinatoRx is a corporation duly organized, validly existing and in good corporate standing under the laws of the State of Delaware. CombinatoRx has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. CombinatoRx is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a CombinatoRx Material Adverse Effect. The CombinatoRx Charter and CombinatoRx Bylaws, copies of which have previously been made available to Neuromed, are true, correct and complete copies of such documents as currently in effect and CombinatoRx is not in violation of any provision thereof. Other than the CombinatoRx Charter and CombinatoRx Bylaws, CombinatoRx is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of CombinatoRx or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good corporate standing under the laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub, which consists of 100 shares of Merger Sub Common Stock, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by CombinatoRx, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The Merger Sub Charter and Merger Sub Bylaws, copies of which have previously been made available to Neuromed, are true, correct and complete copies of such documents as currently in effect and Merger Sub is not in violation of any provision thereof.

(c) Each of CombinatoRx’s Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization. Each of CombinatoRx’s Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of CombinatoRx’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a CombinatoRx Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of CombinatoRx’s Subsidiaries (other than Merger Sub), copies of which have previously been made available to Neuromed, are true, correct and complete copies of such documents as currently in effect and such Subsidiaries of CombinatoRx are not in violation of any provision thereof.

4.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of CombinatoRx consists of 60,000,000 shares of CombinatoRx Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share, of CombinatoRx (the “CombinatoRx Preferred Stock”). As of the date hereof, there were 35,083,881 shares of CombinatoRx Common Stock issued and outstanding (of which 57,500 were shares of restricted stock of CombinatoRx) and no shares of CombinatoRx Preferred Stock issued and outstanding. As of the date hereof, there were no shares of CombinatoRx Common Stock and no shares of CombinatoRx Preferred Stock held in the treasury of CombinatoRx. CombinatoRx has no shares of CombinatoRx Common Stock or CombinatoRx Preferred Stock reserved for issuance other than as described above. The outstanding shares of CombinatoRx Common Stock have been duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon CombinatoRx at the time at which they were issued and were issued in compliance with the CombinatoRx Charter and CombinatoRx Bylaws and all applicable Laws. Except for the CombinatoRx Stock Option Plans and the CombinatoRx Warrants, CombinatoRx does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for CombinatoRx to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of CombinatoRx Common Stock or any other equity security of CombinatoRx or any Subsidiary of

CombinatoRx or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of CombinatoRx Common Stock or any other equity security of CombinatoRx or any Subsidiary of CombinatoRx or obligating CombinatoRx or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of CombinatoRx.

(b) As of the date hereof, there are 5,045,978 shares of CombinatoRx Common Stock issuable upon exercise of all outstanding CombinatoRx Stock Options, subject to adjustment on the terms set forth in the CombinatoRx Stock Option Plans. Section 4.2(b) of the CombinatoRx Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each CombinatoRx Stock Option, (ii) the date each CombinatoRx Stock Option was granted, (iii) the number, issuer and type of securities subject to each such CombinatoRx Stock Option, (iv) the expiration date of each such CombinatoRx Stock Option, (v) the vesting schedule of each such CombinatoRx Stock Option, (vi) the price at which each such CombinatoRx Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of CombinatoRx Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, CombinatoRx Stock Options and (viii) whether and to what extent the exercisability of each CombinatoRx Stock Option will be accelerated upon consummation of the transactions contemplated by this Agreement or any termination of employment thereafter.

(c) As of the date hereof, there are 57,500 shares of CombinatoRx Common Stock subject to outstanding CombinatoRx Restricted Stock Awards. Section 4.2(c) of the CombinatoRx Disclosure Schedule sets forth each CombinatoRx Restricted Stock Award outstanding as of the date hereof and the number of shares of CombinatoRx Common Stock subject to the award.

(d) As of the date hereof, there are 96,252 shares of CombinatoRx Common Stock issuable upon exercise of all outstanding CombinatoRx Warrants. Section 4.2(d) of the CombinatoRx Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each CombinatoRx Warrant, (ii) the date each CombinatoRx Warrant was issued, (iii) the number, issuer and type of securities subject to each such CombinatoRx Warrant, (iv) the price at which each such CombinatoRx Warrant (or each component thereof, if applicable) may be exercised, (v) the number of shares of CombinatoRx Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, CombinatoRx Warrant and (vi) whether and to what extent any holders of CombinatoRx Warrants shall be required to exercise such CombinatoRx Warrants prior to the Effective Time.

(e) Section 4.2(e) of the CombinatoRx Disclosure Schedule lists each Subsidiary of CombinatoRx, other than Merger Sub, as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by CombinatoRx and (ii) the jurisdiction of incorporation or organization. No Subsidiary of CombinatoRx has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of CombinatoRx to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of CombinatoRx (i) are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (ii) are owned by CombinatoRx free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (iii) were not issued in violation of the material terms of any agreement or understanding binding upon CombinatoRx or any of its Subsidiaries at the time at which they were issued and (iv) were issued in compliance with the applicable governing documents and all applicable Laws.

(f) The shares of CombinatoRx Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and free of any preemptive or similar rights.

4.3 Authority. Each of CombinatoRx and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its respective obligations hereunder, subject only to obtaining CombinatoRx Stockholder Approvals. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the boards of directors of CombinatoRx and Merger Sub. The Board of Directors of CombinatoRx has recommended that the stockholders of CombinatoRx approve the CombinatoRx Stockholder Proposals at the CombinatoRx Stockholder Meeting. The Board of Directors of Merger Sub has declared this Agreement advisable and has recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger. Except for CombinatoRx Stockholder Approvals and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of CombinatoRx or Merger Sub is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CombinatoRx and Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of CombinatoRx and Merger Sub, enforceable against CombinatoRx and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity. All other documents required to be executed by CombinatoRx and Merger Sub on or prior to the date hereof in connection with the transactions contemplated herein have been duly and validly executed and delivered by CombinatoRx and Merger Sub and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of CombinatoRx and Merger Sub, respectively, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

4.4 No Violation; Required Filings, Consents and Approvals.

(a) Assuming the CombinatoRx Stockholder Approvals are obtained, none of the execution, delivery, or performance of this Agreement by CombinatoRx and Merger Sub, the consummation by CombinatoRx and Merger Sub of the transactions contemplated hereby, or compliance by CombinatoRx and Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of CombinatoRx or Merger Sub or any resolution of its respective board of directors (or any committee thereof), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which CombinatoRx or Merger Sub, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, including without limitation any stockholder agreement or other agreement or understanding with any party holding an ownership interest in CombinatoRx or Merger Sub, or (iii) subject to compliance with the requirements specified in clause (ii) of Section 4.4(b), violate any Law or Order applicable to CombinatoRx or Merger Sub or any of their respective properties or assets, excluding from the foregoing clauses (ii) and (iii) such violations, breaches, or defaults that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by CombinatoRx or Merger Sub of their respective material obligations under this Agreement, or (C) have a CombinatoRx Material Adverse Effect.

(b) No consent, approval, license, permit, notice, registration, waiver, qualification, order or authorization, or registration, declaration or filing, with or of, as appropriate of (i) any Person or (ii) any Governmental Authority is required by or with respect to CombinatoRx or its Subsidiaries in connection with the execution and delivery of this Agreement or any related agreements required to be executed by this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (A) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (B) the filing of the Proxy Statement and related proxy materials with the SEC in accordance with the Exchange Act, and such other filings as are required to be made with the SEC under the Exchange Act or the Securities Act in connection with the transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) such approvals as may be required under applicable federal and state securities Laws and the Laws of any foreign country, (E) such filings and approvals as may be required under any Antitrust Laws, and (F) such other approvals which, if not obtained or made, would not, individually or in the aggregate, (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by CombinatoRx of its material obligations under this Agreement, or (3) have a CombinatoRx Material Adverse Effect.

4.5 Broker’s Fees. Neither CombinatoRx nor Merger Sub nor any of their respective officers, directors, employees, or agents has employed any broker, finder, or financial advisor to act for CombinatoRx or Merger Sub or incurred any liability for any fees or commissions payable by CombinatoRx or Merger Sub in connection with any of the transactions contemplated by this Agreement (including the Merger), except for fees and commissions incurred in connection with the engagement of Dr. Stelios Papadopoulos and Wedbush Morgan Securities Inc., and for legal, accounting and other professional fees payable in connection with the Merger, all of which will be payable by CombinatoRx.

4.6 CombinatoRx Reports; Financial Statements; Sarbanes-Oxley Act.

(a) CombinatoRx has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2006 (the forms, statements, reports and documents filed or furnished since January 1, 2006 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “CombinatoRx SEC Reports”). Each of the CombinatoRx SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the CombinatoRx SEC Reports, or, if not yet filed or furnished, will to CombinatoRx’s knowledge comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the CombinatoRx SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the CombinatoRx SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any CombinatoRx SEC Reports filed or furnished with the SEC subsequent to the date hereof will not to CombinatoRx’s knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) As of the date of this Agreement, CombinatoRx has timely responded to all comment letters of the staff of the SEC relating to the CombinatoRx SEC Reports, and the SEC has not advised CombinatoRx that any final responses are inadequate, insufficient or otherwise non-responsive. CombinatoRx has made available to Neuromed true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and CombinatoRx and any of its Subsidiaries, on the other hand, occurring since January 1, 2007 and will, reasonably promptly following the receipt thereof, make available to Neuromed any such correspondence sent or received after the date hereof. To the knowledge of CombinatoRx, as of the date of this Agreement, none of the CombinatoRx SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c) CombinatoRx is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(d)(i) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the CombinatoRx SEC Reports fairly present, in all material respects, the consolidated financial position of CombinatoRx and its consolidated Subsidiaries as of its date, or, in the case of the CombinatoRx SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of CombinatoRx and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the CombinatoRx SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of CombinatoRx SEC Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “CombinatoRx Financial Statements”).

(e) CombinatoRx has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the knowledge of CombinatoRx, such system is effective in providing such assurance. CombinatoRx (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by CombinatoRx in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and, to the knowledge of CombinatoRx, such disclosure controls and procedures are effective (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to CombinatoRx’s auditors and the Audit Committee of the Board of Directors of CombinatoRx (and made summaries of such disclosures available to Neuromed) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect CombinatoRx’s ability to record, process, summarize and report financial information and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CombinatoRx’s internal controls over financial reporting. Each of CombinatoRx and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. CombinatoRx is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(f) Each of the principal executive officer of CombinatoRx and the principal financial officer of CombinatoRx (or each former principal executive officer of CombinatoRx and each former principal financial officer of CombinatoRx, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the CombinatoRx SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 4.6(f), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither CombinatoRx nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes Oxley-Act.

(g) Neither CombinatoRx or any of its Subsidiaries nor, to the knowledge of CombinatoRx, any director, officer, employee, or internal or external auditor of CombinatoRx or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that CombinatoRx or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.7 Absence of Certain Changes or Events. Except as set forth in CombinatoRx 2009 SEC Reports, since December 31, 2008, CombinatoRx and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with their past practices, and:

(a) there has not been any change, event, circumstance or condition to the knowledge of CombinatoRx that, individually or in the aggregate, has had, or would reasonably be expected to have, a CombinatoRx Material Adverse Effect;

(b) there has been no split, combination or reclassification of any of the outstanding shares of CombinatoRx’s capital stock, and CombinatoRx has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of CombinatoRx’s capital stock;

(c) CombinatoRx has not allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(d) except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by CombinatoRx or any of its Subsidiaries;

(e) neither CombinatoRx nor any of its Subsidiaries has (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $100,000, in the aggregate;

(f) there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any CombinatoRx Intellectual Property Assets;

(g) there has been no notice delivered to CombinatoRx or any of its Subsidiaries of any claim of ownership by a third party of any CombinatoRx Intellectual Property Assets owned or developed by CombinatoRx or any of its Subsidiaries, or of infringement by CombinatoRx or any of its Subsidiaries of any Third Party IP Assets;

(h) there has not been any (i) grant of any severance or termination pay to any employee of CombinatoRx; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of CombinatoRx or any of its Subsidiaries; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except as required by any pre-existing plan or arrangement set forth in Section 4.7(h) of the CombinatoRx Disclosure Schedule; or (iv) termination of any officers or key employees of CombinatoRx or any of its Subsidiaries; or

(i) there has not been any agreement to do any of the foregoing.

4.8 Legal Proceedings. Section 4.8 of the CombinatoRx Disclosure Schedule includes a description of all material Actions and, to the knowledge of CombinatoRx, investigations of a Governmental Authority involving CombinatoRx or any of its Subsidiaries’ respective officers or directors in connection with the CombinatoRx Business occurring, arising or existing since January 1, 2007. None of the items set forth in Section 4.8 of the CombinatoRx Disclosure Schedule would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger, (ii) otherwise prevent or materially delay performance by CombinatoRx or any of its Subsidiaries of any of their respective material obligations under this Agreement, or (iii) have a CombinatoRx Material Adverse Effect.

4.9 Absence of Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the CombinatoRx Balance Sheet or incurred in the ordinary course consistent with their past practices, neither CombinatoRx nor any of its Subsidiaries has incurred any obligation, Indebtedness, claim, deficiency, expense, guaranty or other liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, either individually or in the aggregate, has had, or would reasonably be expected to have, a CombinatoRx Material Adverse Effect.

4.10 Compliance with Laws. CombinatoRx and each of its Subsidiaries are in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a CombinatoRx Material Adverse Effect. No investigation or review by any Governmental Authority with respect to CombinatoRx or any of its Subsidiaries is pending or, to the knowledge of CombinatoRx, threatened, nor has any Governmental Authority indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on CombinatoRx or any of its Subsidiaries. To the knowledge of CombinatoRx, each of CombinatoRx and its Subsidiaries is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder.

4.11 Regulatory Compliance.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a CombinatoRx Material Adverse Effect, CombinatoRx and its employees and agents hold all permits, licenses, variances, registrations, exemptions, Orders, consents and approvals from the FDA and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of CombinatoRx

Products (any such Governmental Authority, a “CombinatoRx Regulatory Agency”) necessary for the lawful operating of the businesses of CombinatoRx or any of its Subsidiaries as currently conducted (the “CombinatoRx Permits”), including all authorizations required under the FDCA and the regulations of the FDA promulgated thereunder, and the PHSA. Notwithstanding the foregoing, it is acknowledged that no CombinatoRx Product is a marketed product or has received marketing approval and, therefore, that further permits, licenses, variances, registrations, exemptions, Orders, consents and/or approvals will be required before any CombinatoRx Product may be marketed. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a CombinatoRx Material Adverse Effect, all such CombinatoRx Permits are valid, and in full force and effect. Since January 1, 2007, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any CombinatoRx Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a CombinatoRx Material Adverse Effect. CombinatoRx and each of its Subsidiaries are in compliance in all material respects with the terms of all CombinatoRx Permits, and no event has occurred that, to the knowledge of CombinatoRx, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any CombinatoRx Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a CombinatoRx Material Adverse Effect.

(b) Neither CombinatoRx nor any of its Subsidiaries nor, to the knowledge of CombinatoRx, any director, officer, employee, agent or Representative of CombinatoRx or its Subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other CombinatoRx Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. Neither CombinatoRx nor any of its Subsidiaries nor, to the knowledge of CombinatoRx, any director, officer, employee, agent or Representative of CombinatoRx or its Subsidiaries, has engaged in any activity prohibited under any Health Care Law. There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the knowledge of CombinatoRx, threatened against CombinatoRx or any of its Subsidiaries that relates to an alleged violation of any Health Care Law. Neither CombinatoRx nor any of its Subsidiaries nor, to the knowledge of CombinatoRx, any director, officer, employee, agent or Representative of CombinatoRx or its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which CombinatoRx or any of its Subsidiaries or, to the knowledge of CombinatoRx, any of the directors, officers, employees, agents or Representatives of CombinatoRx or any of its Subsidiaries are bound or which relate to CombinatoRx Products.

(c) CombinatoRx and each of its Subsidiaries are and have been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other CombinatoRx Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the CombinatoRx Products. All required pre-clinical toxicology studies conducted by or on behalf of

CombinatoRx or any of its Subsidiaries and CombinatoRx-sponsored clinical trials (or clinical trials sponsored by any of its Subsidiaries) conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDA’s current Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to Neuromed. Each clinical trial conducted by or on behalf of CombinatoRx or any of its Subsidiaries with respect to CombinatoRx Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including Good Clinical Practices, Informed Consent and all other applicable requirements contained in 21 CFR Parts 312, 50, 54, 56 and 11. CombinatoRx and each of its Subsidiaries have filed all required notices (and made available to Neuromed copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials conducted by or on behalf of CombinatoRx or any its Subsidiaries with respect to such CombinatoRx Products.

(d) All applications, submissions, information and data utilized by CombinatoRx or any of its Subsidiaries as the basis for, or submitted by or on behalf of CombinatoRx or any of its Subsidiaries in connection with any and all requests for a CombinatoRx Permit relating to CombinatoRx, when submitted to the FDA or other CombinatoRx Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other CombinatoRx Regulatory Agency.

(e) Neither CombinatoRx nor any of its Subsidiaries nor, to the knowledge of CombinatoRx, any Representative of CombinatoRx or any of its Subsidiaries, nor, to the knowledge of CombinatoRx, any licensors, licensees, assignors or assignees of CombinatoRx or any of its Subsidiaries has received any notice that the FDA or any other CombinatoRx Regulatory Agency has initiated, or threatened to initiate, any Action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by CombinatoRx or any of its Subsidiaries or otherwise restrict the pre-clinical research or clinical study of any CombinatoRx Product or any drug product being developed by any licensee or assignee of the CombinatoRx Intellectual Property Assets based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any CombinatoRx Product. Neither CombinatoRx nor any of its Subsidiaries is in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any CombinatoRx Products. To the knowledge of CombinatoRx, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(f) CombinatoRx has made available to Neuromed true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other CombinatoRx Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or other CombinatoRx Regulatory Agency. CombinatoRx has made available to Neuromed for review all correspondence to or from the FDA or other CombinatoRx Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other CombinatoRx Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other CombinatoRx Regulatory Agency, or prepared by the FDA or other CombinatoRx Regulatory Agency or which bear in any way on compliance by CombinatoRx or any of its Subsidiaries with regulatory requirements of the FDA or any other CombinatoRx Regulatory Agency, or on the likelihood or timing of approval of any CombinatoRx Products.

4.12 Taxes and Tax Returns

(a) Each material Tax Return required to be filed by, or on behalf of, CombinatoRx or any of its Subsidiaries, and each material Tax Return in which CombinatoRx or any of its Subsidiaries was required to be included, has been timely filed. Each such Tax Return was true, correct and complete in all material respects.

(b) CombinatoRx and each of its Subsidiaries (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) The unpaid Taxes of CombinatoRx and its Subsidiaries (A) did not, as of December 31, 2008, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the CombinatoRx Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of CombinatoRx and its Subsidiaries in filing their Tax Returns.

(d) Section 4.12(d) of the CombinatoRx Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to CombinatoRx or any of its Subsidiaries for taxable periods ended on or after December 31, 2005, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. CombinatoRx has delivered to Neuromed correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by CombinatoRx or any of its Subsidiaries since December 31, 2005.

(e) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CombinatoRx or any of its Subsidiaries.

(f) Neither CombinatoRx nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(g) Neither CombinatoRx nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes.

(h) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of CombinatoRx or any of its Subsidiaries.

(i) Neither CombinatoRx nor any of its Subsidiaries has received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j) Neither CombinatoRx nor any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) Neither CombinatoRx nor any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement.

(l) Neither CombinatoRx nor any of its Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was CombinatoRx or (B) has any liability for the Taxes of any person (other than CombinatoRx or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m) The taxable year of CombinatoRx and each of its Subsidiaries for all income Tax purposes is the fiscal year ended December 31st, and CombinatoRx and each of its Subsidiaries uses the accrual method of accounting in keeping its books and in computing its taxable income.

(n) Neither CombinatoRx nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) No Subsidiary of CombinatoRx which is a foreign corporation (i) shall have recognized a material amount of “subpart F income” as defined in Section 952 of the Code during a taxable year of such Subsidiary that includes but does not end on the Closing Date, (ii) is a resident of any jurisdiction other than that of its incorporation, or (iii) is engaged in a U.S. trade or business.

(p) Each of CombinatoRx and its Subsidiaries has complied with all record keeping and reporting obligations under Section 6038A with respect to its ownership of and transactions with its foreign affiliates.

(q) Each of CombinatoRx and its Subsidiaries has disclosed on its federal income Tax return all positions taken therein that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code.

(r) Neither CombinatoRx nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(s) Neither CombinatoRx nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or

(vii) any similar election, action, or agreement that would have the effect of deferring any Liability for Taxes of CombinatoRx or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after such period.

(t) No written claim has been made by any Taxing Authority that CombinatoRx or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a CombinatoRx Material Adverse Effect.

4.13 Employee Benefit Programs.

(a) Section 4.13(a) of the CombinatoRx Disclosure Schedule sets forth a list of every Employee Program maintained by CombinatoRx or an ERISA Affiliate of CombinatoRx (the “CombinatoRx Employee Programs”).

(b) Each CombinatoRx Employee Program which is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such. No event or omission has occurred which would reasonably be expected to cause any CombinatoRx Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) Neither CombinatoRx nor any ERISA Affiliate of CombinatoRx knows, nor should any of them reasonably know, of any material failure of any party to comply with any laws applicable with respect to the Employee Programs maintained by CombinatoRx or any ERISA Affiliate of CombinatoRx. Except as would not, individually or in the aggregate, have a CombinatoRx Material Adverse Effect, with respect to any Employee Program ever maintained by CombinatoRx or any ERISA Affiliate of CombinatoRx, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of CombinatoRx, threatened with respect to any such CombinatoRx Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Employee Programs ever maintained by CombinatoRx or any ERISA Affiliate of CombinatoRx, for all periods prior to the Closing Date, either have been made or have been accrued.

(d) Neither CombinatoRx nor any ERISA Affiliate of CombinatoRx has maintained an Employee Program subject to Title IV of ERISA, including a Multiemployer Plan. None of the CombinatoRx Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation laws) or has ever promised to provide such post-termination benefits.

(e) Each Employee Program required to be listed on Section 4.13(a) of the CombinatoRx Disclosure Schedule may be amended, terminated, or otherwise discontinued by CombinatoRx after the Effective Time in accordance with its terms without material liability to CombinatoRx, Neuromed or any of their respective Subsidiaries.

(f) Except as set forth in Amendment No. 1 to CombinatoRx’s Annual Report on Form 10-K, which was filed with the SEC on April 30, 2009, neither CombinatoRx nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, or employee of CombinatoRx or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CombinatoRx or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding CombinatoRx or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has CombinatoRx made any such payment, and the consummation of the transactions contemplated herein shall not obligate CombinatoRx or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g) Each CombinatoRx Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code, based upon a good faith, reasonable interpretation of Section 409A of the Code, the regulations and other guidance issued thereunder. No stock option granted under any CombinatoRx Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(h) For purposes of this Section 4.13:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of CombinatoRx if it would have ever been considered a single employer with CombinatoRx under ERISA Section 4001(b) or part of the same “controlled group” as CombinatoRx for purposes of ERISA Section 302(d)(8)(C).

4.14 Labor and Employment Matters.

(a) Neither CombinatoRx nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the knowledge of CombinatoRx, neither CombinatoRx nor any of its Subsidiaries is subject to any charge, demand, petition, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving CombinatoRx or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, have a CombinatoRx Material Adverse Effect, (i) CombinatoRx and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages;

(ii) neither CombinatoRx nor any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of CombinatoRx or any of its Subsidiaries and classified by CombinatoRx or any of its Subsidiaries as other than an employee or compensated other than through wages paid by CombinatoRx or any of its Subsidiaries through its respective payroll department (“CombinatoRx Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or CombinatoRx Contingent Workers; (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the knowledge of CombinatoRx, threatened against CombinatoRx or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iv) none of the employment policies or practices of CombinatoRx or any of its Subsidiaries is currently being audited or investigated, or to the knowledge of CombinatoRx, subject to imminent audit or investigation by any Governmental Authority; (v) neither CombinatoRx nor any of its Subsidiaries is, or within the last three (3) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) CombinatoRx and each of its Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed; (vii) all employees of CombinatoRx and each of its Subsidiaries are employed at-will and no such employees are subject to any contract with CombinatoRx or any of its Subsidiaries or any policy or practice of CombinatoRx or any of its Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by CombinatoRx or any of its Subsidiaries; (viii) to the extent that any CombinatoRx Contingent Workers are employed, CombinatoRx and each of its Subsidiaries has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites and (ix) neither CombinatoRx nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar Law affecting any site of employment of CombinatoRx or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of CombinatoRx or any of its Subsidiaries, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to CombinatoRx or any of its Subsidiaries.

4.15 Material Contracts. Section 4.15 of the CombinatoRx Disclosure Schedule is a correct and complete list of each currently effective contract, agreement or other instrument or obligation (written or oral) to which CombinatoRx or any of its Subsidiaries is a party as of the date (collectively, the “CombinatoRx Contracts”):

(a) relating to the lease of real property by CombinatoRx or any of its Subsidiaries;

(b) for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by CombinatoRx or any of its Subsidiaries of, or pursuant to which in the last year CombinatoRx or any of its Subsidiaries paid, in the aggregate, $100,000 or more;

(c) for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to CombinatoRx or any of its Subsidiaries of, or pursuant to which in the last year CombinatoRx or any of its Subsidiaries received, in the aggregate, $100,000 or more;

(d) that relates to any partnership, joint venture, strategic alliance or other similar contract;

(e) relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f) severance or change-in-control agreement;

(g) which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of CombinatoRx or any of its Subsidiaries or, following the consummation of the transactions contemplated by this Agreement, the business and operations of Surviving Corporation, CombinatoRx or any Affiliate of CombinatoRx, is or would be conducted, or (ii) the scope of the CombinatoRx Business and operations of CombinatoRx and its Subsidiaries, taken as a whole;

(h) CombinatoRx Licenses-In or CombinatoRx Licenses-Out in respect of any CombinatoRx Intellectual Property Assets that provide for annual payments of, or pursuant to which in the last year CombinatoRx paid or received, in the aggregate, $100,000 or more;

(i) containing any royalty, dividend or similar arrangement based on the revenues or profits of CombinatoRx or any of its Subsidiaries;

(j) with any Governmental Authority;

(k) any contract with (a) an executive officer or director of CombinatoRx or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of CombinatoRx or (c) to the knowledge of CombinatoRx, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than CombinatoRx or any of its Subsidiaries);

(l) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other transactions contemplated hereby;

(m) relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of CombinatoRx or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the ordinary course of business consistent with past practice; or

(n) any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from CombinatoRx or any of its Subsidiaries in excess of $100,000.

Each CombinatoRx Contract is in full force and effect and will not terminate as a result of the consummation of the transactions contemplated hereby. Neither CombinatoRx nor any of its Subsidiaries or, to the knowledge of CombinatoRx, any other party thereto is in default or breach under the terms of any such CombinatoRx Contract. Each CombinatoRx Contract is a valid and binding obligation of CombinatoRx and its Subsidiaries that are a party thereto and, to the knowledge of CombinatoRx, each of the other parties, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

4.16 Properties.

(a) Section 4.16(a) of the CombinatoRx Disclosure Schedule identifies (i) the street address of each parcel of CombinatoRx Leased Real Property, (ii) the identification of the CombinatoRx Leases and the CombinatoRx Ancillary Lease Documents and (iii) the identity of the lessor, lessee and current occupant (if different than the lessee) of each such parcel of CombinatoRx Leased Real Property. With respect to each CombinatoRx Lease, except as would not, individually or in the aggregate, have a CombinatoRx Material Adverse Effect:

(i) the CombinatoRx Leases and the CombinatoRx Ancillary Lease Documents are valid, binding and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended, and CombinatoRx or a Subsidiary holds a valid and existing leasehold interest under such CombinatoRx Leases free and clear of any Encumbrances except Permitted Encumbrances. CombinatoRx has delivered to Neuromed full, complete and accurate copies of each of the CombinatoRx Leases and all CombinatoRx Ancillary Lease Documents described in Section 4.16(a) of the CombinatoRx Disclosure Schedule;

(ii) none of the CombinatoRx Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii) the CombinatoRx Leases and all CombinatoRx Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv) with respect to each of the CombinatoRx Leases, neither CombinatoRx nor any of its Subsidiaries has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such CombinatoRx Lease or CombinatoRx Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(v) neither CombinatoRx, any of its Subsidiaries, nor, to the knowledge of CombinatoRx, any other party to any CombinatoRx Leases or CombinatoRx Ancillary Lease Documents is in breach or default, and, to the knowledge of CombinatoRx, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the CombinatoRx Leases or any CombinatoRx Ancillary Lease Documents;

(vi) no party to the CombinatoRx Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the CombinatoRx Leases; and

(vii) neither CombinatoRx nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the CombinatoRx Leases or any CombinatoRx Ancillary Lease Documents.

(b) CombinatoRx and its Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding Intellectual Property Assets, necessary to conduct the CombinatoRx Business as currently conducted, except for Permitted Encumbrances. CombinatoRx and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess, and control all personal property leased by CombinatoRx or its Subsidiaries as now used, possessed, and controlled by CombinatoRx or its Subsidiaries, as applicable.

(c) The CombinatoRx Leased Real Property constitutes all of the real property used or occupied by CombinatoRx and its Subsidiaries in connection with the conduct of the CombinatoRx Business.

(d) Neither CombinatoRx nor any of its Subsidiaries has any CombinatoRx Owned Real Property, nor is CombinatoRx or any of its Subsidiaries a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

4.17 Environmental Liability. Except as would not, individually or in the aggregate, have a CombinatoRx Material Adverse Effect:

(a) CombinatoRx and its Subsidiaries are in material compliance with all Environmental Laws applicable to their operations and use of the CombinatoRx Leased Real Property;

(b) none of CombinatoRx or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by any of CombinatoRx or its Subsidiaries at or on the CombinatoRx Leased Real Property that requires reporting, investigation or remediation by CombinatoRx or its Subsidiaries pursuant to any Environmental Law;

(c) none of CombinatoRx or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the knowledge of CombinatoRx, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to the knowledge of CombinatoRx, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the CombinatoRx Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by CombinatoRx or any of its Subsidiaries pursuant to any Environmental Law.

4.18 State Takeover Laws. The Board of Directors of CombinatoRx has approved this Agreement and taken all other requisite action such that the provisions of any antitakeover laws and regulations of any Governmental Authority will not apply to this Agreement or any of the transactions contemplated hereby.

4.19 Intellectual Property.

(a) Section 4.19(a) of the CombinatoRx Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by CombinatoRx or any of its Subsidiaries or used or held for use by CombinatoRx or any of its Subsidiaries in the CombinatoRx Business (“CombinatoRx Patents”), registered and material unregistered Marks owned by CombinatoRx or any of its Subsidiaries or used or held for use by CombinatoRx or any of its Subsidiaries in the CombinatoRx Business (“CombinatoRx Marks”) and registered and material unregistered Copyrights owned by CombinatoRx or any of its Subsidiaries or used or held for use by CombinatoRx or any of its Subsidiaries in the CombinatoRx Business (“CombinatoRx Copyrights”), (ii) licenses, sublicenses or other agreements under which CombinatoRx or any of its Subsidiaries is granted rights by others in the CombinatoRx Intellectual Property Assets (“CombinatoRx Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which CombinatoRx or any of its Subsidiaries has granted rights to others in the CombinatoRx Intellectual Property Assets (“CombinatoRx Licenses-Out”).

(b) With respect to the CombinatoRx Intellectual Property Assets (i) purported to be owned by CombinatoRx or any of its Subsidiaries, CombinatoRx or one of its Subsidiaries exclusively owns such CombinatoRx Intellectual Property Assets and (ii) licensed to CombinatoRx or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such CombinatoRx Intellectual Property Assets are the subject of a written license or other agreement; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a CombinatoRx License-In or CombinatoRx License-Out or Permitted Encumbrances granted by CombinatoRx or one of its Subsidiaries.

(c) All CombinatoRx Intellectual Property Assets owned by and, to the knowledge of CombinatoRx, all CombinatoRx Intellectual Property Assets owned by or exclusively licensed to CombinatoRx or any of its Subsidiaries that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and

Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the knowledge of CombinatoRx or any of its Subsidiaries, all CombinatoRx Patents, CombinatoRx Marks and CombinatoRx Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing, that are owned by or exclusively licensed to CombinatoRx or any of its Subsidiaries are valid and enforceable.

(d) To the knowledge of CombinatoRx, each CombinatoRx Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e) No CombinatoRx Patent is now involved in any interference, reissue, re examination or opposition proceeding; to the knowledge of CombinatoRx, there is no patent or patent application of any third party that potentially interferes with a CombinatoRx Patent; all products made, used or sold under the CombinatoRx Patents have been marked with the proper patent notice.

(f) There are no pending or, to the knowledge of CombinatoRx, threatened claims against CombinatoRx or any of its Subsidiaries or any of their employees alleging that any of the operation of the CombinatoRx Business or any activity by CombinatoRx or its Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any CombinatoRx Product infringes or violates (or in the past infringed or violated) any Third Party IP Assets or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Assets of any person or entity or that any CombinatoRx Intellectual Property Assets is invalid or unenforceable.

(g) To the knowledge of CombinatoRx, neither the operation of the CombinatoRx Business, nor any activity by CombinatoRx or any of its Subsidiaries, nor manufacture, use, importation, offer for sale and/or sale of any CombinatoRx Product infringes or violates (or in the past infringed or violated) any Third Party IP Assets or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Assets.

(h) Neither CombinatoRx nor any of its Subsidiaries has any obligation to compensate any person for the use of any Intellectual Property Assets; neither CombinatoRx nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property Assets; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict CombinatoRx’s or any of its Subsidiaries’ rights to use any Intellectual Property Assets, (ii) restrict the CombinatoRx Business, in order to accommodate a third party’s Intellectual Property Assets, or (iii) permit third parties to use any CombinatoRx Intellectual Property Assets.

(i) All former and current employees, consultants and contractors of CombinatoRx and its Subsidiaries have executed written instruments with CombinatoRx or one or more of its Subsidiaries that assign to CombinatoRx all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the CombinatoRx Business or any of the products or services being researched, developed, manufactured or sold by CombinatoRx or any of its Subsidiaries or that may be used with any such products or services and (ii) Intellectual Property Assets relating thereto; in each case where a CombinatoRx Patent is held by CombinatoRx or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(j) To the knowledge of CombinatoRx, (i) there is no, nor has there been any, infringement or violation by any person or entity of any CombinatoRx Intellectual Property Assets or the rights of CombinatoRx or any of its Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any CombinatoRx Intellectual Property Assets or the subject matter thereof.

(k) CombinatoRx and each of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by CombinatoRx or any of its Subsidiaries or used or held for use by CombinatoRx or any of its Subsidiaries in the CombinatoRx Business (the “CombinatoRx Trade Secrets”), including, without limitation, requiring each employee of CombinatoRx and its Subsidiaries and each consultant of CombinatoRx and its Subsidiaries and any other person with access to CombinatoRx Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Neuromed and, to CombinatoRx’s knowledge, there has not been any breach by any party to such confidentiality agreements.

(l) Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the CombinatoRx Intellectual Property Assets as CombinatoRx had in the CombinatoRx Intellectual Property Assets immediately prior to the Effective Time.

4.20 Books and Records. Each of the minute and record books of CombinatoRx and Merger Sub contain complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of CombinatoRx and Merger Sub, respectively, since its incorporation and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of CombinatoRx and Merger Sub comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

4.21 Opinion of Financial Advisor. The Board of Directors of CombinatoRx has received the opinion of Wedbush Morgan Securities Inc., dated June 30, 2009, to the effect that, subject to such qualifications and assumptions as are contained therein, as of such date, the Merger Consideration to be issued by CombinatoRx as provided in this Agreement and the Escrow Agreement is fair to CombinatoRx and the stockholders of CombinatoRx from a financial point of view.

4.22 Disclosure Documents; CombinatoRx Information. The information relating to CombinatoRx or its Subsidiaries to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information relating to CombinatoRx or its Subsidiaries to be contained in the Proxy Statement will not, on the date the Proxy Statement is first mailed to CombinatoRx Stockholders and Neuromed Stockholders or at the time of the CombinatoRx Stockholder Meeting and Neuromed Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by CombinatoRx or Merger Sub with respect to the information that has been or will be supplied by the Neuromed Entities or their Representatives for inclusion in the Registration Statement or Proxy Statement.

4.23 Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of CombinatoRx or any of its Subsidiaries from any Governmental Authority, and, to the knowledge of CombinatoRx, no basis exists for any Governmental Authority to seek payment or repayment from CombinatoRx or any of its Subsidiaries of any amount or benefit received, or to seek performance of any obligation of CombinatoRx or any of its Subsidiaries, under any such program.

4.24 Definition of CombinatoRx’s Knowledge. As used in this Agreement, the phrase “to the knowledge of CombinatoRx” or any similar phrase means the actual knowledge of Robert Forrester, Justin Renz and Jason Cole, after due inquiry by each such individual of each such individual’s direct reports.

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Neuromed Business Pending the Effective Time. During the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), each of Neuromed and Neuromed Canada agrees (unless it is required to take such action pursuant to this Agreement or CombinatoRx shall give its prior written consent, such consent not to be unreasonably withheld or delayed) to, and to cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course consistent with past practice, including with respect to working capital management, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns and amendments thereto required to be filed by the Neuromed Entities on or before the Closing Date, pay its Liabilities and Taxes consistent with the past practices of the Neuromed Entities unless being contested in good faith by appropriate proceedings, pay or perform other material obligations consistent with the past practices of the Neuromed Entities (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and use commercially reasonable efforts to (a) preserve its present business organization, (b) maintain in effect all of the Neuromed Permits, and (c) preserve its relationships with suppliers, licensors, licensees and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Section 5.1 of the Neuromed Disclosure Schedule or as required by applicable Law, Neuromed and Neuromed Canada shall not do, cause or permit, and shall cause their Subsidiaries not to do, cause or permit, any of the following actions, without the prior written consent of CombinatoRx, in its sole discretion, except as expressly provided or permitted in this Agreement:

(a) amend the organizational documents of any of the Neuromed Entities (whether by merger, consolidation or otherwise) or any of the agreements listed on Section 3.1(a) and Section 3.1(b) of the Neuromed Disclosure Schedule, or change the authorized capital stock or equity interests of any of the Neuromed Entities;

(b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or enter into any agreement with respect to the voting of, any of the capital stock of any of the Neuromed Entities (other than dividends and distributions paid to any of the Neuromed Entities), (ii) split, combine or reclassify any of its capital stock, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or any of its other securities, or (iv) purchase, redeem or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (other than acquisitions of convertible securities upon conversion of such securities or acquisitions of exercisable securities upon exercise of such securities), or (v) adopt or implement any shareholder rights plan;

(c)(i) authorize for issuance, issue, deliver or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or accelerate the vesting of any stock of any class or any other securities or equity equivalents of the Neuromed Entities other than pursuant to pre-existing terms (including, without limitation, stock appreciation rights), (ii) enter into any contract with respect to the foregoing, or (iii) permit any grants of restricted stock or issuance of similar stock-based employee rights;

(d)(i) enter into or amend any agreement pursuant to which any other party is granted any joint or exclusive marketing or other joint or exclusive right of any type or scope with respect to any of the Neuromed Products or (ii) agree to any exclusivity, non-competition, or similar provision or covenant restricting any of the Neuromed Entities from competing in any line of business, including in respect of any product or therapeutic area, or with any Person or in any area or engaging in any activity or business, including in respect of any product or therapeutic area, or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect after the consummation of the Merger;

(e) (i) repurchase, prepay, repay or incur any Indebtedness, including by way of guarantee any Indebtedness of another Person, or amend any contract, agreement or arrangement related to any of the Neuromed Entities’ outstanding Indebtedness; (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of any of the Neuromed Entities, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other Person, other than any of the Neuromed Entities, other than in the ordinary course of business consistent with past practice, or (iv) mortgage, pledge or otherwise encumber any material assets, or create or suffer any material Encumbrance thereupon;

(f) materially reduce the amount of any insurance coverage provided by the existing insurance policies of any of the Neuromed Entities;

(g) materially change or implement accounting policies, methods or procedures of the Neuromed Entities, except as required by GAAP, Canadian GAAP or applicable Laws;

(h)(i) grant to any current director or officer of any of the Neuromed Entities any increase in base salary, bonus, benefits or any other form of compensation, (ii) grant, agree to grant, accelerate or increase any right to any severance, change in control or termination pay or benefits, (iii) enter into, establish, adopt or amend any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, any trust agreement or similar arrangement related thereto (including without limitation the Neuromed Stock Option Plans, or communicate any intention to take such foregoing actions (except, in each case, as may be required by applicable Laws or to satisfy contractual obligations existing as of the date hereof), or (iv) make any Person a beneficiary of any plan, agreement or arrangement which would entitle such Person to payment, vesting, acceleration or any other right as a consequence of the consummation of the transactions contemplated by this Agreement;

(i) sell, lease, license, pledge, transfer, subject to any Encumbrance or otherwise dispose of or distribute, or grant any right or interest to any other Person in or to, any Neuromed Intellectual Property Asset or material property or asset of any of the Neuromed Entities;

(j) acquire or agree to acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise); dispose of any Neuromed Trade Secret;

(k) enter into, amend in any material respect or terminate any Neuromed Contract;

(l) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any of the Neuromed Entities, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the Neuromed Entities, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of the Neuromed Entities for any period ending after the Closing Date or decreasing any Tax attribute of any of the Neuromed Entities existing on the Closing Date;

(m)(i) enter into, materially modify or terminate any Neuromed Lease, except that the Neuromed Entities may renew Neuromed Leases on terms materially consistent with existing terms; provided that, Neuromed shall promptly notify CombinatoRx of, and furnish CombinatoRx with information relating to, any material default under any Neuromed Lease for any Neuromed Leased Real Property; or (ii) acquire any Neuromed Owned Real Property;

(n) compromise, settle or satisfy, or agree to compromise, settle or satisfy, any pending or threatened Action (whether or not commenced prior to the date of this Agreement) for an amount in excess of $100,000;

(o) revalue any of its assets, including writing down the value of Neuromed Intellectual Property Assets, except as required by GAAP, Canadian GAAP or applicable Laws; or

(p) agree, commit to or enter into any contract or arrangement to take any of the actions referred to in Section 5.1(a) through Section 5.1(o) above, or intentionally take or agree to take, any action that make any of the representations or warranties of Neuromed and Neuromed Canada contained in this Agreement untrue or incorrect or cause Neuromed or Neuromed Canada not to perform its agreements and covenants hereunder such that the closing conditions of CombinatoRx and Merger Sub set forth in Section 7.2(a) and Section 7.2(b) would not be satisfied.

Notwithstanding the foregoing, nothing contained in this Agreement shall give CombinatoRx or Merger Sub, directly or indirectly, the right to control or direct the operations of any of the Neuromed Entities prior to the Effective Time. Prior to the Effective Time, each of Neuromed and Neuromed Canada shall exercise, consistent with the terms and conditions of this Agreement, control, supervision and management over its and its Subsidiaries’ operations.

5.2 Conduct of CombinatoRx’s Business Pending the Effective Time. During the Pre-Closing Period, CombinatoRx agrees (unless it is required to take such action pursuant to this Agreement or Neuromed shall give its prior written consent, such consent not to be unreasonably withheld or delayed) to, and to cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course consistent with past practice, including with respect to working capital management, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns and amendments thereto required to be filed by CombinatoRx and its Subsidiaries on or before the Closing Date, pay its Liabilities and Taxes consistent with the past practices of CombinatoRx and its Subsidiaries unless being contested in good faith by appropriate proceedings, pay or perform other material obligations consistent with the past practices of CombinatoRx and its Subsidiaries (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and use commercially reasonable efforts to (a) preserve its present business organization, (b) maintain in effect all of the CombinatoRx Permits and (c) preserve its relationships with suppliers, licensors, licensees, and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Section 5.2 of the CombinatoRx Disclosure Schedule or as required by applicable Law, CombinatoRx shall not do, cause or permit, and shall cause its Subsidiaries not to do, cause or permit, any of the following actions, without the prior written consent of Neuromed, in its sole discretion, except as expressly provided or permitted in this Agreement:

(a) amend the organizational documents of CombinatoRx or any of its Subsidiaries (whether by merger, consolidation or otherwise), or change the authorized capital stock or equity interests of CombinatoRx or any of its Subsidiaries;

(b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or enter into any agreement with respect to the voting of, any of the capital stock of CombinatoRx or any of its Subsidiaries (other than dividends and distributions paid to CombinatoRx or its Subsidiaries), (ii) split, combine or reclassify any of its capital stock, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or any of its other securities, (iv) purchase, redeem or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (other than acquisitions of convertible securities upon conversion of such securities or acquisitions of exercisable securities upon exercise of such securities), or (v) adopt or implement any shareholder rights plan;

(c)(i) authorize for issuance, issue, deliver or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or accelerate the vesting of any stock of any class or any other securities or equity equivalents of CombinatoRx and its Subsidiaries other than pursuant to pre-existing terms (including, without limitation, stock appreciation rights), (ii) enter into any contract with respect to the foregoing, or (iii) permit any grants of restricted stock or issuance of similar stock-based employee rights;

(d)(i) enter into or amend any agreement pursuant to which any other party is granted any joint or exclusive marketing or other joint or exclusive right of any type or scope with respect to any of the CombinatoRx Products or (ii) agree to any exclusivity, non-competition, or similar provision or covenant restricting CombinatoRx or any of its Subsidiaries from competing in any line of business, including in respect of any product or therapeutic area, or with any Person or in any area or engaging in any activity or business, including in respect of any product or therapeutic area, or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect after the consummation of the Merger;

(e) (i) repurchase, prepay, repay or incur any Indebtedness, including by way of guarantee any Indebtedness of another Person, or amend any contract, agreement or arrangement related to any outstanding Indebtedness of CombinatoRx or any of its Subsidiaries, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of CombinatoRx or any of its Subsidiaries, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other Person, other than CombinatoRx or any of its direct or indirect wholly-owned Subsidiaries, other than in the ordinary course of business consistent with past practice, or (iv) mortgage, pledge or otherwise encumber any material assets, or create or suffer any material Encumbrance thereupon;

(f) materially reduce the amount of any insurance coverage provided by the existing insurance policies of CombinatoRx or any of its Subsidiaries;

(g) materially change or implement accounting policies, methods or procedures, except as required by GAAP or applicable Laws;

(h)(i) grant to any current director or officer of CombinatoRx or any of its Subsidiaries any increase in base salary, bonus, benefits or any other form of compensation, (ii) grant, agree to grant, accelerate or increase any right to any severance, change in control or termination pay or benefits, (iii) enter into, establish, adopt or amend any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, any trust agreement or similar arrangement related thereto (including without limitation the CombinatoRx Stock Option Plans), or communicate any intention to take such foregoing actions (except, in each case, as may be required by applicable Laws or to satisfy contractual obligations existing as of the date hereof), or (iv) make any Person a beneficiary of any plan, agreement or arrangement which would entitle such Person to payment, vesting, acceleration or any other right as a consequence of the consummation of the transactions contemplated by this Agreement;

(i) sell, lease, license, pledge, transfer, subject to any Encumbrance or otherwise dispose of or distribute, or grant any right or interest to any other Person in or to, any CombinatoRx Intellectual Property Asset or material property or asset of CombinatoRx or any of its Subsidiaries;

(j) acquire or agree to acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise); dispose of any CombinatoRx Trade Secret;

(k) enter into, amend in any material respect or terminate any CombinatoRx Contract;

(l) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to CombinatoRx or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to CombinatoRx or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of CombinatoRx or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of CombinatoRx or any of its Subsidiaries existing on the Closing Date;

(m)(i) enter into, materially modify or terminate any CombinatoRx Lease, except that CombinatoRx may renew CombinatoRx Leases on terms materially consistent with existing terms; provided that, CombinatoRx shall promptly notify Neuromed of, and furnish Neuromed with information relating to, any material default under any CombinatoRx Lease for any CombinatoRx Leased Real Property or (ii) acquire any CombinatoRx Owned Real Property;

(n) compromise, settle or satisfy, or agree to compromise, settle or satisfy, any pending or threatened Action (whether or not commenced prior to the date of this Agreement) for an amount in excess of $100,000;

(o) revalue any of its assets, including writing down the value of CombinatoRx Intellectual Property Assets, except as required by GAAP or applicable Laws; or

(p) agree, commit to or enter into any contract or arrangement to take any of the actions referred to in Section 5.2(a) through Section 5.2(o) above, or intentionally take or agree to take, any action that make any of the representations or warranties of CombinatoRx and Merger Sub contained in this Agreement untrue or incorrect or cause CombinatoRx or Merger Sub not to perform its agreements and covenants hereunder such that the closing conditions of Neuromed and Neuromed Canada set forth in Section 7.3(a) and Section 7.3(b) would not be satisfied.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Neuromed or Neuromed Canada, directly or indirectly, the right to control or direct the operations of CombinatoRx or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, CombinatoRx shall exercise, consistent with the terms and conditions of this Agreement, control, supervision and management over its and its Subsidiaries’ operations.

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1 Disclosure Documents.

(a) As promptly as practicable after the date of this Agreement, (i) CombinatoRx and Neuromed shall prepare and file with the SEC a joint proxy statement relating to the Neuromed Stockholder Meeting and the CombinatoRx Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) CombinatoRx, in cooperation with Neuromed, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of CombinatoRx Common Stock to be issued by virtue of the Merger. Each of CombinatoRx and Neuromed shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state and Canadian securities Laws in connection with the issuance of shares of CombinatoRx Common Stock pursuant to the Merger. Each of CombinatoRx, Merger Sub and Neuromed shall furnish all information concerning itself and their Subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. Each of CombinatoRx and Neuromed shall use reasonable best efforts to cause the Proxy Statement to be mailed to its respective stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. If CombinatoRx, Merger Sub or Neuromed become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to its respective stockholders.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other parties a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties and include in such document or response, comments reasonably and promptly proposed by the other parties. CombinatoRx will advise Neuromed, promptly after CombinatoRx receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CombinatoRx Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) CombinatoRx shall file an application with the British Columbia Securities Commission (the “BCSC”) for an order (the “BCSC Order”) under British Columbia Policy 12-601 designating CombinatoRx as a “reporting issuer” and use reasonable best efforts to cause CombinatoRx to become a reporting issuer under the Securities Act (British Columbia), effective immediately prior to the Effective Time. CombinatoRx shall also apply to the BCSC for an order waiving the requirement in item 1 of s. 2.6(3) of National Instrument 45-102 – Resale of Securities and use reasonable best efforts to obtain the order prior to the Effective Time so that the first trade in the securities comprising the Merger Consideration issued to residents of Canada may occur without the requirement that CombinatoRx be a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the date of the first trade (such order, the “Seasoning Waiver”).

(d) In the event CombinatoRx is unable to obtain the BCSC Order and the Seasoning Waiver, CombinatoRx shall: (i) prepare and file with the BCSC a preliminary prospectus and related documents and obtain a receipt for such preliminary prospectus; (ii) use its reasonable best efforts to resolve any comments with respect to the preliminary prospectus made by the BCSC and receive clearance from the BCSC prior to the Effective Time, to file with the BCSC a (final) prospectus; (iii) prepare a (final) prospectus and required documents related thereto; and (iv) promptly after the Effective Time file with the BCSC such (final) prospectus and required documents related thereto and use its reasonable best efforts to obtain, as expeditiously as reasonably practicable thereafter, a receipt for the (final) prospectus from the BCSC.

(e) CombinatoRx shall keep Neuromed reasonably informed in a timely manner of the status of its dealings with the BCSC regarding the matters referred to in Section 6.1(c) and Section 6.1(d), and provide Neuromed with notice within two (2) Business Days of the BCSC making a determination that it will not be granting the BCSC Order or the Seasoning Waiver. Neuromed will fully cooperate with CombinatoRx in providing all information and assistance required in connection with the matters referred to in Section 6.1(c) and Section 6.1(d).

6.2 Stockholder Meetings.

(a) Neuromed Stockholder Meeting.

(i) Neuromed shall take all action necessary in accordance with applicable Laws and the Neuromed Charter and Neuromed Bylaws to call, give notice of, convene and hold a meeting of the Neuromed Stockholders to consider and vote on a proposal to adopt and approve this Agreement and the transactions contemplated hereby (the “Neuromed Stockholder Meeting”). The Neuromed Stockholder Meeting shall be held (on a date selected by Neuromed in consultation with CombinatoRx) as promptly as practicable after mailing the Proxy Statement; provided that the Neuromed Stockholder Meeting need not be held prior to the CombinatoRx Stockholder Meeting.

(ii) Subject to the provisions of Section 6.4 hereof, the Board of Directors of Neuromed shall recommend that the Neuromed Stockholders adopt and approve this Agreement (the “Neuromed Recommendation”) and Neuromed shall include such Neuromed Recommendation in the Proxy Statement.

(b) CombinatoRx Stockholder Meeting.

(i) CombinatoRx shall take all action necessary in accordance with applicable Laws and the CombinatoRx Charter and CombinatoRx Bylaws to call, give notice of, convene and hold a meeting of the CombinatoRx Stockholders (the “CombinatoRx Stockholder Meeting”) to consider and vote on proposals to approve (A) Amendment No. 1 to the CombinatoRx Charter, (B) Amendment No. 2 to the CombinatoRx Charter, (C) the Option Plan Amendments, (D) the Exchange Offer, and (E) the issuance of the shares of CombinatoRx Common Stock by virtue of the Merger (collectively, the “CombinatoRx Stockholder Proposals”). The CombinatoRx Stockholder Meeting shall be held (on a date selected by CombinatoRx in consultation with Neuromed) as promptly as practicable after mailing of the Proxy Statement; provided that the CombinatoRx Stockholder Meeting need not be held prior to the Neuromed Stockholder Meeting.

(ii) Subject to the provisions of Section 6.4 hereof, the Board of Directors of CombinatoRx shall recommend that the CombinatoRx Stockholders approve the CombinatoRx Stockholder Proposals (the “CombinatoRx Recommendation”) and CombinatoRx shall include such CombinatoRx Recommendation in the Proxy Statement.

(c) Neuromed shall use its reasonable best efforts to solicit from the Neuromed Stockholders proxies in favor of the Merger and shall take all other action necessary or advisable to secure Neuromed Stockholder Approval. CombinatoRx shall use its reasonable best efforts to solicit from the CombinatoRx Stockholders proxies in favor of the CombinatoRx Stockholder Proposals and shall take all other action necessary or advisable to secure the CombinatoRx Stockholder Approvals.

6.3 Third Party Consents and Regulatory Approvals.

(a) Subject to the terms hereof and applicable Laws, Neuromed, Neuromed Canada and CombinatoRx shall each use its reasonable best efforts to (and shall cause their respective Subsidiaries to) as promptly as practicable

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby;

(ii) obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders as is necessary for the authorization, execution, and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of its respective obligations;

(iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and any other applicable federal, state or provincial securities laws, (B) the HSR Act, the Competition Act (Canada) and any other applicable Antitrust Laws, and (C) any other applicable Laws; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

Neuromed, Neuromed Canada and CombinatoRx shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Neuromed, Neuromed Canada and

CombinatoRx shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Laws (including all information required to be included in the Registration Statement) in connection with the transactions contemplated by this Agreement. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, licenses, permits, waivers, approvals, authorizations or orders and shall promptly respond to any requests for additional information from any Governmental Authority. For the avoidance of doubt, CombinatoRx and Neuromed agree that nothing contained in this Section 6.3(a) shall modify or affect their respective rights and responsibilities under Section 6.3(b).

(b) Each of Neuromed, Neuromed Canada and CombinatoRx hereby covenants and agrees to use its reasonable best efforts, if necessary, to secure termination of any waiting periods under the HSR Act, the Competition Act (Canada) and any other federal, state or foreign law, regulation, or decree designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) and to obtain the approval of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other applicable Governmental Authority, for the Merger and the other transactions contemplated hereby. None of Neuromed, Neuromed Canada or CombinatoRx shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under any applicable Antitrust Laws, without the prior written consent of the other. Notwithstanding the foregoing, nothing herein shall require Neuromed, Neuromed Canada or CombinatoRx in connection with the receipt of any regulatory approval, (i) to litigate or formally contest any proceedings relating to any regulatory approval process in connection with the Merger or (ii) to take, or agree to take, any action to satisfy an Adverse Regulatory Condition.

(c) Neuromed, Neuromed Canada and CombinatoRx will (i) promptly notify the other party of any written or oral communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Laws (including Regulations, codes, plans, Orders and charges thereunder), permit the other party to review in advance any proposed written communication to any Governmental Authority, in each case concerning the review, clearance or approval of any of the transactions contemplated hereby under any applicable Antitrust Laws; (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the review, clearance or approval of any of the transactions contemplated hereby under any applicable Antitrust Laws unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party or its counsel the opportunity to attend and participate in such meeting; provided that if the Governmental Authority or applicable Laws (including Regulations, codes, plans, Orders and charges thereunder) does not permit such participation by the other party or its counsel, or if CombinatoRx’s and Neuromed’s respective counsels both agree in good faith that participation of the other party or its counsel would not be advisable, such party’s meeting with such Governmental Authority may proceed without the participation of the other party or its counsel; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) drafted by or in conjunction with outside counsel between it and its Affiliates and its respective Representatives on the one hand, and any

Governmental Authority or members of such Governmental Authority’s staff on the other hand, concerning the review, clearance or approval of any of the transactions contemplated hereby under any applicable Antitrust Laws, except to the extent prohibited by applicable Laws (including Regulations, codes, plans, Orders and charges thereunder) or the instructions of such Governmental Authority.

(d) Neuromed, Neuromed Canada and CombinatoRx shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Laws in connection with the transactions contemplated by this Agreement.

(e) CombinatoRx shall pay the filing and related fees in connection with any such filings that must be paid to any Governmental Authorities by CombinatoRx and Merger Sub, and Neuromed shall pay the filing and related fees in connection with any such filings that must be paid to any Governmental Authorities by Neuromed.

(f) Each of Neuromed, Neuromed Canada and CombinatoRx shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Neuromed Disclosure Schedule or the CombinatoRx Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Neuromed Material Adverse Effect or a CombinatoRx Material Adverse Effect prior to or after the Effective Time, it being understood that none of Neuromed, Neuromed Canada or CombinatoRx shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.3(f).

6.4 Mutual Non-Solicitation.

(a) No Solicitation by Neuromed Entities.

(i) Unless and until this Agreement is terminated in accordance with the provisions of Article VIII, without the prior written consent of CombinatoRx, none of the Neuromed Entities or any officer, director, employee, representative, Affiliate, advisor or agent of any of the Neuromed Entities (each a “Neuromed Representative”) shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Neuromed Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Neuromed Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Neuromed Acquisition Proposal, or enter into any agreement or agreement in principle requiring Neuromed to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to the adoption and approval of this Agreement by the stockholders of Neuromed at the Neuromed Stockholder Meeting, Neuromed may take the following actions in response to an unsolicited bona fide written Neuromed Acquisition Proposal received after the date hereof that the Board of Directors of Neuromed has determined, in good faith, after consultation with its outside counsel and independent financial advisors, constitutes, or would reasonably be expected to lead to, a Neuromed Superior Offer: (1) furnish nonpublic information regarding Neuromed to the third party making the Neuromed Acquisition Proposal (a “Neuromed Qualified Bidder”) and (2) engage in discussions or negotiations with the Neuromed Qualified Bidder and its representatives with respect to such Neuromed Acquisition Proposal; provided that (w) Neuromed receives from the Neuromed Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit Neuromed to comply with the terms of this Section 6.4 (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to CombinatoRx for informational purposes only), (x) Neuromed contemporaneously supplies to CombinatoRx any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to CombinatoRx, (y) Neuromed has not breached this Section 6.4, and (z) the Board of Directors of Neuromed determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of Neuromed under applicable Laws.

(ii) For purposes of this Agreement,

(A) “Neuromed Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Neuromed or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of Neuromed and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Neuromed (including securities of Neuromed currently beneficially owned by such Person); provided, however, that the term “Neuromed Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement; and

(B) “Neuromed Superior Offer” shall mean an unsolicited bona fide Neuromed Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Neuromed Acquisition Proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party that the Board of Directors of Neuromed determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Neuromed Acquisition Proposal (including the financing terms and the ability of such third party to finance such Neuromed Acquisition Proposal), (1) is more favorable from a financial point of view to the Neuromed Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by CombinatoRx in response to such Neuromed Superior Offer pursuant to and in accordance with Section 6.4(a)(iv) or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by Neuromed on terms no less favorable to Neuromed than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii) Except as otherwise provided in Section 6.4(a)(iv), neither the Board of Directors of Neuromed nor any committee of the Board of Directors of Neuromed shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to CombinatoRx, the Neuromed Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any Neuromed Acquisition Proposal, or make any public statement inconsistent with its recommendation (any action described in this sentence being referred to as a “Neuromed Change of Recommendation”).

(iv) Notwithstanding the foregoing, if at any time prior to the adoption and approval of this Agreement by the stockholders of Neuromed at the Neuromed Stockholder Meeting, Neuromed receives a Neuromed Acquisition Proposal that the Board of Directors of Neuromed concludes in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Neuromed Superior Offer and the Board of Directors of Neuromed determines in good faith (after consultation with outside legal counsel) that such Neuromed Change of Recommendation or entry into such definitive agreement would be required to comply with the fiduciary duties of the Board of Directors of Neuromed under applicable Laws, the Board of Directors of Neuromed may (i) effect a Neuromed Change of Recommendation, and/or (ii) enter into a definitive agreement with respect to such Neuromed Superior Offer (a “Neuromed Acquisition Agreement”)

and terminate this Agreement; provided, however that Neuromed shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless the Neuromed Entities have complied with this Section 6.4 and, in advance of or concurrently with such termination, Neuromed pays the fee set forth in Section 8.2(b); provided further, however, that such actions in the foregoing clauses (i) and (ii) may only be taken at a time that is after (A) the fifth (5th) Business Day following CombinatoRx’s receipt of written notice from Neuromed that the Board of Directors of Neuromed and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable Neuromed Acquisition Proposal) (the “Neuromed Subsequent Determination Notice”), and (B) at the end of such period, the Board of Directors of Neuromed and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by CombinatoRx and after consultation with Neuromed’s outside legal counsel and financial advisors, that such Acquisition Proposal remains a Neuromed Superior Offer. During any such five (5) Business Day period, CombinatoRx shall be entitled to deliver to Neuromed one or more counterproposals to such Acquisition Proposal.

(v) Nothing in this Section 6.4 shall prohibit the Board of Directors of Neuromed from making any disclosure to the Neuromed Stockholders, if, in the good faith judgment of the Board of Directors of Neuromed, after consultation with its outside legal counsel, such disclosure would be required to comply with its fiduciary duties under applicable Laws.

(b) No Solicitation by CombinatoRx.

(i) Unless and until this Agreement is terminated in accordance with the provisions of Article VIII, without the prior written consent of Neuromed, none of CombinatoRx, its Subsidiaries or any officer, director, employee, representative, Affiliate, advisor or agent of CombinatoRx or any of its Subsidiaries (each a “CombinatoRx Representative”) shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a CombinatoRx Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a CombinatoRx Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a CombinatoRx Acquisition Proposal, or enter into any agreement or agreement in principle requiring CombinatoRx to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to the approval of the CombinatoRx Stockholder Proposals at the CombinatoRx Stockholder Meeting, CombinatoRx may take the following actions in response to an unsolicited bona fide written

CombinatoRx Acquisition Proposal received after the date hereof that the Board of Directors of CombinatoRx has determined, in good faith, after consultation with its outside counsel and independent financial advisors, constitutes, or would reasonably be expected to lead to, a CombinatoRx Superior Offer: (1) furnish nonpublic information regarding CombinatoRx to the third party making the CombinatoRx Acquisition Proposal (a “CombinatoRx Qualified Bidder”); and (2) engage in discussions or negotiations with the CombinatoRx Qualified Bidder and its representatives with respect to such CombinatoRx Acquisition Proposal; provided that (w) CombinatoRx receives from the CombinatoRx Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit CombinatoRx to comply with the terms of this Section 6.4 (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to Neuromed for informational purposes only), (x) CombinatoRx contemporaneously supplies to Neuromed any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Neuromed, (y) CombinatoRx has not breached this Section 6.4, and (z) the Board of Directors of CombinatoRx determines in good faith, after consultation with its outside legal counsel, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of CombinatoRx under applicable Laws.

(ii) For purposes of this Agreement,

(A) “CombinatoRx Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving CombinatoRx or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of CombinatoRx and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of CombinatoRx (including securities of CombinatoRx currently beneficially owned by such Person); provided, however, that the term “CombinatoRx Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement; and

(B) “CombinatoRx Superior Offer” shall mean an unsolicited bona fide CombinatoRx Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of CombinatoRx Acquisition Proposal being treated as references to “one hundred (100%)” for these purposes) made by a third party that the Board of Directors of CombinatoRx determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such CombinatoRx Acquisition Proposal (including the financing terms and the ability of such third party to finance such CombinatoRx Acquisition Proposal), (1) is more favorable from a financial point of view to the CombinatoRx Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by Neuromed in response to such CombinatoRx Superior Offer pursuant to and in accordance with Section 6.4(b)(iv) or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by CombinatoRx on terms no less favorable to CombinatoRx than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii) Except as otherwise provided in Section 6.4(b)(iv), neither the Board of Directors of CombinatoRx nor any committee of the Board of Directors of CombinatoRx shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to Neuromed, the CombinatoRx Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any CombinatoRx Acquisition Proposal, or make any public statement inconsistent with its recommendation (any action described in this sentence being referred to as a “CombinatoRx Change of Recommendation”).

(iv) Notwithstanding the foregoing, if at any time prior to the approval of the CombinatoRx Stockholder Proposals at the CombinatoRx Stockholder Meeting, CombinatoRx receives a CombinatoRx Acquisition Proposal that the Board of Directors of CombinatoRx concludes in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a CombinatoRx Superior Offer, and the Board of Directors of CombinatoRx determines in good faith (after consultation with outside legal counsel) that such CombinatoRx Change of Recommendation or entry into such definitive agreement would be required to comply with the fiduciary duties of the Board of Directors of CombinatoRx under applicable Laws, the Board of Directors of CombinatoRx may (i) effect a CombinatoRx Change of Recommendation, and/or (ii) enter into a definitive agreement with respect to such CombinatoRx Superior Offer (a “CombinatoRx Acquisition Agreement”) and terminate this Agreement; provided, however that CombinatoRx shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless CombinatoRx has complied with this Section 6.4 and in advance of or concurrently with such termination CombinatoRx pays the fee set forth in Section 8.2(c); provided further, however, that such actions in the foregoing clauses (i) and (ii) may only be taken at a time that is after (A) the fifth (5th) Business Day following Neuromed’s receipt of written notice from CombinatoRx that the Board of Directors of CombinatoRx and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable CombinatoRx Acquisition Proposal) (the “CombinatoRx Subsequent Determination Notice”), and (B) at the end of such period, the Board of Directors of CombinatoRx and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Neuromed and after consultation with CombinatoRx’s outside legal counsel and financial advisors, that such Acquisition Proposal remains a CombinatoRx Superior Offer. During any such five (5) Business Day period, Neuromed shall be entitled to deliver to CombinatoRx one or more counterproposals to such Acquisition Proposal.

(v) Nothing in this Section 6.4 shall prohibit CombinatoRx from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a CombinatoRx Acquisition Proposal, respectively, or from the Board of Directors of CombinatoRx making any disclosure to the CombinatoRx Stockholders if, in the good faith judgment of the Board of Directors of CombinatoRx, after consultation with its outside legal counsel, that taking such action or making such disclosure would be required to comply with its fiduciary duties under applicable Laws.

(c) Both Neuromed and CombinatoRx shall notify the other no later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Neuromed Acquisition Proposal or CombinatoRx Acquisition Proposal, respectively, and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror. Both Neuromed and CombinatoRx shall keep the other informed, on a current basis, of the status and material developments (including any changes to the terms) of such Neuromed Acquisition Proposal or CombinatoRx Acquisition Proposal, respectively.

(d) Neuromed, Neuromed Canada and CombinatoRx shall, and shall cause each of their respective Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Neuromed Acquisition Proposal or CombinatoRx Acquisition Proposal.

6.5 Access to Information. Upon reasonable prior notice and subject to applicable Laws relating to the premerger exchange of information, Neuromed, Neuromed Canada and CombinatoRx (and each of their respective Subsidiaries) shall each afford to the officers, employees, accountants, counsel, and other Representatives of the other, reasonable access without undue interruption, during normal business hours during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to all of its properties, books, contracts, commitments, and records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy Laws). With the prior consent of the other party (which consent shall not be unreasonably withheld or delayed) and subject to applicable Laws relating to the premerger exchange of information, Neuromed and CombinatoRx shall each provide to the other, during normal business hours, with reasonable access to its officers, key employees or accountants. None of Neuromed, Neuromed Canada, CombinatoRx or any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any Laws or binding agreement entered into prior to the date of this Agreement, would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege or would violate or prejudice the rights of third parties. The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

6.6 Employment and Benefit Matters.

(a) Benefits. During the period commencing on the date of this Agreement and ending at the Effective Time, CombinatoRx agrees to consult with Neuromed in good faith with respect to employee transition matters, including the compensation and employee benefits to be provided to Neuromed Employees after the Effective Time. Following the Effective Time, the employees of the Neuromed Entities who remain employed after the Effective Time (the “Neuromed Employees”) will be entitled to participate in either (i) the Neuromed Employee Programs (other than equity-based plans) on the same terms, or terms which in the aggregate provide substantially comparable benefits, as those in effect immediately prior to the Effective Time, (ii) the employee benefit plans of CombinatoRx and its Subsidiaries on substantially the same terms as similarly-situated employees of CombinatoRx and its Subsidiaries or (iii) a combination of (i) and (ii), in each case in the reasonable discretion of CombinatoRx, and CombinatoRx in its reasonable discretion may terminate any of the Neuromed Employee Programs or merge any of the Neuromed Employee Programs with CombinatoRx’s employee benefit plans. Subject to the requirements of applicable Laws and unless such recognition of service would result in a duplication of benefits, CombinatoRx shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of Neuromed Employees with any of the Neuromed Entities attributable to any period before the Effective Time as service rendered to CombinatoRx or the Surviving Corporation for all purposes, including, but not limited to, eligibility to participate, vesting, benefit levels for vacation benefits and the applicability of any minimum waiting periods for participation, excluding for these purposes benefit-accrual under any defined benefit plan. Without limiting the foregoing, CombinatoRx shall not, and shall cause the Surviving Corporation not to, treat any Neuromed Employee as a “new” employee for purposes of any exclusions under any health or similar welfare plan of CombinatoRx or the Surviving Corporation for a pre-existing medical condition, except to the extent such exclusions were applicable under a Neuromed Employee Program immediately prior to the Effective Time.

(b) “At Will” Employment. Except with respect to employees who have entered into employment agreements with any of the Neuromed Entities, and subject to Section 6.6(c) hereof and applicable Laws, the Neuromed Employees who remain employed after the Effective Time shall be considered to be employed by CombinatoRx “at will” and nothing in this Agreement shall be construed to limit the ability of CombinatoRx or the Surviving Corporation to terminate the employment of any such Neuromed Employee at any time.

(c) Continuation of Employment. No provision of this Section 6.6 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of any of the Neuromed Entities in respect of continued employment (or resumed employment) with CombinatoRx, the Surviving Corporation or any of CombinatoRx’s Subsidiaries and no provision of this Section 6.6 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement that may be established by CombinatoRx or any of its Subsidiaries. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of CombinatoRx, Surviving Corporation or any of CombinatoRx’s Subsidiaries.

6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) CombinatoRx and Merger Sub agree that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary, or agent of the Neuromed Entities provided for in the respective organizational documents in effect as of the date hereof, shall continue to be honored and in full force and effect for a period of six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. The Surviving Corporation Charter will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in the Neuromed Charter and Neuromed Bylaws and during such six (6) year period following the Effective Time, CombinatoRx shall not and shall cause the Surviving Corporation not to amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director, officer, employee, fiduciary, or agent of any of the Neuromed Entities in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable Law. From and after the Effective Time, CombinatoRx and the Surviving Corporation also agree, jointly and severally, to indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of the Neuromed Entities in respect of acts or omissions occurring prior to the Effective Time to the extent (i) provided in any written indemnification agreements listed in Section 6.7(a) of the Neuromed Disclosure Schedule between any of the Neuromed Entities and such individuals or (ii) required by the Neuromed Charter or the Neuromed Bylaws, in each case as in effect immediately prior to the Effective Time.

(b) For a period of six years after the Effective Time, CombinatoRx shall maintain in effect the current level and scope of directors’ and officers’ liability insurance as in effect at Neuromed immediately prior to the Effective Time covering those persons who are covered by Neuromed’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 250% of the per annum rate of premium currently paid by Neuromed for such insurance on the date hereof, then CombinatoRx will provide the maximum coverage that will then be available at an annual premium equal to 250% of such rate. Notwithstanding the foregoing, CombinatoRx may satisfy its obligations under this Section 6.7(b) by procuring an equivalent six-year “tail” policy under Neuromed’s existing directors’ and officers’ liability insurance policy, the equivalent annual premium for which “tail” policy shall not exceed 250% of the per annum rate of premium currently paid by Neuromed for directors’ and officers’ liability insurance; provided that if the equivalent annual premium for such “tail” policy exceeds 250% of the per annum rate of premium currently paid by Neuromed for directors’ and officers’ liability insurance, then CombinatoRx will provide the maximum coverage that will then be available at an equivalent annual premium equal to 250% of such rate and in doing so will be deemed to have satisfied its obligations pursuant to this Section 6.7(b).

(c) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Persons indemnified hereby, and his or her heirs and Representatives, and may not be amended, altered or repealed without the written consent of any such Person affected by such amendment, alteration or repeal. The provisions in this Section 6.7 are intended to be in addition to the rights otherwise available to the current directors, officers, employees, fiduciaries and/or agents of the Neuromed Entities by Law, charters, bylaws or agreements.

(d) If CombinatoRx or the Surviving Corporation or any of the successors or assigns of CombinatoRx or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of CombinatoRx or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. Subject to the terms and conditions herein provided, in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall use its or their reasonable best efforts to take, or cause to be taken, all such necessary action as may be reasonably requested by, and at the sole expense of, CombinatoRx.

6.9 Publicity.

(a) On the date this Agreement is executed (or if executed after the close of business, no later than the opening of the NASDAQ Global Market on the next day), Neuromed and CombinatoRx shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby in such form as shall be mutually agreed upon by CombinatoRx and Neuromed.

(b) Neither Neuromed nor CombinatoRx shall issue any other press release or public statement concerning the transactions contemplated by this Agreement without first providing the other with a written copy of the text of such release or statement and obtaining the consent of the other to such release or statement, which consent will not be unreasonably withheld or delayed. The consent provided for in this Section 6.9(b) shall not be required if the delay would preclude the timely issuance of a press release or public statement required by any applicable Laws or listing agreement with or rule of any regulatory body, national securities exchange or association.

(c) Notwithstanding anything in this Section 6.9 to the contrary, (i) Neuromed shall not be required to consult with, or obtain the consent of, CombinatoRx before issuing any press release or making any other public statement with respect to a Neuromed Change of Recommendation that is effected in accordance with Section 6.4(a)(iii), or with respect to Neuromed’s receipt and consideration of any Neuromed Acquisition Proposal; and (ii) CombinatoRx shall not be required to consult with, or obtain the consent of, Neuromed before issuing any press release or making any other public statement with respect to a CombinatoRx Change of Recommendation that is effected in accordance with Section 6.4(b)(iii), or with respect to CombinatoRx’s receipt and consideration of any CombinatoRx Acquisition Proposal.

6.10 Notification of Certain Events. Each of Neuromed and CombinatoRx will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) any litigation relating to, involving or otherwise affecting Neuromed, Neuromed Canada, CombinatoRx, Merger Sub or any of their respective Subsidiaries that relates to the Merger or any of the other transactions contemplated by this Agreement. Neuromed shall give prompt written notice to CombinatoRx of any representation or warranty made by Neuromed or Neuromed Canada contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Neuromed or Neuromed Canada to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any case, if and only to the extent that such untruth or inaccuracy or such failure could reasonably be expected to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. CombinatoRx shall give prompt written notice to Neuromed of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of CombinatoRx or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any case, if and only to the extent that such untruth or inaccuracy or such failure could reasonably be expected to cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.11 Shares Listed. Prior to the Effective Time, CombinatoRx shall use its reasonable best efforts to obtain approval for listing on NASDAQ of the shares of CombinatoRx Common Stock to be issued in the Merger.

6.12 Takeover Statutes. If any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of CombinatoRx and Neuromed and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise take such lawful actions to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

6.13 Section 16 Matters. Prior to the Effective Time, the Board of Directors of CombinatoRx shall approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any acquisitions and/or dispositions of equity securities of CombinatoRx (including derivative securities with respect to equity securities of CombinatoRx) resulting from the transactions contemplated by this Agreement and the Escrow Agreement by each Person who is subject to Section 16 of the Exchange Act with respect to equity securities of CombinatoRx.

6.14 Other Actions by the Parties. Each of CombinatoRx and the Neuromed Entities, at the request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby (including all action reasonably necessary to seek and obtain any and all approvals of any Governmental Authority or other Person required in connection with the Merger; provided, however, that (a) CombinatoRx shall not be obligated to make or consent to any divestiture or operational limitation or activity in connection therewith, or any waiver or modification of any right, or any payment of money or grant of any other commercial concession as a condition to obtaining any such approval and (b) the Neuromed Entities shall not be obligated to make or consent to any divestiture or operational limitation or activity in connection therewith, or any waiver or modification of any right, or any payment of money or grant of any other commercial concession as a condition to obtaining any such approval). Each party agrees to use commercially reasonable best efforts to cause the conditions set forth in Article VII to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

6.15 Reorganization. Notwithstanding anything herein to the contrary, each of Merger Sub, CombinatoRx, Neuromed and Neuromed Canada shall use reasonable best efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. CombinatoRx, Merger Sub, Neuromed, Neuromed Canada and Surviving Corporation shall report, to the extent required by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. CombinatoRx and Neuromed will each make available to the other party and their respective legal counsel copies of all returns requested by the other party.

6.16 Tax Due Diligence. The Neuromed Entities shall promptly deliver to CombinatoRx or its Tax advisors such documents and other materials relating to Tax matters which are reasonably requested by such Person(s). Such documents and materials may include, but not be limited to, correct and complete copies of Tax Returns for any Tax years filed by the Neuromed Entities, private letter rulings, determination letters, closing agreements and other correspondence issued by any Taxing Authority to any of the Neuromed Entities. CombinatoRx and its Subsidiaries shall promptly deliver to Neuromed or its Tax advisors such documents and other materials relating to Tax matters which are reasonably requested by such Person(s). Such documents and materials may include, but not be limited to, correct and complete copies of Tax Returns for any Tax years filed by CombinatoRx and its Subsidiaries, private letter rulings, determination letters, closing agreements and other correspondence issued by any Taxing Authority to any of CombinatoRx and its Subsidiaries.

6.17 FIRPTA Certificate. At Closing, Neuromed shall deliver to CombinatoRx a properly executed letter that complies with Treasury Regulation Section 1.1445-2(c)(3) and 1.897-2(h), and states that shares of Neuromed Common Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying CombinatoRx’s obligations under Treasury Regulation Section 1.1445-2(c)(3) and a form of notice to the IRS in accordance with the requirements of Treasury Regulation Sections 1.897-2(h)(2) and 1.897-2(h)(5), along with written authorization for CombinatoRx to deliver such notice form to the IRS on behalf of Neuromed.

6.18 Directors and Officers.

(a) Prior to the Effective Time, the size of the Board of Directors of CombinatoRx shall be fixed at ten (10) directors, and CombinatoRx shall use its reasonable best efforts to obtain the resignations of all of the directors of CombinatoRx then in office (other than Sally Crawford, Frank Haydu, Michael Kauffman and W. James O’Shea), if necessary, such that, as of the Effective Time, at least five (5) vacancies will exist on the Board of Directors of CombinatoRx; provided that, in the event there are not at least five (5) vacancies on the Board of Directors of CombinatoRx as of immediately prior to the Effective Time, then the size of the Board of Directors of CombinatoRx prior to the Effective Time shall be fixed at such number equal to the product of (x) two and (y) the number of directors of CombinatoRx then in office, provided, further that if there are more than five (5) vacancies on the Board of Directors of CombinatoRx as of immediately prior to the Effective Time, whether as a result of the resignation, retirement or inability to serve of a current director of CombinatoRx or otherwise, CombinatoRx shall have the right to designate another individual or individuals, as the case may be, to fill such excess vacancy or vacancies (but in no event shall the number of directors of CombinatoRx in office as of immediately prior to the Effective Time and the individuals designated by CombinatoRx to fill vacancies constitute more than 50% of the entire Board of Directors of CombinatoRx), which, other than with respect to the appointment of Robert Forrester, shall be subject to Neuromed’s consent, which shall not be unreasonably withheld or delayed. Effective immediately following the Effective Time, CombinatoRx shall cause Mark Corrigan, Todd Foley, Christopher Gallen, William Hunter and Hartley Richardson (collectively, the “Neuromed Nominees”) to be appointed to the Board of Directors of CombinatoRx and shall cause all of the directors to be placed into classes and designated to the committees set forth in Exhibit D hereto; provided that (i) if any Neuromed Nominee is unable or otherwise fails to serve, for any reason, as a director of CombinatoRx immediately following the Effective Time, Neuromed shall have the right to designate another individual to serve as a director of CombinatoRx in place of such Neuromed Nominee, subject to CombinatoRx’s consent, which shall not be unreasonably withheld or delayed; and (ii) if the size of the Board of Directors of CombinatoRx is greater than ten (10) directors as a result of the first proviso in the first sentence of this Section 6.18(a), Neuromed shall have the right to designate additional individuals to serve as directors of CombinatoRx, subject to CombinatoRx’s consent, which shall not be unreasonably withheld or delayed, such that the total number of Neuromed Nominees is equal to the total number of directors of CombinatoRx then in office who have not resigned as of the Effective Time. Each such Neuromed Nominee and each member of the Board of Directors of CombinatoRx at the Effective Time shall (i) meet the criteria provided in CombinatoRx’s Corporate Governance Guidelines, as in effect on the date hereof, and (ii) execute an acknowledgement stating that he or she will be subject to CombinatoRx’s Statement of Company Policy on Insider Trading and Disclosure and Insider Trading Procedures and CombinatoRx’s Corporate Code of Ethics and Conduct, in each case, as in effect on the date hereof with any subsequent amendments to which Neuromed may consent, which consent shall not be unreasonably withheld or delayed.

(b) Immediately following the Effective Time, the officers of CombinatoRx shall include, but not be limited to, Christopher Gallen, who shall be President and Chief Executive Officer, Robert Forrester, who shall be Executive Vice President and Chief Operating Officer, Terrance Snutch, who shall be Senior Vice President and Chief Scientific Officer, Gene Wright, who shall be Senior Vice President and Chief Development Officer, Justin Renz, who shall be Senior Vice President, Chief Financial Officer and Treasurer, and Jason Cole, who shall be Senior Vice President, General Counsel and Secretary; provided that if any such Person is unable or otherwise fails to serve, for any reason, as an officer of CombinatoRx immediately following the Effective Time, the Board of Directors of CombinatoRx shall have the right to designate another individual to serve as an officer of CombinatoRx in place of such Person, subject to Neuromed’s consent, which shall not be unreasonably withheld or delayed.

(c) Effective immediately following the Effective Time, CombinatoRx and the Surviving Corporation shall cause the size and composition of the board of directors of the Surviving Corporation to be identical in size and composition to the board of directors of CombinatoRx after taking into account the requirements and actions set forth in Section 6.18(a), except that the board of directors of the Surviving Corporation shall not be classified.

6.19 Securityholder List. At least two (2) Business Days prior to the Effective Time, Neuromed shall deliver to CombinatoRx a true, correct and complete list, as of that date, of all issued and outstanding shares of the capital stock of Neuromed and Neuromed Canada on a holder-by-holder basis.

6.20 Employee Communications. CombinatoRx and Neuromed will use reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to its employees regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of its employees, and, in any case, any such notice or other communication materials shall comply with applicable Laws.

6.21 Reverse Stock Split; Increase in Authorized CombinatoRx Common Stock. CombinatoRx shall submit to the CombinatoRx Stockholders at the CombinatoRx Stockholder Meeting a proposal to approve and adopt (a) Amendment No. 1 to the CombinatoRx Charter to authorize the Board of Directors of CombinatoRx to effect a reverse stock split of all outstanding shares of CombinatoRx Common Stock at a reverse stock split ratio in the range mutually agreed to by Neuromed and CombinatoRx (the “Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Reverse Stock Split; and (b) Amendment No. 2 to the CombinatoRx Charter to increase the authorized number of shares of CombinatoRx Common Stock from 60,000,000 shares to 200,000,000 shares. Any Reverse Stock Split shall only become effective at a time mutually agreed to by CombinatoRx and Neuromed.

6.22 Blue Sky Compliance. CombinatoRx shall obtain the requisite approvals, if any, of the securities authorities of each jurisdiction in which such approval is required for the issuance of the Merger Consideration.

6.23 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, CombinatoRx, on the one hand, and the Neuromed Entities, on the other hand, shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the other party’s written consent, which will not be unreasonably withheld or delayed.

6.24 CombinatoRx Stock Option Plan Matters. Subject to obtaining CombinatoRx Stockholder Approval, CombinatoRx shall amend the CombinatoRx Stock Option Plans to increase the number of shares that may be issued pursuant to the CombinatoRx Amended and Restated 2004 Incentive Plan from 2,000,000 to 20,000,000 (subject to appropriate adjustment in the event of any stock dividend, stock split or other similar event affecting CombinatoRx Common Stock), and to make such other changes (collectively, the “Option Plan Amendments”) as are set forth in Schedule II hereto. Additionally, between the signing of the Agreement and the Effective Time, CombinatoRx shall commence (within the meaning of Rule 14d-2 under the Exchange Act) an exchange offer (the “Exchange Offer”) for certain outstanding and unexercised CombinatoRx Stock Options for a value-to-value repricing as is set forth in

Schedule III hereto. The Exchange Offer will be conditioned upon, among other things, obtaining CombinatoRx Stockholder Approval and the Closing of the Merger, and will be closed immediately following the Effective Time.

6.25 Headquarters. Immediately following the Effective Time, the headquarters of CombinatoRx shall continue to be located in Cambridge, Massachusetts.

6.26 Approval of Neuromed Canada F Exchangeable Shares. Neuromed and Neuromed Canada shall each use its reasonable best efforts to (i) obtain as promptly as practicable all necessary approvals of the shareholders of Neuromed Canada at the Neuromed Canada Special Meeting under applicable Laws and under the Neuromed Canada Charter to approve and adopt the Neuromed Canada Amended Charter and (ii) forthwith thereafter effect the Neuromed Canada Amended Charter. Within twelve (12) Business Days after the date of this Agreement, Neuromed Canada shall send the Special Meeting Notice to all of its shareholders, which notice shall comply with the requirements of the Neuromed Canada Charter and all applicable Laws. The Neuromed Canada Special Meeting shall be conducted in compliance with the requirements of the Neuromed Canada Charter and all applicable Laws. From and after the execution of this Agreement, Neuromed and Neuromed Canada will maintain in full force and effect the Neuromed Canada Voting Agreements. Within two (2) Business Days after receipt of the required approvals by the shareholders of Neuromed Canada, Neuromed Canada shall make all necessary filings under applicable Laws to effect the Neuromed Canada Amended Charter and shall, within one (1) Business Day after the receipt of the Neuromed Canada Amended Charter from the Registrar of Companies (British Columbia), deliver to CombinatoRx a copy of the effective Neuromed Canada Amended Charter. From and after the effectiveness of the Neuromed Canada Amended Charter, Neuromed shall (i) reserve sufficient shares of Neuromed Canada F Exchangeable Shares to permit the conversion of all of the Neuromed Canada Notes pursuant to the terms of the Neuromed Notes Amendment Agreement and (ii) reserve sufficient shares of Neuromed Canada Special Voting Shares to permit the conversion of the Neuromed U.S. Notes pursuant to the terms of the Neuromed Notes Amendment Agreement.

ARTICLE VII - CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment (or waiver in writing if permissible under applicable Laws) at or prior to the Effective Time of the following conditions:

(a) Neuromed Stockholder Approval. This Agreement shall have been adopted and approved by the requisite affirmative vote of the holders of shares of outstanding capital stock of Neuromed present or represented by proxy at the Neuromed Stockholder Meeting in accordance with applicable Laws (the “Neuromed Stockholder Approval”).

(b) CombinatoRx Stockholder Approvals. The CombinatoRx Stockholder Proposals shall have been approved by the requisite affirmative vote of the holders of shares of CombinatoRx Common Stock present and or represented by proxy at the CombinatoRx Stockholder Meeting in accordance with applicable Laws (the “CombinatoRx Stockholder Approvals”).

(c) No Injunctions or Illegality. (i) There shall not be threatened, instituted or pending any Order, injunction, or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, (including but not limited to any suit, action or proceeding in which a Governmental Authority of competent jurisdiction is seeking to impose, by means of any Order or otherwise, an Adverse Regulatory Condition), and (ii) no statute, rule, regulation, order, injunction, or decree shall have been enacted, issued, entered, promulgated, or enforced by any Governmental Authority that prohibits, or makes illegal consummation of the Merger.

(d) Effective Registration Statement; Proxy Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC or any Governmental Authority.

(e) Antitrust. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and/or the Competition Act (Canada) shall have been terminated or expired, and (ii) all other required approvals under any Antitrust Laws applicable to the Merger shall have been obtained or any applicable waiting period thereunder shall have been terminated or expired.

7.2 Conditions to the Obligations of CombinatoRx and Merger Sub. The obligation of CombinatoRx and Merger Sub to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Laws), at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Each representation and warranty of Neuromed and Neuromed Canada contained in this Agreement (i) shall have been true and correct (without regard to any qualification or exception relating to materiality or Neuromed Material Adverse Effect) as of the date of this Agreement except as, individually or in the aggregate, does not constitute a Neuromed Material Adverse Effect and (ii) shall be true and correct (without regard to any qualification or exception relating to materiality or Neuromed Material Adverse Effect) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except as, individually or in the aggregate, does not constitute a Neuromed Material Adverse Effect as of the Closing Date; provided, however, representations and warranties of Neuromed and Neuromed Canada which address matters only as of a particular date, need only be true and correct as of such particular date (subject to the qualifications regarding Neuromed Material Adverse Effect and all material respects in the preceding clause), it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Neuromed Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.

(b) Performance of Obligations of Neuromed Entities. Each of Neuromed and Neuromed Canada shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CombinatoRx and Merger Sub shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Neuromed to such effect.

(c) No Neuromed Material Adverse Effect. Since the date of this Agreement, there shall not have been a Neuromed Material Adverse Effect that has occurred and is continuing.

(d) Approval of Neuromed Canada F Exchangeable Shares. The Neuromed Canada Amended Charter shall be effective after having been duly and validly adopted and approved at the Neuromed Canada Special Meeting.

7.3 Conditions to the Obligations of Neuromed and Neuromed Canada. The obligation of Neuromed and Neuromed Canada to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Laws), at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Each representation and warranty of CombinatoRx or Merger Sub contained in this Agreement (i) shall have been true and correct (without regard to any qualification or exception relating to materiality or CombinatoRx Material Adverse Effect) as of the date of this Agreement except as, individually or in the aggregate, does not constitute a CombinatoRx Material Adverse Effect and (ii) shall be true and correct (without regard to any qualification or exception relating to materiality or CombinatoRx Material Adverse Effect) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except as, individually or in the aggregate, does not constitute a CombinatoRx Material Adverse Effect as of the Closing Date; provided, however, CombinatoRx’s representations and warranties which address matters only as of a particular date, need only be true and correct as of such particular date (subject to the qualifications regarding CombinatoRx Material Adverse Effect in the preceding clause), it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the CombinatoRx Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.

(b) Performance of Obligations of CombinatoRx and Merger Sub. CombinatoRx and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Neuromed shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of CombinatoRx and Merger Sub to such effect.

(c) No CombinatoRx Material Adverse Effect. Since the date of this Agreement, there shall not have been a CombinatoRx Material Adverse Effect that has occurred and is continuing.

(d) Reporting Issuer Status. CombinatoRx (i) shall be a reporting issuer under the Securities Act (British Columbia) and received the Seasoning Waiver or, if it has not received the BCSC Order and the Seasoning Waiver, shall have cleared with the BCSC a prospectus for filing as a (final) prospectus with the BCSC immediately after the Effective Time, and (ii) shall not be in default of any of the requirements thereunder or under other applicable Canadian securities Laws.

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(d), by written notice from the terminating party to the other parties), whether before or after the approval by the Boards of Directors and stockholders of Neuromed and CombinatoRx,

(a) by mutual written consent duly authorized by the Boards of Directors of CombinatoRx and Neuromed;

(b) by either CombinatoRx or Neuromed by action of the respective Board of Directors of CombinatoRx or Neuromed at any time prior to the Effective Time:

(i) if the Merger shall not have been consummated by March 31, 2010 (the “Termination Date”);

(ii) if any non-appealable, final Order permanently enjoining, restraining or otherwise prohibiting the Merger is issued by a Governmental Authority; or

(iii) if the Neuromed Stockholder Approval or the CombinatoRx Stockholder Approvals shall not have been obtained by reason of the failure to obtain the requisite vote; and

provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has materially breached its obligations under this Agreement in any manner and such breach shall have proximately caused the occurrence of the event which gave rise to the termination right under this Section 8.1(b);

(c) by CombinatoRx, if:

(i) the Board of Directors of Neuromed shall have made a Neuromed Change of Recommendation;

(ii) there has been a breach of any representation, warranty, covenant or agreement made by Neuromed or Neuromed Canada in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured within the earlier of: (x) the Termination Date; and (y) thirty (30) days after written notice thereof has been given by CombinatoRx to Neuromed;

(iii) in connection with entering into a definitive agreement to effect a CombinatoRx Superior Offer; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(c)(iii), CombinatoRx shall have complied in all respects with Section 6.4 and paid the Termination Fee pursuant to Section 8.2(c); or

(iv) the Neuromed Canada Amended Charter is not effective prior to August 31, 2009 after having been duly and validly adopted and approved at the Neuromed Canada Special Meeting; and

(d) by Neuromed, if:

(i) the Board of Directors of CombinatoRx shall have made a CombinatoRx Change of Recommendation;

(ii) there has been a breach of any representation, warranty, covenant or agreement made by CombinatoRx in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured within the earlier of: (x) the Termination Date; and (y) thirty (30) days after written notice thereof has been given by Neuromed to CombinatoRx; or

(iii) in connection with entering into a definitive agreement to effect a Neuromed Superior Offer; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(d)(iii), Neuromed shall have complied in all respects with Section 6.4 and paid the Termination Fee pursuant to Section 8.2(b).

8.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any fraud or willful breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.2 shall survive the termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms.

(b) Neuromed shall pay CombinatoRx:

(i) the Termination Fee in the event of the termination of this Agreement pursuant to:

(A) Section 8.1(c)(i); or

(B) Section 8.1(d)(iii); or

(ii) all reasonable costs and expenses (including attorneys’ fees) of CombinatoRx incurred in connection with this Agreement and the transactions contemplated hereby in the event of the termination of this Agreement pursuant to Section 8.1(c)(iv), provided that such payment shall not exceed $500,000.

Neuromed acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the Merger and the transactions contemplated by this Agreement, and that, without these agreements, CombinatoRx and Merger Sub would not enter into this Agreement; accordingly, if Neuromed fails to promptly pay the Termination Fee pursuant to Section 8.2(b)(i) or the costs and expenses pursuant to Section 8.2(b)(ii), and, in order to obtain such payment, CombinatoRx or Merger Sub commences a suit that results in a judgment against Neuromed for the payment set forth in this Section 8.2(b) or any portion of such payment, Neuromed shall pay to CombinatoRx or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit.

(c) CombinatoRx shall pay Neuromed the Termination Fee in the event of the termination of this Agreement pursuant to:

(i) Section 8.1(d)(i); or

(ii) Section 8.1(c)(iii).

CombinatoRx acknowledges that the agreements contained in this Section 8.2(c) are an integral part of the Merger and the transactions contemplated by this Agreement, and that, without these agreements, Neuromed and Neuromed Canada would not enter into this Agreement; accordingly, if CombinatoRx fails to promptly pay the Termination Fee pursuant to this Section 8.2(c), and, in order to obtain such payment, Neuromed or Neuromed Canada commences a suit that results in a judgment against CombinatoRx for the fee set forth in this Section 8.2(c) or any portion of such fee, CombinatoRx shall pay to Neuromed or Neuromed Canada its costs and expenses (including attorneys’ fees) in connection with such suit.

(d) The amounts payable pursuant to Section 8.2(b)(i)(A), 8.2(b)(ii) or Section 8.2(c)(i), in each such case, shall be paid by wire transfer of immediately available funds within three (3) Business Days after the termination of this Agreement pursuant to Article VIII, and the fee payable pursuant to Section 8.2(b)(i)(B) or Section 8.2(c)(ii), in each such case, shall be paid by wire transfer of immediately available funds concurrently with the termination of this Agreement, in each case to the accounts specified in Schedule IV hereto.

(e) Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that any fee becomes payable pursuant to Section 8.2 and is paid by either Neuromed or CombinatoRx, such fee shall be the other party’s sole and exclusive remedy for monetary damages under this Agreement, other than damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2(a).

8.3 Amendment. Subject to compliance with applicable Laws, this Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after the Neuromed Stockholder Approval and the CombinatoRx Stockholder Approvals; provided, however, that after the Neuromed Stockholder Approval and/or the CombinatoRx Stockholder Approvals, no amendment of this Agreement shall be made, that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of Neuromed and/or CombinatoRx, without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Neuromed Stockholder Approval and/or the CombinatoRx Stockholder Approvals, no extension or waiver of this Agreement or any portion thereof shall be made, that by Law requires further approval by the stockholders of Neuromed and/or CombinatoRx, without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX - MISCELLANEOUS

9.1 Stockholder Representative.

(a) The Stockholder Representative is hereby designated to act as the representative, agent and attorney-in-fact for each of the Neuromed Stockholders and their successors and assigns in accordance with this Section 9.1, effective as of immediately prior to the Effective Time, for all purposes under the Escrow Agreement, and the Stockholder Representative, by its signature to this Agreement, agrees to serve in such capacity.

(b) In its capacity as Stockholder Representative, the Stockholder Representative shall have the power and authority to take such actions from and after the Effective Time on behalf of each of the Neuromed Stockholders as the Stockholder Representative, in its sole judgment, may deem to be in the best interests of the Neuromed Stockholders or otherwise appropriate on all matters related to or arising from the Escrow Agreement without having to seek or obtain the consent of any Person under any circumstance. Such powers shall include, without limitation:

(i) executing and delivering the Escrow Agreement and all certificates, consents and other documents contemplated by the Escrow Agreement or as may be necessary or appropriate to effect the transactions contemplated by the Escrow Agreement;

(ii) giving and receiving notices and other communications relating to the Escrow Agreement, including objecting to or disputing any release or disbursement of Escrow Shares pursuant to the Escrow Agreement;

(iii) taking or refraining from taking any actions (whether by negotiation, settlement, litigation, arbitration or otherwise) to resolve or settle all matters and disputes arising out of or related to the Escrow Agreement and the performance or enforcement of the obligations, duties and rights pursuant to the Escrow Agreement;

(iv) taking all actions necessary or appropriate in connection with the Escrow Agreement;

(v) engaging attorneys, accountants, financial and other advisors, paying agents and other Persons necessary or appropriate, in the sole discretion of the Stockholder Representative, in the performance of its duties under the Escrow Agreement;

(vi) entering into any amendment to, or granting any waiver under, the Escrow Agreement after the Effective Time; and

(vii) taking all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of any of the foregoing.

(c) The power of attorney appointing the Stockholder Representative as attorney-in-fact is coupled with an interest and the death or incapacity of any Neuromed Stockholder shall not terminate or diminish the authority and agency of the Stockholder Representative.

(d) Should Kurt C. Wheeler or any replacement Stockholder Representative resign or be unable to serve, the holders of a majority-in-interest of the Escrow Shares may designate any other Neuromed Stockholder immediately prior to the Effective Time to serve as the replacement Stockholder Representative, subject to the prior written consent of CombinatoRx, which shall not be unreasonably withheld or delayed, provided that such Neuromed Stockholder designated by the holders of a majority-in-interest of the Escrow Shares shall have executed and delivered to each of the other parties hereto a counterpart to this Agreement, solely in its capacity as the replacement Stockholder Representative. The decisions and actions of such replacement Stockholder Representative shall be, for all purposes, those of the Stockholder Representative as if originally named herein.

(e) Each Neuromed Stockholder forever voluntarily releases and discharges the Stockholder Representative and its representatives, successors and assigns, from any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs), whether known or unknown, anticipated or unanticipated, arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Stockholder Representative pursuant to the terms of the Escrow Agreement, except to the extent it can be demonstrated that the Stockholder Representative was grossly negligent.

(f) The Neuromed Stockholders shall jointly and severally indemnify the Stockholder Representative and hold it harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties under the Escrow Agreement. The Stockholder Representative may receive reimbursement directly from the Neuromed Stockholders (or, at the discretion of the Stockholder Representative, from any distribution to the Neuromed Stockholders to be made under the Escrow Agreement) for any and all expenses, charges and liabilities, including attorneys’ fees, reasonably incurred by the Stockholder Representative in the performance or discharge of its rights and obligations under the Escrow Agreement.

(g) From the Effective Time through the termination of the Escrow Agreement, the Stockholder Representative shall have access to information about CombinatoRx and its Subsidiaries and the reasonable assistance of CombinatoRx’s employees, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, in each case solely to the extent that such information or assistance is reasonably necessary for the Stockholder Representative to the perform its duties and exercise its rights under the Escrow Agreement; provided, that the Stockholder Representative shall treat confidentially and not use or disclose to anyone any nonpublic information from or about CombinatoRx or any of its Subsidiaries (except for disclosures on a need to know basis to individuals who agree to treat such information confidentially under terms of a confidentiality agreement reasonably acceptable to CombinatoRx, disclosures to legal counsel or as otherwise required to enforce the Escrow Agreement).

(h) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Representative under the Escrow Agreement shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Neuromed Stockholders and shall be final, binding and conclusive upon each such Neuromed Stockholder; and each Neuromed Stockholder, CombinatoRx and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction under the Escrow Agreement as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Neuromed Stockholder.

9.2 Survival. This Article IX and the agreements of Neuromed, Neuromed Canada, CombinatoRx, Merger Sub and Stockholder Representative contained in paragraph (c) of Section 2.1 (Conversion of Securities), Section 2.3 (Exchange Procedures), paragraph (c) of Section 2.5 (Escrow Arrangement), Section 2.7 (Neuromed Management Incentive Shares), Section 6.1(d), Section 6.6 (Employment and Benefit Matters), Section 6.7 (Directors’ and Officers’ Indemnification and Insurance), Section 6.8 (Additional Agreements), Section 6.15 (Reorganization) and Section 6.18 (Directors and Officers) shall survive the consummation of the Merger. The Confidentiality Agreement, this Article IX and the agreements of Neuromed, Neuromed Canada, CombinatoRx and Merger Sub contained in Section 9.3 (Expenses) and Section 8.2 (Effect of Termination and Abandonment) shall survive the termination of this

Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement and shall thereafter be null and void and have no further effect.

9.3 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated and whether or not this Agreement is terminated.

9.4 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery), mailed by prepaid registered or certified mail (return receipt requested), or by facsimile transmission (providing confirmation of transmission) addressed as follows:

(a)	If to CombinatoRx or Merger Sub, to:

CombinatoRx, Incorporated

245 First Street

Third Floor

Cambridge, Massachusetts 02142

Facsimile No.: (617) 301-7460

Attention:    Robert Forrester

                    Jason F. Cole, Esq.

with required copies to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Facsimile No.: (617) 523-1231

Attention:    Stuart M. Cable, Esq.

                    Joseph L. Johnson III, Esq.

(b)	If to Neuromed or Neuromed Canada, to:

Neuromed Pharmaceuticals Inc.

2389 Health Sciences Mall

Suite 301

Vancouver, British Columbia

Canada V6T 1Z4

Facsimile No.: (604) 909-2532

Attention: Christopher Gallen

with required copies to:

DuMoulin Black LLP

10th Floor, 595 Howe Street

Vancouver, British Columbia V6C 2T5

Facsimile No.: (604) 687-3635

Attention: J. Douglas Seppala

and

WilmerHale 60 State Street

Boston, Massachusetts 02109

Facsimile No.: (617) 526-5000

Attention:   Jay E. Bothwick, Esq.

                   Peter N. Handrinos, Esq.

(c)	If to Stockholder Representative, to:

Kurt C. Wheeler

c/o Clarus Ventures, LLC

801 Gateway Boulevard, Suite 410

South San Francisco, CA 94080

Facsimile No.: (650) 238-5001

with required copies to:

WilmerHale 60 State Street

Boston, Massachusetts 02109

Facsimile No.: (617) 526-5000

Attention:   Jay E. Bothwick, Esq.

                   Peter N. Handrinos, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so delivered (if delivered personally) or on the date of confirmation of receipt; provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

9.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No provision of this Agreement shall be construed to require Neuromed, Neuromed Canada, CombinatoRx, Merger Sub or

Stockholder Representative, or any of their respective Subsidiaries or Affiliates to take any action that would violate applicable Laws, rule, or regulation. Unless otherwise indicated, all sums of money referred to in this Agreement, including references to “dollars” or “$”, are expressed in lawful money of the United States of America.

9.6 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Laws, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the CombinatoRx Disclosure Schedule, the Neuromed Disclosure Schedule, the Confidentiality Agreement, the Voting Agreements, the Registration Rights Agreement, the Escrow Agreement and any documents delivered by the parties in connection herewith, constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of CombinatoRx, Merger Sub, Neuromed, Neuromed Canada and Stockholder Representative hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts, and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

9.10 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.11 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement, except with respect to the following sections of this Agreement (in each case, only after the Closing): (i) Section 2.7 (Neuromed Management Incentive Shares), (ii) Section 6.15 (Reorganization), (iii) Section 6.7 (Directors’ and Officers’ Indemnification and Insurance) and (iv) Section 6.18 (Directors and Officers).

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

9.13 WAIVER OF JURY TRIAL. EACH OF COMBINATORX, MERGER SUB, NEUROMED, NEUROMED CANADA AND STOCKHOLDER REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF COMBINATORX, MERGER SUB, NEUROMED, NEUROMED CANADA OR STOCKHOLDER REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.14 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“Action” means any suit, arbitration, cause of action, claim, criminal prosecution, non-routine investigation, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority or before any arbitrator or other tribunal.

“Adverse Regulatory Condition” shall mean any prohibition, limitation or restraint on CombinatoRx’s ability to (i) own, control, direct, manage, or operate or to retain or change any portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of any of the Neuromed Entities from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of CombinatoRx or its Subsidiaries, including, in each case, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein or (ii) vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the recitals.

“Amendment No. 1 to the CombinatoRx Charter” means the amendment to the CombinatoRx Charter to effect the Reverse Stock Split.

“Amendment No. 2 to the CombinatoRx Charter” means the amendment to the CombinatoRx Charter to increase the authorized number of shares of CombinatoRx Common Stock from 60,000,000 shares to 200,000,000 shares.

“Antitrust Laws” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

“Appraisal Rights Provisions” shall have the meaning ascribed thereto in Section 2.4(a) hereof.

“BCSC” shall have the meaning ascribed thereto in Section 6.1(c).

“BCSC Order” shall have the meaning ascribed thereto in Section 6.1(c).

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in the State of New York or the Province of British Columbia.

“Canadian GAAP” shall mean generally accepted accounting principles and practices in effect from time to time in Canada applied consistently throughout the period involved.

“Certificate” and “Certificates” shall have the meanings ascribed thereto in Section 2.1(d) hereof.

“Certificate of Merger” shall have the meaning ascribed thereto in Section 1.2 hereof.

“CFR” means the Code of Federal Regulations.

“Closing” shall have the meaning ascribed thereto in Section 1.3 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 1.3 hereof.

“Code” shall have the meaning ascribed thereto in the recitals.

“CombinatoRx” shall have the meaning ascribed thereto in the recitals.

“CombinatoRx 2009 SEC Reports” shall mean CombinatoRx’s Annual Report on Form 10-K filed with the SEC on March 16, 2009 and amended on April 30, 2009, CombinatoRx’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2009, and CombinatoRx’s Current Reports on Form 8-K filed with the SEC on January 5, 2009, January 28, 2009, March 4, 2009, May 4, 2009, May 6, 2009, May 7, 2009, May 19, 2009, May 20, 2009, May 27, 2009, June 2, 2009, June 3, 2009, June 10, 2009 and June 12, 2009, excluding, in each case, all statements in sections entitled “Risk Factors” and “Forward-Looking Statements”.

“CombinatoRx Acquisition Agreement” shall have the meaning ascribed thereto in Section 6.4(b)(iv) hereof.

“CombinatoRx Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.2(b)(ii)(A) hereof.

“CombinatoRx Ancillary Lease Documents” shall mean all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of CombinatoRx Leased Real Property that materially affect or may materially affect the tenancy at any CombinatoRx Leased Real Property.

“CombinatoRx Balance Sheet” means the consolidated balance sheet of CombinatoRx as of December 31, 2008 contained in the CombinatoRx Form 10-K.

“CombinatoRx Business” means the business of CombinatoRx and any Subsidiary as currently conducted and currently proposed to be conducted.

“CombinatoRx Bylaws” shall mean the Amended and Restated By-laws of CombinatoRx.

“CombinatoRx Change of Recommendation” shall have the meaning ascribed thereto in Section 6.4(b)(iii) hereof.

“CombinatoRx Charter” shall mean the Sixth Amended and Restated Certificate of Incorporation, as amended, of CombinatoRx.

“CombinatoRx Common Stock” shall mean the common stock, $0.001 par value per share, of CombinatoRx.

“CombinatoRx Contingent Workers” shall have the meaning ascribed thereto in Section 4.14(b) hereof.

“CombinatoRx Contracts” shall have the meaning ascribed thereto in Section 4.15 hereof.

“CombinatoRx Copyrights” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

“CombinatoRx Deemed Outstanding Shares” shall mean an amount equal to (i) the Total Outstanding CombinatoRx Common Stock plus (ii) the Qualified CombinatoRx Stock Options.

“CombinatoRx Disclosure Schedule” shall have the meaning ascribed thereto in Article IV hereof.

“CombinatoRx Employee Programs” shall have the meaning ascribed thereto in Section 4.13(a) hereof.

“CombinatoRx Financial Statements” shall have the meaning ascribed thereto in Section 4.6(d) hereof.

“CombinatoRx Form 10-K” means the Annual Report on Form 10-K of CombinatoRx for the period ended December 31, 2008, as amended through the date hereof, filed with the SEC.

“CombinatoRx Intellectual Property Assets” means all Intellectual Property Assets owned by CombinatoRx or used or held for use by CombinatoRx in the CombinatoRx Business and all CombinatoRx Products. “CombinatoRx Intellectual Property Assets” includes, without limitation, CombinatoRx Patents, CombinatoRx Marks, CombinatoRx Copyrights and CombinatoRx Trade Secrets.

“CombinatoRx Leased Real Property” shall mean the real property leased, subleased or licensed by CombinatoRx, or any Subsidiary thereof, that is related to or used in connection with the CombinatoRx Business, and the real property leased, subleased or licensed by CombinatoRx or any Subsidiary thereof, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by CombinatoRx or any Subsidiary thereof, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“CombinatoRx Leases” shall mean the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of CombinatoRx Leased Real Property.

“CombinatoRx Licenses-In” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

“CombinatoRx Licenses-Out” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

“CombinatoRx Marks” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

“CombinatoRx Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of CombinatoRx and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a CombinatoRx Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect CombinatoRx and its Subsidiaries, taken as a whole; (ii) changes in or affecting the industries in which CombinatoRx operates to the extent they do not disproportionately affect CombinatoRx and its Subsidiaries, taken as a whole, in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of Neuromed or expressly required by this Agreement; (v) any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of CombinatoRx or its Subsidiaries in respect of CombinatoRx Products or any other product candidates; and (vi) continued losses from operations or decreases in cash balances of CombinatoRx or any of its Subsidiaries or on a consolidated basis among CombinatoRx and its Subsidiaries; or (b) prevent or materially delay the ability of CombinatoRx and Merger Sub to consummate the transactions contemplated by this Agreement, in each case when viewed on a long-term or short-term basis.

“CombinatoRx Owned Real Property” shall mean the real property in which CombinatoRx or any of its Subsidiaries has any fee title (or equivalent).

“CombinatoRx Patents” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

“CombinatoRx Permits” shall have the meaning ascribed thereto in Section 4.11(a) hereof.

“CombinatoRx Preferred Stock” shall have the meaning ascribed thereto in Section 4.2(a) hereof.

“CombinatoRx Products” shall mean Synavive.

“CombinatoRx Qualified Bidder” shall have the meaning ascribed thereto in Section 6.4(b)(i) hereof.

“CombinatoRx Recommendation” shall have the meaning ascribed thereto in Section 6.2(b)(ii) hereof.

“CombinatoRx Regulatory Agency” shall have the meaning ascribed thereto in Section 4.11(a) hereof.

“CombinatoRx Representative” shall have the meaning ascribed thereto in Section 6.4(b)(i) hereof.

“CombinatoRx Restricted Stock Awards” shall mean awards to purchase restricted common stock issued under the CombinatoRx Stock Option Plans.

“CombinatoRx SEC Reports” shall have the meaning ascribed thereto in Section 4.6(a) hereof.

“CombinatoRx Stockholder Approvals” shall have the meaning ascribed thereto in Section 7.1(b) hereof.

“CombinatoRx Stockholder Meeting” shall have the meaning ascribed thereto in Section 6.2(b)(i) hereof.

“CombinatoRx Stockholder Proposals” shall have the meaning ascribed thereto in Section 6.2(b)(i) hereof.

“CombinatoRx Stockholders” shall mean the holders of CombinatoRx Common Stock immediately prior to the Effective Time.

“CombinatoRx Stock Option Plans” shall mean the Amended and Restated 2000 Stock Option Plan and the Amended and Restated 2004 Incentive Plan.

“CombinatoRx Stock Options” shall mean options to purchase CombinatoRx Common Stock issued under any of the CombinatoRx Stock Option Plans.

“CombinatoRx Subsequent Determination Notice” shall have the meaning ascribed thereto in Section 6.4(b)(iv) hereof.

“CombinatoRx Superior Offer” shall have the meaning ascribed thereto in Section 6.4(b)(ii)(B) hereof.

“CombinatoRx Trade Secrets” shall have the meaning ascribed thereto in Section 4.19(k) hereof.

“CombinatoRx Warrants” shall mean, collectively, (i) the warrant issued to General Electric Capital Corporation on September 15, 2004 to purchase up to 8,892 shares of CombinatoRx Common Stock, (ii) the warrant issued to General Electric Capital Corporation on June 28, 2005 to purchase up to 471 shares of CombinatoRx Common Stock, (iii) the warrant issued to Silicon Valley Bank on April 25, 2001 to purchase up to 10,019 shares of CombinatoRx Common Stock, (iv) the warrant issued to Lighthouse Capital Partners IV, L.P. and Lighthouse Capital Partners V, L.P. on September 7, 2004 to purchase up to 51,870 shares of CombinatoRx Common Stock and (v) the warrant issued to BioMedical Sciences Investment Fund Pte Ltd on August 19, 2005 to purchase up to 25,000 shares of CombinatoRx Common Stock.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between CombinatoRx and Neuromed dated as of January 11, 2008.

“Copyrights” shall have the meaning ascribed thereto in the definition of “Intellectual Property Assets” in this Section 9.14.

“Court” means any court, arbitration tribunal or judicial body of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Delaware Courts” shall have the meaning ascribed thereto in Section 9.9 hereof.

“DGCL” shall have the meaning ascribed thereto in the recitals.

“Dissenting Shares” shall have the meaning ascribed thereto in Section 2.4(a) hereof.

“Dissenting Stockholders” shall have the meaning ascribed thereto in Section 2.4(a) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Employee Program” shall mean (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other written employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

“Encumbrance” shall mean any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, license, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against either CombinatoRx or Neuromed, as the case may be, or any Subsidiary, stockholder or Affiliate thereof, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Environment” shall mean soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” shall mean all Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource

Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local laws as in effect on the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning ascribed thereto in Sections 3.13(x)(ii) and 4.13(h)(ii) hereof, as applicable.

“Escrow Agent” shall have the meaning ascribed thereto in Section 2.5(a) hereof.

“Escrow Agreement” shall have the meaning ascribed thereto in the recitals.

“Escrow Shares” shall have the meaning ascribed thereto in Section 2.5(d) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company designated by CombinatoRx and reasonably satisfactory to Neuromed.

“Exchange Fund” shall have the meaning ascribed thereto in Section 2.3(a) hereof.

“Exchange Offer” shall have the meaning ascribed thereto in Section 6.24 hereof.

“FDA Approval Date” shall have the meaning ascribed thereto in Schedule A to the Escrow Agreement.

“FDA” shall have the meaning ascribed thereto in Section 3.11(a) hereof.

“FDCA” shall have the meaning ascribed thereto in Section 3.11(a) hereof.

“Firm Shares” shall mean a number of shares of CombinatoRx Common Stock equal to the product of (i) the quotient of 3 divided by 7 and (ii) the amount by which (A) the CombinatoRx Deemed Outstanding Shares exceeds (B) the total number of Neuromed Management Incentive Shares.

“Form S-4” shall have the meaning ascribed thereto in Section 6.1(a) hereof.

“GAAP” shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” shall mean any U.S., Canadian or other foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Material” shall mean any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Health Care Law” shall have the meaning ascribed thereto in Section 3.11(b) hereof.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Holdback Shares” shall have the meaning ascribed thereto in Section 2.5(a).

“Indebtedness” shall mean Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (d) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (e) under leases required to be accounted for as capital leases under GAAP, or (f) guarantees relating to any such Liabilities. Notwithstanding the foregoing, for all purposes hereunder, Indebtedness shall not include any payables between the Neuromed Entities, and guarantees, if any, among the Neuromed Entities in connection with transfer pricing arrangements.

“Initial Merger Consideration” shall have the meaning ascribed thereto in Section 2.1(c)(i) hereof.

“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Investigational New Drug Application” shall mean an investigational new drug application or its equivalent filed with the FDA.

“IRS” shall mean the Internal Revenue Service.

“Law” or “Laws” shall mean any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.

“Leased Real Property” shall mean the Neuromed Leased Real Property and/or CombinatoRx Leased Real Property.

“Liabilities” shall mean all debts, obligations and other liabilities of any kind or nature (whether known, unknown, accrued, or not accrued, absolute or contingent, liquidated or unliquidated, due or to become due, asserted or unasserted or otherwise).

“Marks” shall have the meaning ascribed thereto in the definition of “Intellectual Property Assets” in this Section 9.14.

“Merger” shall have the meaning ascribed thereto in the recitals.

“Merger Consideration” shall have the meaning ascribed thereto in Section 2.1(c)(ii) hereof.

“Merger Sub” shall have the meaning ascribed thereto in the recitals.

“Merger Sub Bylaws” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Merger Sub Charter” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Merger Sub Common Stock” shall have the meaning ascribed thereto in Section 2.1(a) hereof.

“Milestone Shares” shall have the meaning ascribed thereto in Section 2.1(c)(ii) hereof.

“Multiemployer Plan” shall mean an employee pension benefit plan described in Section 4001(a)(3) of ERISA.

“NASDAQ” shall refer to, individually or collectively, The NASDAQ Stock Market, The NASDAQ Global Market, The NASDAQ Global Select Market and The NASDAQ Capital Market (or any successor entities thereto) and any other exchange now or later existing under the control of The NASDAQ OMX Group, Inc.

“Neuromed” shall have the meaning ascribed thereto in the recitals.

“Neuromed Acquisition Agreement” shall have the meaning ascribed thereto in Section 6.4(a)(iv) hereof.

“Neuromed Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.4(a)(ii)(A) hereof.

“Neuromed Ancillary Lease Documents” shall mean all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of Neuromed Leased Real Property that materially affect or may materially affect the tenancy at any Neuromed Leased Real Property.

“Neuromed Balance Sheet” shall have the meaning ascribed thereto in Section 3.6(a) hereof.

“Neuromed Bridge Warrants” shall mean the Neuromed Warrants issued to the holders of the Neuromed Notes pursuant to the terms of that Purchase Agreement, dated as of February 25, 2009, among Neuromed, Neuromed Canada and the holders of the Neuromed Notes.

“Neuromed Business” means the business of the Neuromed Entities as currently conducted and currently proposed to be conducted.

“Neuromed Bylaws” shall have the meaning ascribed thereto in Section 3.1(a) hereof.

“Neuromed Canada” shall have the meaning ascribed thereto in the recitals.

“Neuromed Canada Amended Charter” shall mean the amendment to and/or restatement of the Neuromed Canada Charter in the form previously disclosed to CombinatoRx, which shall, among other things create the Neuromed Canada F Exchangeable Shares as a new class of Neuromed Canada Exchangeable Shares.

“Neuromed Canada Charter” shall mean the notice of articles and articles of Neuromed Canada, as amended from time to time.

“Neuromed Canada A Exchangeable Shares” shall mean collectively the Neuromed Canada A-1 Exchangeable Shares and the Neuromed Canada A-2 Exchangeable Shares.

“Neuromed Canada A-1 Exchangeable Shares” shall mean the Series A-1 Exchangeable shares of Neuromed Canada.

“Neuromed Canada A-2 Exchangeable Shares” shall mean the Series A-2 Exchangeable shares of Neuromed Canada.

“Neuromed Canada B Exchangeable Shares” shall mean collectively the Neuromed Canada B-1 Exchangeable Shares and the Neuromed Canada B-2 Exchangeable Shares.

“Neuromed Canada B-1 Exchangeable Shares” shall mean the Series B-1 Exchangeable shares of Neuromed Canada.

“Neuromed Canada B-2 Exchangeable Shares” shall mean the Series B-2 Exchangeable shares of Neuromed Canada.

“Neuromed Canada C Exchangeable Shares” shall mean collectively the Neuromed Canada C-1 Exchangeable Shares and the Neuromed Canada C-2 Exchangeable Shares.

“Neuromed Canada C-1 Exchangeable Shares” shall mean the Series C-1 Exchangeable shares of Neuromed Canada.

“Neuromed Canada C-2 Exchangeable Shares” shall mean the Series C-2 Exchangeable shares of Neuromed Canada.

“Neuromed Canada Common Exchangeable Shares” shall mean the Common Exchangeable shares of Neuromed Canada.

“Neuromed Canada D Exchangeable Shares” shall mean collectively the Neuromed Canada D-1 Exchangeable Shares and the Neuromed Canada D-2 Exchangeable Shares.

“Neuromed Canada D-1 Exchangeable Shares” shall mean the Series D-1 Exchangeable shares of Neuromed Canada.

“Neuromed Canada D-2 Exchangeable Shares” shall mean the Series D-2 Exchangeable shares of Neuromed Canada.

“Neuromed Canada E Exchangeable Shares” shall mean the Class E Exchangeable Preferred Shares of Neuromed Canada.

“Neuromed Canada F Exchangeable Shares” shall mean the Class F Exchangeable Preferred Shares of Neuromed Canada to be created by the Neuromed Canada Amended Charter.

“Neuromed Canada Employee Programs” means all plans, arrangements, agreements, programs, policies or practices (whether written or oral, formal or informal, funded or unfunded, insured or self-insured, registered or unregistered) to which Neuromed Canada is a party or by which Neuromed Canada is bound or under which Neuromed Canada has any liability or contingent liability or which has any application to Neuromed Canada’s employees (including directors, officers, retired employees, employees on leave, former employees, individuals working on contract with Neuromed Canada or other individuals providing services to Neuromed Canada of a kind normally provided by employees) or their dependants or beneficiaries and consisting of or relating to, as the case may be, any one or more of the following:

(a) retirement savings or pensions, including without limitation any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, or supplemental pension or retirement plan;

(b) any bonus, incentive pay or compensation, performance compensation, deferred compensation, profit sharing or deferred profit sharing, share purchase, stock option, stock appreciation, stock purchase, phantom stock, vacation or vacation pay, sick pay, severance or termination pay, employee loans or separation from service benefits, or other type of plan or arrangement providing for compensation or benefits additional to base pay or salary; and

(c) disability or wage continuation benefits during periods of absence from work (including short-term disability, long-term disability and worker’s compensation benefits) or any other benefit, including without limitation supplemental unemployment, hospitalization, health, medical/dental, disability, life insurance, death or survivor benefits, employment insurance, vacation pay, severance or termination pay, and fringe benefits;

and includes all statutory plans with which Neuromed Canada is required to comply (including, without limitation, the Canada Pension Plan or Québec Pension Plan and plans administered pursuant to applicable provincial health tax, workers compensation and employment insurance legislation).

“Neuromed Canada Exchangeable Shares” shall mean collectively Neuromed Canada Common Exchangeable Shares, Neuromed Canada A Exchangeable Shares, Neuromed Canada B Exchangeable Shares, Neuromed Canada C Exchangeable Shares, Neuromed Canada D Exchangeable Shares and Neuromed Canada F Exchangeable Shares.

“Neuromed Canada New Common Shares” shall mean the New Common shares of Neuromed Canada.

“Neuromed Canada Non-Voting Preferred Shares” shall mean the Non-Voting Preferred shares of Neuromed Canada.

“Neuromed Canada Notes” shall mean the Convertible Promissory Notes issued by Neuromed Canada on February 25, 2009.

“Neuromed Canada Special Meeting” shall mean the meeting of the shareholders of Neuromed Canada held to obtain required approvals of the Neuromed Canada Amended Charter.

“Neuromed Canada Special Voting Shares” shall mean the special voting shares of Neuromed Canada.

“Neuromed Canada Stock Options” shall mean options to purchase units issued under the Neuromed Stock Option Plan (Canada).

“Neuromed Canada Voting Agreements” shall mean the voting agreements entered into by and among Neuromed Canada and certain of its shareholders, dated as of or prior to the date hereof, in connection with the Neuromed Notes Amendment Agreement pursuant to which, among other things, such shareholders have agreed, subject to the terms thereof, to vote or cause to be voted all of the shares of each class and series of Neuromed Canada held of record or beneficially owned by such shareholder in favor of the adoption and approval of the Neuromed Canada Amended Charter.

“Neuromed Change of Recommendation” shall have the meaning ascribed thereto in Section 6.4(a)(iii) hereof.

“Neuromed Charter” shall have the meaning ascribed thereto in Section 3.1(a) hereof.

“Neuromed Common Stock” shall mean the shares of common stock, $0.000001 par value per share, of Neuromed.

“Neuromed Contingent Workers” shall have the meaning ascribed thereto in Section 3.14(b) hereof.

“Neuromed Contracts” shall have the meaning ascribed thereto in Section 3.15 hereof.

“Neuromed Copyrights” shall have the meaning ascribed thereto in Section 3.19(a) hereof.

“Neuromed Disclosure Schedule” shall have the meaning ascribed thereto in Article III hereof.

“Neuromed Employee Programs” shall have the meaning ascribed thereto in Section 3.13(a) hereof.

“Neuromed Employees” shall have the meaning ascribed thereto in Section 6.6(a) hereof.

“Neuromed Entities” shall mean Neuromed, Neuromed Canada and each of their Subsidiaries.

“Neuromed Entity” shall mean any of Neuromed, Neuromed Canada or any of their Subsidiaries.

“Neuromed Financial Statements” shall have the meaning ascribed thereto in Section 3.6(a) hereof.

“Neuromed Intellectual Property Assets” means all Intellectual Property Assets owned by any of the Neuromed Entities or used or held for use by any of the Neuromed Entities in the Neuromed Business and all Neuromed Products. “Neuromed Intellectual Property Assets” includes, without limitation, Neuromed Products, Neuromed Patents, Neuromed Marks, Neuromed Copyrights and Neuromed Trade Secrets.

“Neuromed Leased Real Property” shall mean the real property leased, subleased or licensed by any Neuromed Entity that is related to or used in connection with the Neuromed Business, and the real property leased, subleased or licensed by any Neuromed Entity as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by any Neuromed Entity, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Neuromed Leases” shall mean the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of Neuromed Leased Real Property.

“Neuromed Licenses-In” shall have the meaning ascribed thereto in Section 3.19(a) hereof.

“Neuromed Licenses-Out” shall have the meaning ascribed thereto in Section 3.19(a) hereof.

“Neuromed Management Incentive Shares” means the shares of CombinatoRx Common Stock, if any, issuable upon conversion of the awards provided for in the equity incentive plan adopted by Neuromed pursuant to Section 2.7 and assumed by CombinatoRx at the Effective Time, which number shall not exceed three percent (3%) of the CombinatoRx Deemed Outstanding Shares.

“Neuromed Marks” shall have the meaning ascribed thereto in Section 3.19(a) hereof.

“Neuromed Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Neuromed Entities, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Neuromed Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Neuromed Entities, taken as a whole; (ii) changes in or affecting the industries in which the Neuromed Entities operate to the extent they do not disproportionately affect the Neuromed Entities, taken as a whole, in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of CombinatoRx or Merger Sub or expressly required by this Agreement; (v) any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of any of the Neuromed Entities in respect of Neuromed Products or any other product candidates; and (vi) continued losses from operations or decreases in cash balances of any Neuromed Entity or on a consolidated basis among all Neuromed Entities; or (b) prevent or materially delay the ability of Neuromed and Neuromed Canada to consummate the transactions contemplated by this Agreement, in each case when viewed on a long-term or short-term basis.

“Neuromed Nominees” shall have the meaning ascribed thereto in Section 6.18(a) hereof.

“Neuromed Notes” shall mean the Neuromed Canada Notes and the Neuromed U.S. Notes.

“Neuromed Notes Amendment Agreement” shall mean the convertible promissory note amending agreement among the holders of Neuromed Securities pursuant to which, among other things, the Neuromed Notes are amended so as to provide for their conversion into Neuromed Series F or Neuromed Canada F Exchangeable Shares in the form previously disclosed to CombinatoRx.

“Neuromed Owned Real Property” shall mean the real property in which any Neuromed Entity has any fee title (or equivalent).

“Neuromed Patents” shall have the meaning ascribed thereto in Section 3.19(a) hereof.

“Neuromed Permits” shall have the meaning ascribed thereto in Section 3.11(a) hereof.

“Neuromed Preferred Stock” shall mean collectively Neuromed Series Preferred, Neuromed Special Common Stock and Neuromed Special Series Voting Stock.

“Neuromed Products” shall mean Exalgo (hydromorphone HCI) Extended–Release Tablets (CII).

“Neuromed Qualified Bidder” shall have the meaning ascribed thereto in Section 6.4(a)(i) hereof.

“Neuromed Recommendation” shall have the meaning ascribed thereto in Section 6.2(a)(ii) hereof.

“Neuromed Regulatory Agency” shall have the meaning ascribed thereto in Section 3.11(a) hereof.

“Neuromed Representative” shall have the meaning ascribed thereto in Section 6.4(a)(i) hereof.

“Neuromed Securities” shall mean all outstanding Neuromed Common Stock, Neuromed Preferred Stock, Neuromed Canada Exchangeable Shares, Neuromed Canada Special Voting Shares, Neuromed Stock Options, Neuromed Warrants, Neuromed Notes and other securities of Neuromed or Neuromed Canada.

“Neuromed Series A-1” shall mean the Series A-1 Preferred Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Series A-2” shall mean the Series A-2 Preferred Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Series B-1” shall mean the Series B-1 Preferred Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Series B-2” shall mean the Series B-2 Preferred Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Series C-1” shall mean the Series C-1 Preferred Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Series C-2” shall mean the Series C-2 Preferred Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Series D-1” shall mean the Series D-1 Preferred Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Series D-2” shall mean the Series D-2 Preferred Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Series E” shall mean the Series E Preferred Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Series F” shall mean the Series F Redeemable Preferred Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Series Preferred” shall mean collectively Neuromed Series A-1, Neuromed Series A-2, Neuromed Series B-1, Neuromed Series B-2, Neuromed Series C-1, Neuromed Series C-2, Neuromed Series D-1, Neuromed Series D-2 and Neuromed Series F.

“Neuromed Special A-1” shall mean the Series A-1 Special Voting Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Special A-2” shall mean the Series A-2 Special Voting Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Special B-1” shall mean the Series B-1 Special Voting Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Special B-2” shall mean the Series B-2 Special Voting Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Special C-1” shall mean the Series C-1 Special Voting Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Special C-2” shall mean the Series C-2 Special Voting Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Special D-1” shall mean the Series D-1 Special Voting Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Special D-2” shall mean the Series D-2 Special Voting Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Special E” shall mean the Series E Special Voting Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Special F” shall mean the Series F Special Voting Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Special Common Stock” shall mean the Common Special Voting Stock, par value $0.000001 per share, of Neuromed.

“Neuromed Special Series Voting Stock” shall mean collectively Neuromed Special A-1, Neuromed Special A-2, Neuromed Special B-1, Neuromed Special B-2, Neuromed Special C-1, Neuromed Special C-2, Neuromed Special D-1, Neuromed Special D-2 and Neuromed Special F.

“Neuromed Stockholder Approval” shall have the meaning ascribed thereto in Section 7.1(a) hereof.

“Neuromed Stockholder Meeting” shall have the meaning ascribed thereto in Section 6.2(a)(i) hereof.

“Neuromed Stockholders” shall mean the holders of the capital stock of Neuromed immediately prior to the Effective Time.

“Neuromed Stock Option Plan (Canada)” shall mean Neuromed’s Joint Stock Option Plan (Non-U.S. Residents), as amended.

“Neuromed Stock Option Plan (U.S.)” shall mean Neuromed’s 2003 Joint Stock Option Plan (U.S. Residents), as amended.

“Neuromed Stock Option Plans” shall mean the Neuromed Stock Option Plan (U.S.) and the Neuromed Stock Option Plan (Canada).

“Neuromed Stock Options” shall mean Neuromed Canada Stock Options and Neuromed U.S. Stock Options.

“Neuromed Subsequent Determination Notice” shall have the meaning ascribed thereto in Section 6.4(a)(iv) hereof.

“Neuromed Superior Offer” shall have the meaning ascribed thereto in Section 6.4(a)(ii)(B) hereof.

“Neuromed Trade Secrets” shall have the meaning ascribed thereto in Section 3.19(k) hereof.

“Neuromed U.S. Notes” shall mean the Convertible Promissory Notes issued by Neuromed on February 25, 2009.

“Neuromed U.S. Stock Options” shall mean options to purchase units issued under the Neuromed Stock Option Plan (U.S.).

“Neuromed Warrants” shall mean warrants to purchase units of capital stock of Neuromed and Neuromed Canada.

“New Certificates” shall have the meaning ascribed thereto in Section 2.3(a) hereof.

“Option Plan Amendments” shall have the meaning ascribed thereto in Section 6.24 hereof.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Patents” shall have the meaning ascribed thereto in the definition of “Intellectual Property Assets” in this Section 9.14.

“Permitted Encumbrance” shall mean (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or being contested in good faith by appropriate proceedings, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (iii) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property leased by any of the Neuromed Entities and being transferred to CombinatoRx or Merger Sub at Closing which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, and (iv) with respect to Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Leased Real Property which are not attributable to any of the Neuromed Entities. Notwithstanding the foregoing, any Encumbrances for Indebtedness of any of the Neuromed Entities as of the Closing will not be a Permitted Encumbrance.

“Person” shall mean any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“PHSA” shall have the meaning ascribed thereto in Section 3.11(a).

“Pre-Closing Period” shall have the meaning ascribed thereto in Section 5.1 hereof.

“Proxy Statement” shall have the meaning ascribed thereto in Section 6.1(a) hereof.

“Qualified CombinatoRx Stock Options” shall mean the total number of shares of CombinatoRx Common Stock subject to or issuable upon the exercise of all CombinatoRx Stock Options with an exercise price less than $1.30 per share (as adjusted for any stock split or other similar event affecting CombinatoRx Common Stock) that are outstanding immediately prior to the Effective Time; provided, however that “Qualified CombinatoRx Stock Options” shall not in any circumstances include any option issued pursuant to the Exchange Offer in respect of any CombinatoRx Stock Options with an exercise price as of the date hereof equal to or greater than $1.30 per share (as adjusted for any stock split or other similar event affecting CombinatoRx Common Stock).

“Registration Rights Agreement” shall have the meaning ascribed thereto in the recitals.

“Registration Statement” shall have the meaning ascribed thereto in Section 6.1(a) hereof.

“Regulation” means any rule or regulation of any Governmental Authority.

“Related Party Transaction” shall have the meaning ascribed thereto in Section 3.21 hereof.

“Release” shall mean any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Representatives” shall mean the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of Neuromed, Neuromed Canada, CombinatoRx, Merger Sub or any of their respective Subsidiaries, as the case may be.

“Reverse Stock Split” shall have the meaning ascribed thereto in Section 6.21(a) hereof.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“Seasoning Waiver” shall have the meaning ascribed thereto in Section 6.1(c).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A-E Approval” shall mean, in respect of any matter, the Series A-E Holders holding at least sixty percent (60%) of the votes attaching to the Neuromed Series Preferred and Neuromed Special Series Voting Stock (other than Neuromed Special F) then outstanding (voting together as a single class and not as a separate series of stock) have approved of such matter in accordance with the Neuromed Charter, provided, however, that if at the time the approval is sought, one (1) Series A-E Holder (or a group of non-arm’s length Series A-E Holders) holds at least sixty percent (60%) of the Neuromed Series Preferred (other than Neuromed Series F) and Neuromed Special Series Voting Stock (other than Neuromed Special F), such approval must include at least two (2) Series A-E Holders who are arm’s length to each other.

“Series A-E Holders” shall mean the registered holders of Neuromed Series Preferred and Neuromed Special Series Voting Stock.

“Special Meeting Notice” shall mean the notice of the Neuromed Canada Special Meeting sent to all shareholders of Neuromed Canada.

“Stockholder Representative” shall have the meaning ascribed thereto in the recitals.

“Subsidiary” or “Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Surviving Corporation” shall have the meaning ascribed thereto in Section 1.1 hereof.

“Surviving Corporation Bylaws” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Surviving Corporation Charter” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Tax” or “Taxes” shall mean any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, payroll, pension, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, capital stock and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not, and shall also include any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Taxing Authority” shall mean any Governmental Authority responsible for the imposition of any Tax.

“Tax Return” shall mean any report, return, document, declaration, election, schedule or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Termination Date” shall have the meaning ascribed thereto in Section 8.1(b)(i) hereof.

“Termination Fee” shall mean $1,500,000.

“Third Party IP Assets” shall have the meaning ascribed thereto in Section 3.19(f) hereof.

“Total Outstanding CombinatoRx Common Stock” shall mean an amount equal to the total number of outstanding shares of CombinatoRx Common Stock immediately prior to the Effective Time, which, for the avoidance of doubt, will exclude all shares of CombinatoRx Common Stock issued as Merger Consideration pursuant to the terms of this Agreement.

“Trade Secrets” shall have the meaning ascribed thereto in the definition of “Intellectual Property Assets” in this Section 9.14.

“U.S.” shall mean the United States.

“Voting Agreement” and “Voting Agreements” shall have the meanings ascribed thereto in the recitals.

“WARN Act” shall have the meaning ascribed thereto is Section 3.14(b) hereof.

[Remainder of Page has Intentionally Been Left Blank]

IN WITNESS WHEREOF, CombinatoRx, Merger Sub, Neuromed, Neuromed Canada and Stockholder Representative have caused this Agreement and Plan of Merger to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

COMBINATORX, INCORPORATED

By:	/s/ Robert Forrester
Name:	Robert Forrester
Title:	Executive Vice President and
Chief Financial Officer

PAWSOX, INC.

By:	/s/ Jason F. Cole
Name:	Jason F. Cole
Title:	President

NEUROMED PHARMACEUTICALS INC.

By:	/s/ Christopher C. Gallen
Name:	Christopher C. Gallen
Title:	Chief Executive Officer

NEUROMED PHARMACEUTICALS LTD.

By:	/s/ Christopher C. Gallen
Name:	Christopher C. Gallen
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

/s/ Kurt C. Wheeler
Name:	Kurt C. Wheeler, solely in his capacity as Stockholder Representative

The following Exhibit and Schedules to the Agreement and Plan of Merger have been omitted or partially omitted in accordance with Item 601(b)(2) of Regulation S-K.

EXHIBIT
Exhibit D	CombinatoRx Board of Directors’ Committees and Classes

SCHEDULES
Schedule I	Allocation of Merger Consideration

Schedules II	Option Plan Amendments

Schedule III	Option Exchange Program

Schedule IV	Wire Instructions

Neuromed Disclosure Schedule

CombinatoRx Disclosure Schedule

CombinatoRx will furnish supplementally a copy of any omitted or partially omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that CombinatoRx may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.